Exhibit 10.7
Execution Version
FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into effective as of April 14, 2025, by and among GREEN PLAINS INC., an Iowa corporation (“Holdings”), GREEN PLAINS FINANCE COMPANY LLC, a Delaware limited liability company (“GP Finco”), GREEN PLAINS GRAIN COMPANY LLC, a Delaware limited liability company (“Green Plains Grain”), GREEN PLAINS TRADE GROUP LLC, a Delaware limited liability company (“Green Plains Trade” and, together with GP Finco, Green Plains Grain and each other Subsidiary of Holdings who joins as a “Borrower” under the Credit Agreement from time to time, collectively, the “Borrowers” and each, individually, a “Borrower”), the Lenders party hereto, and ING CAPITAL LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, “Agent”).
WITNESSETH:
WHEREAS, Agent, the Lenders, Holdings and the Borrowers, entered into that certain Loan and Security Agreement, dated as of March 25, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date of this Amendment, the “Existing Loan Agreement”, and as amended, restated, amended and restated, supplemented or otherwise modified from time to time from and after the date hereof (including as amended hereby), the “Amended Loan Agreement”);
WHEREAS, the Loan Parties have requested certain modifications to the Existing Loan Agreement, and Agent and the Lenders have agreed to such modifications upon the terms and conditions hereafter set forth; and
NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth herein and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.Definitions. Except as otherwise expressly specified herein, all capitalized terms not defined herein shall have the meanings given to such terms in the Amended Loan Agreement.
Section 2.Amendments to the Existing Loan Agreement.
2.1.Effective as of the First Amendment Effective Date (as defined below), the Existing Loan Agreement is hereby amended (a) to delete the stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked pages of the Existing Loan Agreement (and to the extent provided in Exhibit A hereto, the exhibits, schedules and appendices to the Existing Loan Agreement) attached hereto as Exhibit A hereto and made a part hereof for all purposes.
Section 3.Ratification. Each Loan Party has read this Amendment and consents to the terms hereof and further acknowledges and confirms that all of its obligations under the Amended Loan Agreement and other Loan Documents (as amended by this Amendment), including in its capacity as a Borrower or Guarantor (as set forth on the signature page hereto), are in full force and effect and are performable in accordance with their respective terms without setoff, defense, counter-claim or claims in recoupment. Each Loan Party further confirms that the term “Obligations”, as used in the Existing Loan Agreement, shall include all Obligations of the Loan Parties under the Amended Loan Agreement, any promissory notes issued under the Amended Loan Agreement and each other Loan Document.
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Section 4.No Waiver. Nothing contained in this Amendment, or any other communication between or among Agent, the Lenders and any Loan Party, shall be construed as a waiver by Agent or the Lenders of any covenant or provision of the Amended Loan Agreement, the Existing Loan Agreement, the other Loan Documents, this Amendment or any other contract or instrument between or among any Loan Party, Agent and/or the Lenders, and the failure of Agent and/or the Lenders at any time or times hereafter to require strict performance by any Loan Party of any provision thereof shall not waive, affect or diminish any right of Agent and/or the Lenders to thereafter demand strict compliance therewith. Nothing contained in this Amendment shall directly or indirectly in any way whatsoever either: (i)  impair, prejudice or otherwise adversely affect Agent’s or any Lender’s right at any time to exercise any right, privilege or remedy in connection with the Existing Loan Agreement, the Amended Loan Agreement or any other Loan Documents, each as amended hereby, (ii) except as expressly provided in this Amendment, amend or alter any provision of the Existing Loan Agreement or any other Loan Documents or any other contract or instrument, or (iii) constitute any course of dealings or other basis for altering any obligation of any Loan Party under the Existing Loan Agreement, the Amended Loan Agreement or any other Loan Documents or any right, privilege or remedy of Agent or any Lender under the Existing Loan Agreement, the Amended Loan Agreement, any other Loan Documents or any other contract or instrument. Agent and the Lenders hereby reserve all rights granted under the Existing Loan Agreement, the Amended Loan Agreement, the other Loan Documents, this Amendment and any other contract or instrument between or among any Loan Party, Agent and the Lenders.
Section 5.Representations and Warranties. Each Loan Party represents and warrants to Agent and the Lenders the following (after giving effect to this Amendment): (i) there does not exist any Default or Event of Default that is continuing, (ii) all representations and warranties of each Loan Party contained in the Loan Agreement and the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the First Amendment Effective Date except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date and (iii) all necessary corporate or organizational actions shall have been taken by each Loan Party to authorize the execution, delivery, and performance of this Amendment.
Section 6.Conditions to Effectiveness. The effectiveness of this Amendment is expressly conditioned upon the satisfaction or waiver of the following conditions precedent (the date on which all such conditions have been so satisfied or waived by Agent, the “First Amendment Effective Date”; it being agreed that the determination as to whether each condition has been satisfied may be made in Agent’s sole discretion, all of which shall be satisfactory in form and substance to Agent):
6.1.Agent shall have received a counterpart signature page (whether the same or different counterparts) to this Amendment duly executed and delivered by each Loan Party and Lenders constituting Requisite Lenders;
6.2.Agent shall have received a counterpart signature page to that certain fee letter, dated as of the date hereof, by and between Agent and the Borrowers (the “First Amendment Fee Letter”);
6.3.all necessary corporate or organizational actions shall have been taken by each Loan Party to authorize the execution, delivery, and performance of this Amendment; and
6.4.the Loan Parties shall have paid to Agent (a) all fees required to be paid pursuant to the First Amendment Fee Letter and (b) all other costs, fees and expenses (including, without limitation, legal fees and expenses of attorneys, consultants and other advisors) due and payable pursuant to or in connection with this Amendment; provided that an invoice of such expenses shall have been presented no less than two (2) Business Days prior to the First Amendment Effective Date.
The Loan Parties shall be deemed to represent and warrant to Agent and the Lenders that the foregoing conditions in this Section 6 have been satisfied (unless otherwise waived in writing or deferred in writing by Agent) upon the release of their respective signatures to this Amendment.
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Section 7.Post-Closing Obligation. As a material inducement to Agent and the Lenders party hereto entering into and performing their respective obligations under this Amendment, the Borrowers hereby agree that within five (5) Business Days after the First Amendment Effective Date (or such later date as agreed to by Agent at its sole option), the Borrowers shall deliver or cause to be delivered to Agent a duly executed copy of that certain Ethanol Marketing Agreement by and between Green Plains Trade and Eco-Energy, LLC, a Tennessee limited liability company, which Ethanol Marketing Agreement shall be in substantially the same form as the draft thereof most recently furnished to Agent before the First Amendment Effective Date. Each Borrower hereby acknowledges and agrees that the failure of the Borrowers to comply with or otherwise perform the obligation set forth in this Section 7 shall, immediately upon the expiration of the time provided herein for the performance of such obligation (as such time may be extended, if elected by Agent), constitute an Event of Default under the Amended Loan Agreement.
Section 8.Miscellaneous.
8.1.Except as otherwise expressly provided in this Amendment, (i) the Existing Loan Agreement shall continue in full force and effect, and (ii) the terms and conditions of the Existing Loan Agreement are expressly incorporated herein and ratified and confirmed in all respects. This Amendment is not intended to be or to create, nor shall it be construed as, a novation or an accord and satisfaction. From and after the First Amendment Effective Date, references to the Existing Loan Agreement in each Loan Document shall be references to the Amended Loan Agreement. The Lenders party hereto hereby direct and instruct Agent to execute and deliver this Amendment and all documents to be executed in connection herewith, and to induce Agent to execute and deliver this Amendment and the other applicable documents, each Lender ratifies and confirms its obligations under, and the immunities and exculpatory provisions accruing to Agent under, the terms of the Existing Loan Agreement and the other Loan Documents and agrees that, as of the date hereof, such obligations, immunities and other provisions are without setoff, counterclaim, defense or recoupment. This Amendment shall constitute a Loan Document.
8.2.Each Loan Party hereby ratifies and confirms the Liens and security interests granted under the Existing Loan Agreement and the other Loan Documents and further ratifies and agrees that such Liens and security interests secure the Obligations.
8.3.This Amendment constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. Neither this Amendment nor any provision hereof may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the parties required to be a party thereto pursuant to Section 9.4 of the Amended Loan Agreement.
8.4.This Amendment may be executed in any number of counterparts (including by facsimile or as a .pdf attachment), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.
8.5.If any term or provision of this Amendment is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of this Amendment which shall be given effect so far as possible.
8.6.THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AMENDED LOAN AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AMENDED LOAN AGREEMENT.
8.7.This Amendment shall be binding upon and inure to the benefit of each Loan Party, Agent and the Lenders and their respective successors and assigns, provided that any assignment by any Lender shall be subject to the provisions of Article X of the Amended Loan Agreement and that no Loan Party shall have the right to assign any rights hereunder or any interest herein without Agent’s
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and each Lenders prior written consent. Except as provided in the preceding sentence, no Person shall be entitled to any third-party beneficiary status or other rights under this Amendment.
[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.
HOLDINGS:    GREEN PLAINS INC.

By: /s/ Will Joekel
Name:     Will Joekel
Title:     VP & Treasurer

BORROWERS:    GREEN PLAINS FINANCE COMPANY LLC

By: /s/ Will Joekel
Name:     Will Joekel
Title:     VP & Treasurer

GREEN PLAINS GRAIN COMPANY LLC

By: /s/ Will Joekel
Name:     Will Joekel
Title:     VP & Treasurer

GREEN PLAINS TRADE GROUP LLC

By: /s/ Will Joekel
Name:     Will Joekel
Title:     VP & Treasurer

[Signature Page to First Amendment to Loan and Security Agreement]

AGENT:    ING CAPITAL LLC

By:    /s/ Renata Medeiros
Name:    Renata Medeiros
Title:    Director

By:    /s/ Jeffrey Geisbauer
Name:    Jeffrey P. Geisbauer
Title:    Director

LENDERS:    ING CAPITAL LLC

By:    /s/ Renata Medeiros
Name:    Renata Medeiros
Title:    Director

By:    /s/ Jeffrey Geisbauer
Name:    Jeffrey P. Geisbauer
Title:    Director

[Signature Page to First Amendment to Loan and Security Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:    /s/ Jeffrey Kessler
Name:    Jeffrey H. Kessler
Title:    Senior Vice President
[Signature Page to First Amendment to Loan and Security Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:    /s/ Jose A. Rosado
Name:    Jose A. Rosado
Title:    Senior Vice President

[Signature Page to First Amendment to Loan and Security Agreement]

BANK OF AMERICA, N.A.

By:    /s/ James Glavin
Name:    James Glavin
Title:    Vice President

[Signature Page to First Amendment to Loan and Security Agreement]

BMO BANK N.A.

By:    /s/ Brandon D. Mason
Name:    Brandon D. Mason
Title:    Managing Director

[Signature Page to First Amendment to Loan and Security Agreement]

FIRST HORIZON BANK

By:    /s/ Michael Shipman
Name:    Michael Shipman
Title:    Senior Vice President

[Signature Page to First Amendment to Loan and Security Agreement]

COBANK, ACB

By:    /s/ Kaleb Curtis
Name:    Kaleb Curtis
Title:    Lead Relationship Manager

[Signature Page to First Amendment to Loan and Security Agreement]

FARM CREDIT SERVICES OF AMERICA, PCA

By:    /s/ Jeremy Gall
Name:    Jeremy Gall
Title:    Managing Director

[Signature Page to First Amendment to Loan and Security Agreement]

MACQUARIE BANK LIMITED

By:    /s/ Paul Weston
Name:    Paul Weston
Title:    Managing Director

By:    /s/ Lizzy Dexter
Name:    Lizzy Dexter
Title:    Managing Director
[Signature Page to First Amendment to Loan and Security Agreement]

Exhibit A

Amended Loan Agreement

[See attached.]

Conformed Version through the First Amendment to Loan and Security Agreement

LOAN AND SECURITY AGREEMENT

Dated as of March 25, 2022

among

GREEN PLAINS INC.,
as a Guarantor,

GREEN PLAINS FINANCE COMPANY LLC,
GREEN PLAINS GRAIN COMPANY LLC, and
GREEN PLAINS TRADE GROUP LLC
as Borrowers,

ING CAPITAL LLC,
as Agent,

and

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME
PARTY HERETO,
as Lenders

ING CAPITAL LLC,
as Sole Bookrunner and Sustainability Structuring Agent,

ING CAPITAL LLC,
PNC CAPITAL MARKETS LLC,
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
BANK OF AMERICA, N.A. and
BMO HARRIS BANK, N.A.,
as Joint Lead Arrangers,

PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Documentation Agent

TABLE OF CONTENTS
SECTION 1    DEFINITIONS AND ACCOUNTING TERMS    1
1.1    Certain Defined Terms    1
1.2    UCC Defined Terms    43
1.3    Accounting Terms    43
1.4    Other Definitional Provisions    43
1.5    Divisions    44
1.6    Rates    44
SECTION 2    LOANS AND COLLATERAL    44
2.1    Loans    44
2.2    Interest    52
2.3    Fees    54
2.4    Prepayments    55
2.5    Term of this Agreement    57
2.6    Termination or Reduction of Commitments    57
2.7    Payments Generally    57
2.8    Yield Protection    58
2.9    Taxes    59
2.10    Determining Rates; Illegality    61
2.11    Mitigation Obligations; Replacement of Lenders    62
2.12    Compensation    63
2.13    Benchmark Replacement Setting    64
2.14    Margin Adjustment and Unused Commitment Fee Adjustment    65
2.15    Uncommitted Accordion    68
SECTION 3    CONDITIONS TO LOANS    69
3.1    Conditions to Initial Loans and Lender Letters of Credit    69
3.2    Additional Conditions to All Loans and Lender Letters of Credit    72
SECTION 4    REPRESENTATIONS AND WARRANTIES.    72
4.1    Organization, Powers, Capitalization    72
4.2    Authorization of Borrowing, No Conflict    73
4.3    Financial Condition    73
4.4    Indebtedness and Liabilities    73
4.5    [Reserved]    73
4.6    Names and Locations    73
4.7    Title to Properties; Liens    74
4.8    Litigation; Adverse Facts    74
4.9    Payment of Taxes    74
4.10    Performance of Agreements    74
4.11    ERISA Compliance    74
4.12    Broker’s Fees    75
4.13    Environmental Compliance    75
4.14    Solvency    75
4.15    Disclosure    76
4.16    Insurance    76
4.17    Compliance with Laws; Government Authorizations; Consents    76
i

4.18    Employee Matters    77
4.19    Governmental Regulation    77
4.20    No Defaults    77
4.21    Margin Stock    77
4.22    Amendment of Schedules    77
4.23    Sanctions; Anti-Corruption Laws    77
4.24    Beneficial Ownership Certification    78
4.25    Material Contracts    78
SECTION 5    AFFIRMATIVE COVENANTS    78
5.1    Financial Statements and Other Reports    78
5.2    Maintenance of Properties    78
5.3    Further Assurances    78
5.4    Maintenance of Insurance    78
5.5    Use of Proceeds and Margin Security    78
5.6    Maintenance of Records and Books of Account    79
5.7    Preservation of Existence    79
5.8    Compliance with Laws    79
5.9    Tax Certificates    79
5.10    [Reserved]    79
5.11    Inspection    79
5.12    KYC Information; Beneficial Ownership    79
5.13    Sanctions; Anti-Corruption Laws    80
5.14    Post-Closing Obligations    80
SECTION 6    FINANCIAL COVENANTS    80
SECTION 7    NEGATIVE COVENANTS.    80
7.1    Indebtedness and Liabilities    81
7.2    Guaranties    82
7.3    Transfers, Liens and Related Matters    82
7.4    Investments and Loans    83
7.5    Restricted Payments    84
7.6    Restriction on Fundamental Changes    84
7.7    Organizational Documents    85
7.8    Transactions with Affiliates    85
7.9    Conduct of Business    86
7.10    Use of Proceeds    86
7.11    Fiscal Year; Accounting Changes    86
7.12    Investment Accounts    86
7.13    Warehouse Receipts Non-Negotiable    86
7.14    Compliance with Anti-Terrorism Laws    86
7.15    Repayment of Indebtedness    86
7.16    Holdings Activities    87
SECTION 8    DEFAULT, RIGHTS AND REMEDIES    87
8.1    Event of Default    87
8.2    Equity Cure.    89
8.3    Suspension of Commitments    90
8.4    Acceleration    90

8.5    Remedies    90
8.6    Appointment of Attorney-in-Fact    91
8.7    Limitation on Duty of Agent and Lenders with Respect to Collateral    91
8.8    Application of Proceeds    91
8.9    [Reserved]    92
8.10    [Reserved].    92
8.11    Waivers; Non-Exclusive Remedies    92
SECTION 9    AGENT; LENDER RIGHTS    92
9.1    Agent    92
9.2    Notice of Default    96
9.3    Action by Agent    96
9.4    Amendments, Waivers and Consents    96
9.5    Assignments and Participations in Loans    98
9.6    Settlements, Payments and Information    101
9.7    Lead Arranger and Other Titles    101
9.8    Non-Receipt of Funds by Agent; Erroneous Payments.    102
SECTION 10    MISCELLANEOUS    103
10.1    Expenses and Attorneys’ Fees    103
10.2    Indemnity    104
10.3    Notices    105
10.4    Survival of Representations and Warranties and Certain Agreements    106
10.5    Indulgence Not Waiver    107
10.6    Marshaling; Payments Set Aside    107
10.7    Entire Agreement    107
10.8    Severability    107
10.9    Lenders’ Obligations Several; Independent Nature of Lenders’ Rights    107
10.10    Headings    107
10.11    APPLICABLE LAW    107
10.12    Successors and Assigns    108
10.13    No Fiduciary Relationship; No Duty; Limitation of Liabilities    108
10.14    CONSENT TO JURISDICTION    108
10.15    WAIVER OF JURY TRIAL    108
10.16    Construction    109
10.17    Counterparts; Effectiveness    109
10.18    Confidentiality    109
10.19    Publication    109
10.20    Waivers    110
10.21    Keepwell    110
10.22    USA PATRIOT ACT    110
10.23    Certifications From Lenders and Participants; USA PATRIOT ACT    110
10.24    Contractual Recognition of Bail-In    110
10.25    Acknowledgment Regarding Supported QFCs    111
10.26    Certain ERISA Matters    112
10.27    Farm Credit Equity    113
10.28    Waiver of Borrowers’ Rights Under Farm Credit Law    114
SECTION 11    COLLATERAL AND SECURITY INTEREST; GUARANTY.    114
11.1    Grant of Security Interest    114

11.2    Collateral Warranties and Covenants    116
11.3    Joinder of Borrowers; Guaranty; Nature and Extent of Each Loan Party’s Liability    121

EXHIBITS
A.    Form of Assignment and Acceptance Agreement
B.    Form of Compliance Certificate
C.    Form of Borrowing Base Certificate
D.    Form of Continuation/Conversion Notice
E.    Form of Notice of Borrowing
F.    Form of Swingline Loan Notice
G.    Form of Revolving Note
H.    Form of Swingline Note
I.    Form of KPI Compliance Certificate

v

SCHEDULES
1.1    Commitments
2.14    Sustainability Table
4.1(b)    Capitalization of Restricted Loan Parties
4.6     Names; Locations; Jurisdiction of Organization, Organizational Identification Number and Federal Tax Identification Numbers
4.11(d)    Pension Plans
4.11(e)    Foreign Plans
4.13     Environmental Compliance
4.18    Employee Matters
4.22    Transactions with Affiliates
7.1    Existing Indebtedness
7.3    Existing Encumbrances
7.4    Existing Investments
7.8    Affiliate Transactions
7.11    Subsidiaries
11.2(i)    Commercial Tort Claims
11.2(j)    Investment Accounts
11.2(l)     Landlords; Bailees
11.3    Subsidiary Borrowers

RIDERS
A.    Reporting Rider
B.    Financial Covenants Rider

LOAN AND SECURITY AGREEMENT
This LOAN AND SECURITY AGREEMENT, dated as of March 25, 2022, is by and among GREEN PLAINS INC., an Iowa corporation (“Holdings”), GREEN PLAINS FINANCE COMPANY LLC, a Delaware limited liability company (“GP Finco”), GREEN PLAINS GRAIN COMPANY LLC, a Delaware limited liability company (“Green Plains Grain”), GREEN PLAINS TRADE GROUP LLC, a Delaware limited liability company (“Green Plains Trade” and, together with GP Finco, Green Plains Grain and each other Subsidiary of Holdings who joins as a “Borrower” hereunder from time to time in accordance with the terms hereof, collectively, “Borrowers” and each, individually, a “Borrower”), the other Loan Parties from time to time party hereto, the financial institutions and other Persons from time to time party hereto as lenders (each individually a “Lender” and collectively “Lenders”) and ING CAPITAL LLC, a Delaware limited liability company (in its individual capacity, “ING Capital”), for itself as a Lender, as Agent and as Joint Bookrunner and Joint Lead Arranger.

WHEREAS, Borrowers desire that Lenders extend a credit facility to (i) refinance certain existing Indebtedness of Borrowers; (ii) pay fees and transaction expenses associated with the consummation of this credit facility; and (iii) to support the ongoing general corporate and working capital needs of Borrowers; and

WHEREAS, to secure Borrowers’ obligations under the Loan Documents, Borrowers are willing to grant to Agent, for the benefit of Agent and the Secured Parties, a security interest in and lien upon certain assets of Borrowers as described more fully herein; and

WHEREAS, the Guarantors are willing to guaranty all of Borrowers’ obligations to Agent and the Secured Parties under the Loan Documents, the Secured Hedge Agreements and the Secured Bank Products Agreements;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Agent and Lenders agree as follows:

SECTION 1    DEFINITIONS AND ACCOUNTING TERMS
1.1    Certain Defined Terms. The capitalized terms not otherwise defined in this Agreement shall have the meanings set forth below:
“Accountants” means, with respect to any Loan Party, the independent certified public accountants selected by such Loan Party and reasonably acceptable to Agent, which selection shall not be modified during the term of this Agreement without Agent’s prior written consent, such consent not to be unreasonably withheld or delayed.
“Adjusted Applicable Margin” means, at any time of determination, the Applicable Margin in effect at such time as reduced or increased by the aggregate Sustainability Margin Adjustments in effect at such time (as applicable), in accordance with Section 2.14.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR chall be deemed to be equal to the Floor.

“Advance” shall mean an advance under the Revolving Loan.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means any Person (other than Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, any Loan Party; (b) directly or indirectly owning or holding fifteen percent (15%) or more of any equity interest in any Borrower; or (c) fifteen percent (15%) or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by any Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.
“Agent” means ING Capital in its capacity as administrative agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to Section 9.1(g).
“Agent’s Account” means the following Deposit Account of Agent:
Bank:    JPMorgan Chase Bank, N.A., New York
ABA No.:    0210-0002-1
Account No.:    [XXXXXXXXX]
Attention:    ING Capital LLC/Loans Agency NY
Reference:    Green Plains Finco

“Aggregate Revolving Credit Exposure” means, as of any date of determination, the sum of (a) the outstanding principal balance of the Revolving Loan as of such date, plus (b) the outstanding principal balance of all Swingline Loans as of such date, plus (c) the amount of the Letter of Credit Liability as of such date.
“Aggregate Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitments of all Lenders as of such date. As of the Closing Date, the Aggregate Revolving Loan Commitment is $350,000,000.
“Agreement” or “Loan Agreement” means this Loan and Security Agreement as it may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Anti-Terrorism Laws” means any law relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).
“Applicable Margin” means, with respect to Base Rate Loans, SOFR Loans and the Unused Commitment Fee, from the Closing Date until the end of the first full fiscal quarter ending after the Closing Date, the Applicable Margin for each type of Loan and the Unused Commitment Fee shall be equal to the applicable percent per annum set forth under Level 2 below.

Thereafter on a quarterly basis, effective as of the first Business Day following the end of each fiscal quarter of GP Finco (each such day, an “Adjustment Date”), the Applicable Margin for each type of Loan shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the applicable Average Daily Availability during the then-most recently completed fiscal quarter (each such period, a “Margin Measurement Period”).

Level	Average Daily Availability	Base Rate Margin	Term SOFR Margin	Unused Commitment Fee
1	≥ 70%	1.50%	2.50%	0.375%
2	> 25% and < 70%	1.50%	2.50%	0.325%
3	≤ 25%	1.25%	2.25%	0.275%

If, as of any Adjustment Date, the Restricted Loan Parties shall have failed to timely deliver any Compliance Certificates or other information required under the Reporting Rider necessary, in the reasonable and good faith determination of Agent, to determine Average Daily Availability for the applicable Margin Measurement Period, then the Applicable Margins shall be conclusively presumed to equal the Applicable Margins set forth under Level 1 in the pricing table above for the period commencing on the required delivery date of such Compliance Certificate or other information until the delivery thereof. If the calculation of the Collateral Formula Amount set forth in any Compliance Certificate delivered hereunder is determined to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth in the table above (the “Accurate Applicable Margin”) for any period that such Compliance Certificate covered, then (i) the Restricted Loan Parties shall promptly upon written request of Agent (and in any event within three (3) Business Days) deliver to Agent a corrected Compliance Certificate for such period (except that, during the pendency of an event as set forth in either of Section 8.1(g) or Section 8.1(h), such request shall be deemed made without further action of Agent), (ii) the Applicable Margin shall be automatically and retroactively adjusted such that after giving effect to the corrected Compliance Certificate, the Applicable Margin shall automatically be reset to the Accurate Applicable Margin based upon the pricing grid set forth in the table above for such period (or failing timely delivery of such corrected Compliance Certificate, Level 3 of the table set forth above) and (iii) the Restricted Loan Parties shall promptly (and in any event within three (3) Business Days) pay to Agent, for the account of Lenders, the accrued additional interest owing as a result of the application of such Accurate Applicable Margin for each applicable Margin Measurement Period, if any. The provisions of this definition shall not limit the rights of Agent and Lenders with respect to the Default Rate or otherwise and shall survive the termination of this Agreement.
“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A.
“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(d).
“Average Daily Availability” means, for any period a percentage equal to (a) the sum of, for each day during such period (x) the amount by which the Aggregate Revolving Loan Commitment on each such day exceeds the Aggregate Revolving Credit Exposure on each such day divided by (y) the Aggregate Revolving Loan Commitment on each such day divided by (b) the number of days in such period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus one-half of one percent (0.50%), and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in applicable rate. If the Base Rate as determined in accordance with the foregoing shall ever be less than the Floor, then the Base Rate shall be deemed to be equal to the Floor.
“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.
“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate.
“Baseline” means, in relation to any Key Performance Indicator, the number set out under the heading “Baseline 2020” in Schedule 2.14.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(a).
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:
(a)     Daily Simple SOFR plus 10 basis points (0.10%); or

(b)     the sum of: (i) the alternate benchmark rate that has been selected by Agent and the Borrowing Agent giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and the Borrowing Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the IRC or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the IRC) the assets of any such “employee benefit plan” or “plan”.
“Blocked Person” means any Person: (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No.

13224, (iii) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (vi) a Person or entity who is affiliated or associated with a Person listed above.
“Borrowers” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a SOFR Borrowing, having the same Interest Period made by the Lenders.
“Borrowing Agent” means GP Finco.
“Borrowing Base” means, as of any date of determination, an amount equal the sum of (in each case, as of such date):
(a)    90% of Eligible Unrestricted Accounts (provided that the aggregate amount of all Accounts due from Eco-Energy or any Affiliates thereof included under this clause (a) shall not at any time exceed $40,000,000), plus
(b)    the lesser of (x) 90% of Eligible Foreign Accounts and (y) $50,000,000, plus
(c)    the lesser of (x) 90% of Eligible Unbilled Accounts and (y) $10,000,000, plus
(d)    the lesser of (x) 90% of Eligible Supply Chain Accounts and (y) twenty-five percent (25%) of the sum of clauses (a) through (e) of this definition, plus
(e)    the lesser of (x) 90% of Eligible Affiliated Accounts and (y) $30,000,000, plus
(f)    the lesser of (x) 90% of Eligible Net Liquidation Value in Commodity Accounts and (y) $50,000,000, plus
(g)    80% of the Market Value of Eligible Inventory constituting ethanol, dried distiller’s grains, corn oil or natural gas, plus
(h)    85% of the Market Value of Eligible Inventory constituting grains or maximized stillage co-products protein, plus
(i)    85% of the Net Positive Equity in Forward Contract Positions, plus
(j)    100% of Eligible Cash and Cash Equivalents, minus
(k)    100% of all payables related to Borrowers’ Inventory constituting grain, minus
(l)    100% of all Letter of Credit Liability, minus
(m)    100% of all prepayments from any Borrower’s customers, minus

(n)    100% of the Net Negative Equity in Forward Contract Positions, minus
(o)    such reserves as Agent may establish from time to time in its Permitted Discretion in an amount not to exceed $10,000,000.
The value of the Borrowing Base at any time shall be determined by the Agent by reference to the then-most recently delivered Borrowing Base Certificate. In no event shall any amounts described in categories (a) through (j) above which may fall into more than one of such categories be counted more than once when making the calculation under this definition. Without duplication of any adjustment already made in calculating the Borrowing Base:
(i)    each category of the Borrowing Base shall be calculated taking into account any elimination and reduction related to any potential offset to such asset category;
(ii)    without duplication, the calculation of the value of the assets that are attributable to a single counterparty shall be netted against any contra, offset, counterclaim or obligations of any Borrower with such counterparty including, without limitation, amounts payable and unrealized marked-to-market forward loss owing by any Borrower to such counterparty;
(iii)    if any Borrowing Base Certificate omits any of the information required to be included therein pursuant to the terms hereof, the property of Borrowers related to such undelivered information shall be excluded from the calculation of the Borrowing Base until the date on which Agent has received a Borrowing Base Certificate containing the undelivered information (provided that the provisions of this clause (iii) shall not constitute a waiver of any Default of Event of Default hereunder); and
(iv)    Agent may, in its Permitted Discretion, and upon not less than five (5) Business Days’ prior written notice to the Borrowing Agent, deem any Inventory, Account or Commodity Account ineligible, or impose additional eligibility criteria, in any case, in its Permitted Discretion, but no such notice shall be required (x) if an Event of Default has occurred or is continuing, or (y) for changes to eligibility criteria or establishment of additional eligibility criteria if a Material Adverse Effect has occurred or Agent has determined it is reasonably likely that a Material Adverse Effect would occur were such eligibility criteria not changed or established prior to the three (3) Business Day period. During any such applicable three (3) Business Day period, borrowings shall not be permitted if, after giving pro forma effect to the imposition of such change or new eligibility criteria, Revolving Availability would be less than zero.
Notwithstanding anything herein to the contrary, if on any date of determination, the Borrowing Base, as calculated in accordance with the foregoing, would equal more than the product of (A) the sum of Eligible Unrestricted Accounts, plus Eligible Foreign Accounts, plus Eligible Unbilled Accounts, plus Eligible Supply Chain Accounts, plus Eligible Affiliated Accounts, plus Eligible Net Liquidation Value in Commodity Accounts, plus the Market Value of Eligible Inventory, plus Net Positive Equity in Forward Contract Positions, plus Eligible Cash and Cash Equivalents, minus all payables related to Borrowers’ Inventory constituting grain, minus all Letter of Credit Liability, minus all prepayments from any Restricted Loan Party’s customers, minus Net Negative Equity in Forward Contract Positions minus such reserves as Agent shall have established, in each case, as of such date of determination and determined taking into account clauses (i) through (iv) above, times (B) 0.80 (the product of clause (A) times clause (B) as of any date, the “Maximum Borrowing Base”), then, the Borrowing Base as of such date shall be deemed to equal the Maximum Borrowing Base.

“Borrowing Base Certificate” means a certificate and schedule duly executed by an officer of Borrowing Agent appropriately completed and in substantially the form of Exhibit C.
“Borrowing Base Period” means any period beginning on the date on which a Borrowing Base Trigger Event occurs and continuing until the next date on which Borrowers shall have delivered to Agent (a) the quarterly financial statements of Holdings (which financial statements shall have also been filed with the U.S. Securities and Exchange Commission), (b) a Compliance Certificate and (c) a Borrowing Base Certificate, which collectively demonstrate that (i) Borrowers are in compliance with the Financial Covenants as of the last day of the calendar month then most recently ended, (ii) as of the date of such financial statements and certificates, no Event of Default has occurred and is continuing, and (c) as of the date of such financial statements and certificates, the Collateral Coverage Ratio is not less than the Collateral Coverage Cure Target.
“Borrowing Base Trigger Event” means (a) the occurrence of (i) any Default under any of the Financial Covenants or (ii) the receipt by Agent of a notice under clause (f)(x) of the Reporting Rider and (b) Borrowers’ failure to cure the application Default or Defaults on or before the last day of the applicable Initial Cure Period.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by applicable law to close.
“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease; provided that, no lease that would be classified as an operating lease on the Closing Date but subsequently reclassified as a Capital Lease in accordance with any change in GAAP or other accounting principle shall be deemed to be a Capital Lease under this Agreement.
“Cash Equivalents” means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within twelve (12) months from the date of acquisition thereof; (b) commercial paper maturing no more than twelve (12) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; (c) certificates of deposit or bankers’ acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America, or any state thereof or the District of Columbia, having combined capital and surplus of not less than $250,000,000 and not subject to setoff rights in favor of such bank; and (d) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation.
“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other similar compensation.
“Certificate of Exemption” has the meaning assigned to that term in Section 2.9(c).

“Change of Control” means an event or series of events by which: (a) Holdings shall cease to own, directly or indirectly, of 50.1% or more of the Equity Interests of any other Loan Party entitled to vote for members of the board of directors or equivalent governing body of such other Loan Party on a fully-diluted basis (and taking into account all such securities that any person or group has the right to acquire pursuant to any option right); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) Holdings shall cease to own 100% of the outstanding Equity Interests of GP Finco.
“Closing Date” means March 25, 2022.
“Collateral” has the meaning assigned to that term in Section 11.1(a).
“Collateral Accounts” means each Deposit Account of Borrowers subject to a Control Agreement and designated in writing to Agent as a Collateral Account.
“Collateral Coverage Covenant” means the financial covenant set forth in clause (c) of the Financial Covenant Rider.
“Collateral Coverage Cure Target” means a ratio equal to 1.25 to 1.00.
“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the Collateral Formula Amount as of such date, to (b) the sum of the outstanding principal balance of the Revolving Loan plus the outstanding principal of all Swingline Loans plus all interest and fees owing by the Restricted Loan Parties with respect to the Revolving Loan Commitments, the Revolving Loan or the Swingline Loans, in each case as of such date.
“Collateral Formula Amount” means, as of any date of determination, an amount equal the sum of (in each case, as of such date):
(a)    100% of Eligible Unrestricted Accounts (provided that the aggregate amount of all Accounts due from Eco-Energy or any Affiliates thereof included under this clause (a) shall not at any time exceed $40,000,000), plus
(b)    the lesser of (x) 100% of Eligible Foreign Accounts and (y) $50,000,000, plus
(c)    the lesser of (x) 100% of Eligible Unbilled Accounts and (y) $10,000,000, plus
(d)    the lesser of (x) 100% of Eligible Supply Chain Accounts and (y) twenty-five percent (25%) of the sum of clauses (a) through (e) of this definition, plus
(e)    the lesser of (x) 100% of Eligible Affiliated Accounts and (y) $30,000,000, plus

(f)    the lesser of (x) 100% of Eligible Net Liquidation Value in Commodity Accounts and (y) $50,000,000, plus
(g)    100% of the Market Value of Eligible Inventory, plus
(h)    100% of the Net Positive Equity in Forward Contract Positions, plus
(i)    100% of Eligible Cash and Cash Equivalents, minus
(j)    100% of all payables related to Borrowers’ Inventory constituting grain, minus
(k)    100% of Letter of Credit Liability, minus
(l)    100% of all prepayments from any Borrower’s customers, minus
(m)    100% of the Net Negative Equity in Forward Contract Positions, minus
(n)    such reserves as Agent may establish from time to time in its Permitted Discretion in an amount not to exceed $10,000,000.
The value of the Collateral Formula Amount at any time shall be the value of such Collateral Formula Amount as determined by the Agent as of the date of the most recently delivered Working Capital Schedule. In no event shall any amounts described in categories (a) through (i) above which may fall into more than one of such categories be counted more than once when making the calculation under this definition. Without duplication of any adjustment already made in calculating the Collateral Formula Amount:
(i)    each category of the Collateral Formula Amount shall be calculated taking into account any elimination and reduction related to any potential offset to such asset category;
(ii)    without duplication, the calculation of the value of the assets that are attributable to a single counterparty shall be netted against any contra, offset, counterclaim or obligations of Borrowers with such counterparty including, without limitation, amounts payable and unrealized marked-to-market forward loss owing by any Borrower to such counterparty;
(iii)    if any Compliance Certificate or any Working Capital Schedule omits any of the information required to be included therein pursuant to Exhibit B or Schedule II to Exhibit B, as applicable, the property of any Borrower related to such undelivered information shall be excluded from the calculation of the Collateral Formula Amount until the date on which Agent has received a Compliance Certificate containing the undelivered information (provided that the provisions of this clause (c) shall not constitute a waiver of any Default of Event of Default hereunder); and
(iv)    Agent may, in its Permitted Discretion, and upon not less than three (3) Business Days’ prior written notice to the Borrowing Agent, deem any Inventory, Account or Commodity Account ineligible, or impose additional eligibility criteria, in any case, in its Permitted Discretion, but no such notice shall be required (x) if an Event of Default has occurred or is continuing, or (y) for changes to eligibility criteria or establishment of additional eligibility criteria if a Material Adverse Effect has occurred or Agent has determined it is reasonably likely that a Material Adverse Effect would occur were such eligibility criteria not changed or established prior to the three (3) Business Day period. During any such applicable three (3) Business Day period, borrowings shall not be permitted if, after giving pro forma effect to the imposition of such change or new eligibility criteria, Revolving Availability would be less than zero.
“Commodity” means any commodity or inventory, including, without limitation, wheat, corn, and soybeans and/or products related to each of the foregoing and any commodity or inventory which replaces, substitutes for or is exchanged for any such commodity or inventory under the applicable Commodity Repurchase Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any rule, regulation, or order promulgated thereunder, in each case as amended from time to time.
“Commodity Repurchase Agreement” means any commodity repurchase agreement, commodity reverse repurchase agreement or commodity spot and/or forward agreement with an embedded right of either party or both parties to require the sale or repurchase, or similar agreement, with respect to any Commodity entered into between any Restricted Loan Party and an Eligible Repurchase Counterparty.
“Commodity Repurchase Agreement Indebtedness” means, at any time, any amounts owing by any Restricted Loan Party under Commodity Repurchase Agreements.
“Commodity Repurchase Agreement Property” means an Eligible Repurchase Counterparty’s right, title, and interest in (a) all Commodities purchased or sold, or purported to be purchased or sold, pursuant to a Commodity Repurchase Agreement, (b) all Commodities substituted for such Commodities in accordance with any Commodity Repurchase Agreement, (c) negotiable warehouse receipts or other negotiable documents issued in the name, or to the order, of the Eligible Repurchase Counterparty in connection with such Commodity, to the extent of the Commodity purchased or sold pursuant to the applicable Commodity Repurchase Agreements, and (d) all products and proceeds of the foregoing (including, without limitation, any Accounts and Payment Intangibles arising from the sale of such Commodities).
“Commodity Repurchase Agreement Sublimit” means $100,000,000.
“Compliance Certificate” means a certificate duly executed by the chief executive officer, chief financial officer, chief accounting officer or treasurer of Borrowing Agent appropriately completed and in substantially the form of Exhibit C.
“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12 and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.
“Continuation/Conversion Notice” means a notice duly executed by an authorized representative of GP Finco appropriately completed and in the form of Exhibit D.
“Control” means “control” as defined in the UCC with respect to a particular item of Collateral.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by the applicable Restricted Loan Party, Agent, and the applicable financial institution, Securities Intermediary or Commodity Intermediary, which agreement is sufficient to give Agent Control over any Investment Account of such Restricted Loan Party.
“Covered Party” has the meaning assigned to that term in Section 10.25(a).
“Cure Event” means any of (a) the occurrence of any Default under any of the Financial Covenants or (b) the receipt by Agent of a notice under clause (f)(x) of the Reporting Rider.
“Cure Fund Payment” means a cash capital contribution received by a Borrower or Holdings, as applicable, or the cash proceeds received by a Borrower or Holdings, as applicable, from the issuance by Holdings of Permitted Cure Securities, which is used exclusively to cure an Event of Default in accordance with Section 8.2.
“Cure Notice” has the meaning assigned to that term in Section 8.2.
“Cure Period” means, with respect to any Financial Covenant Default, the Initial Cure Period with respect to such Default plus, solely if Agent in its sole discretion elects to grant a Discretionary Cure Period with respect to such Default and so notifies Borrowing Agent in writing of such election on or before the last day of such Initial Cure Period, the Discretionary Cure Period with respect to such Default..
“Current Ratio” means, as of any date of any date of determination, the ratio of the aggregate amount of the Borrowers’ consolidated current assets to the aggregate amount of the Borrowers’ consolidated current liabilities, in each case determined in accordance with GAAP.
“Current Ratio Covenant” means the financial covenant set forth in clause (a) of the Financial Covenant Rider.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Debt to Capitalization Covenant” means the financial covenant set forth in clause (b) of the Financial Covenant Rider.
“Debt to Capitalization Ratio” means, as of any date of determination, the ratio of (x) Total Funded Debt minus the sum of the outstanding principal balance of the Revolving Loan as of such date, to (y) the sum of (1) Net Worth and (2) Total Funded Debt minus the sum of the outstanding principal balance of the Revolving Loan, in each case, of Holdings and its Subsidiaries on a consolidated basis as of such date; provided that solely for the purpose of determining Borrowers’ satisfaction of the requirement set forth in Section 7.5(i)(B), “Debt to Capitalization Ratio” shall mean, as of any date of determination, the ratio of (x) Total Funded Debt as of such date, to (y) the sum of (1) Net Worth and (2) Total Funded Debt, in each case, of Holdings and its Subsidiaries on a consolidated basis as of such date.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not cured or removed within any applicable grace or cure period.
“Default Rate” has the meaning assigned to that term in Section 2.2(a).
“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid hereunder or under any other Loan Document by such Lender to the Agent or any other Lender which has not been so paid.
“Defaulting Lender” mean, subject to Section 2.1(h)(vi), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrowing Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any Issuing Lender, any Swingline Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Lender Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified Borrowers, Agent, any Issuing Lender or any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrowers, to confirm in writing to Agent and Borrowing Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.1(h)(vi)) upon delivery of written notice of such determination to Borrowers, each Issuing Lender, each Swingline Lender and each Lender.
“Designated Supply Chain Accounts” means Accounts owing from any account debtor designated in writing by a Borrower to Agent which are proposed to be subject to an automatic or selective discounting supply chain finance program.
“Director” means, with respect to any Person, (a) if such Person is a corporation, a member of the board of directors of such Person, (b) if such Person is a limited liability company, a governor, manager or managing member of such Person and (c) if such Person is a partnership, a general partner of such Person.
“Discretionary Cure Period” means, with respect to a Default under the Current Ratio Covenant or the Debt to Capitalization Covenant, the period beginning on the first Business Day following the last day of the Initial Cure Period with respect to such Default and ending of the fifth (5th) Business Day thereafter.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or asset by any Person.
“Disqualified Stock” shall mean any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than upon a change of control), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a change of control), in whole or in part, on or prior to the date that is ninety-one (91) days following the Scheduled Termination Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interest referred to in (a) above, in each case at any time on or prior to the date that ninety-one (91) days following the Scheduled Termination Date, (c) is entitled to receive a dividend or distribution (other than for taxes attributable to the operations of the business) prior to the time that the Termination Date occurs, (d) has the benefit of any covenants or agreements that restrict the payment of any of the Obligations or that are EBITDA or debt-multiple based (i.e., financial covenants) or (e) has the benefit of any covenants or agreements that are EBITDA or debt-multiple based (i.e., financial covenants) the breach of which results in a mandatory redemption.
“Division” has the meaning assigned to that term in Section 1.5.
“Eco-Energy” means Eco-Energy, LLC, a Tennessee limited liability company.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member

Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, as at any date of determination, all Accounts of Borrowers, except the following excluded Accounts:
(a)    Accounts which do not consist of accounts receivable and contract receivables, each owed to and owned by a Borrower arising or resulting from the sale of goods or the rendering of services by such Borrower in the ordinary course of business;
(b)    Accounts which are otherwise eligible with respect to which the Person obligated on such Account is owed a credit by a Borrower, but only to the extent of such credit;
(c)    Accounts due from a Person whose principal place of business is located outside the United States of America or Canada;
(d)    Accounts with respect to which the Account Debtor or the Person obligated with respect thereto is the United States of America, any state or any municipality, or any department, agency or instrumentality thereof, unless the applicable Borrower has, with respect to such Account, complied with the Federal Assignment of Claims Act of 1940 as amended (31 U.S.C. Section 3727 et seq.) or any applicable statute or municipal ordinance of similar purpose and effect;
(e)    Accounts with respect to which the Person obligated (i) is an Affiliate of a Loan Party or a director, officer, agent, stockholder, member or employee of a Loan Party or any of their respective Affiliates, (ii) did not purchase the goods giving rise to the relevant Account in an arm’s length bona fide transaction conducted in the ordinary course of business in compliance with all applicable laws, (iii) is determined by Agent (in its Permitted Discretion) to be uncreditworthy, provided, that Agent shall deliver written notice to Borrowers promptly upon the determination that any Account is ineligible pursuant to this clause (iii) or (iv) is in contractual default in respect of such Accounts or any other Indebtedness or obligation to any Borrower or any of its Subsidiaries, and Borrowers do not reasonably anticipate that any such other Indebtedness or other obligation or newly arising Indebtedness or other obligation of such Account Debtor, will not be paid when due;
(f)    Accounts for which an invoice has not been delivered to the applicable Account Debtor;
(g)    Accounts which have remained unpaid for more than ten (10) days after due date or thirty-five (35) days after the invoice date;
(h)    Accounts due from a Person if more than twenty-five percent (25%) of the aggregate amount of Accounts of such Person are ineligible pursuant to the foregoing clause (g);
(i)    [Reserved];

(j)    Accounts evidenced by an Instrument or Chattel Paper not in the possession of Agent, for the benefit of itself and the Secured Parties;
(k)    Accounts with respect to which Agent, on behalf of itself and Lenders, does not have a valid, first priority and fully perfected security interest;
(l)    Accounts subject to any Lien (other than Liens for taxes arising by operation of law) except those in favor of Agent, for the benefit of itself and Lenders;
(m)    Accounts with respect to which the Account Debtor or the Person obligated on the Account (i) is the subject of any bankruptcy or other insolvency proceeding, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, or (iii) has admitted in writing its inability, or is generally unable to, pay its debts as they become due;
(n)    Accounts due from a Person and its Affiliates (other than Accounts due from Eco-Energy, LLC, a Tennessee limited liability company) to the extent that such Accounts exceed in the aggregate an amount equal to twenty-five percent (25%) of the aggregate of all Eligible Accounts at said date;
(o)    Accounts with respect to which the obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such Accounts have not been delivered (or performed, as applicable) and accepted by the Account Debtor or the Person obligated on such Account, including progress billings, bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignments;
(p)    Accounts with respect to which the Account Debtor or the Person obligated on the Account is located in New Jersey, or any other state denying out of state creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless the applicable Borrower has either qualified as a foreign entity authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year;
(q)    Accounts subject to any offset, deduction, defense, dispute or counterclaim asserted in writing by the applicable Account Debtor (but only to the extent of the amount of such offset, deduction, defense, dispute or counterclaim);
(r)    Accounts subject to or part of a Permitted Supply Chain Financing of Designated Supply Chain Accounts; and
(s)    Accounts with respect to which the Account Debtor or the Person obligated on Account is a creditor of any Borrower; provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by any Borrower to such Person.
“Eligible Affiliated Accounts” means all Accounts of the Restricted Loan Parties that (a) would constitute “Eligible Accounts” but for the requirement set forth in clause (e)(i) of the definition thereof; and (b)     have not remained unpaid for more than seven (7) days after due date or three (3) days after the invoice date.

“Eligible Assignee” shall mean (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000 (or $250,000,000 in the case of an assignment of a Revolving Loan Commitment); (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (or $250,000,000 in the case of an assignment of a Revolving Loan Commitment), provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (c) any nationally recognized financial institution or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including but not limited to, commercial finance companies, insurance companies, mutual funds and lease financing companies, (d) a Related Fund (as such term is defined in Section 9.5(d)), and (e) a Person that is primarily engaged in the business of lending that is (i) a Subsidiary of a Lender (other than a Defaulting Lender), (ii) a Subsidiary of a Person of which a Lender (other than a Defaulting Lender) is a Subsidiary, or (iii) a Person of which a Lender (other than a Defaulting Lender) is a Subsidiary; provided, however, that no Affiliate of a Borrower shall be an Eligible Assignee.
“Eligible Cash and Cash Equivalents” means, as of any date of determination, the aggregate value of the cash and Cash Equivalents of any Borrower which is maintained in an account subject to a Control Agreement and otherwise subject to a Prior Security Interest.
“Eligible Foreign Accounts” means, collectively, each Account of the Restricted Loan Parties that:
(a)     would constitute an “Eligible Account” but for the requirement set forth in clause (c) of the definition thereof;
(b)    (i) the amount due thereunder is fully insured pursuant to an insurance policy issued by an insurer acceptable to Agent and on terms reasonably acceptable to Agent, (ii) the amount due thereunder is backed by a letter of credit reasonably acceptable to Agent, (iii) the Account Debtor with respect to such Account, at any applicable time of determination, has a corporate credit rating of BBB- or higher by S&P Global Ratings or Baa3 or higher by Moody’s Investor Services, Inc., or (iv) the Account Debtor with respect to such Account is located in a country that has signed the Convention on the Organization for Economic Co-Operation and Development; and
(c)    have not remained unpaid for more than ten (10) days after due date or forty-five (45) days after the invoice date.
“Eligible Inventory” means all Inventory owned by any Restricted Loan Party that (x) either (i) consists of ethanol, grain, dried distiller’s grains, maximized stillage co-products protein, corn oil, natural gas or (ii) is in another form approved by Agent in its sole discretion and (y) is located in the United States of America, except the following excluded Inventory:
(a)    Inventory which does not substantially conform to the represented specifications and other quality standards of the applicable Restricted Loan Party or is not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority with respect thereto;

(b)    Inventory which Agent determines in its Permitted Discretion, is unacceptable for purposes of determining the Collateral Formula Amount due to age, quality, type, category and/or quantity;
(c)    shipping materials or supplies consumed in the applicable Restricted Loan Party’s business;
(d)    Inventory with respect to which Agent, on behalf of itself and Lenders, does not have a valid, first priority and fully perfected security interest;
(e)    Inventory with respect to which there exists any Lien in favor of any Person other than Agent, on behalf of itself and Lenders, other than Permitted Encumbrances of the types described in clauses (ii), (iv) or (v) of the definition thereof;
(f)    Inventory produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provisions contained in Title 29 U.S.C. 215(a)(i) or any replacement statute;
(g)    Inventory not (i) located at a location described in Schedule 4.6 and owned by a Restricted Loan Party, (ii) held by a warehouseman, bailee, processor or similar third party that has executed and delivered to Agent a waiver of interest and access agreement in favor of Agent and in form and substance reasonably satisfactory to Agent or (iii) located at a location leased by a Restricted Loan Party and listed on Schedule 4.6 and with respect to which Agent has received a waiver of interest and access agreement in favor of Agent and in form and substance satisfactory to Agent;
(h)    Inventory which has been sold, transferred, assigned or disposed of pursuant to or in connection with a Commodity Repurchase Agreement;
(i)    Inventory that constitutes Consigned Inventory; and
(j)    Inventory with respect to which the applicable Restricted Loan Party does not have absolute, legal, and valid title.
“Eligible Forward Contract” means, as of any date of determination, any contract pursuant to which (i) a customer of any Borrower has agreed to purchase corn from such Borrower or (ii) a Borrower has a right to purchase corn from a farmer, in each case, at a future date (or on an unspecified date during a future period), which contract satisfies each of the following requirements as of such date:
(a)    such contract conforms to the applicable Borrower’s risk management policy;
(b)    such contract must be evidenced by a written agreement or a binding and enforceable trade confirmation;
(c)    such contract shall be subject to a valid and perfected first priority security interest in favor of Agent for the benefit of the Secured Parties, which security interest does not result in the violation by the applicable Borrower of such contract;
(d)    such contract has not been terminated and is not subject to termination by reason of any existing known default or termination event thereunder;

(e)    to the extent the counterparty to such contract is formed in, or conducts a substantial portion of its business outside of, the United States, then such counterparty is either a member country of the Organisation for Economic Co-operation and Development or is otherwise approved by Agent;
(f)    if the applicable counterparty has become the subject of a proceeding under any Debtor Relief Laws, the applicable contract was entered into after the date on which such counterparty became the subject of such proceeding or such forward contract has been assumed by such counterparty in the applicable proceedings under such Debtor Relief Laws;
(g)    the applicable counterparty is not otherwise in default under any contract or other agreement with any Loan Party (other than a good faith dispute under such contract or other agreement or with respect to any counterparty which is the subject of a proceeding under any Debtor Relief Laws, a payment default which occurred prior to the commencement of such proceeding);
(h)    except for a forward contract described in clause (f) above, the applicable counterparty is not the subject of a proceeding under any Debtor Relief Laws;
(i)    the law governing the applicable forward contract is the law of a state within the United States or any other jurisdiction agreed to by Agent;
(j)    such contract is denominated in either Dollars or another currency approved by Agent;
(k)    the jurisdiction for disputes under such forward contract is any state within the United States of America or any other jurisdiction agreed to by Agent;
(l)    the delivery date and payment date for the corn to be sold or purchased pursuant to such contract is not more than twelve (12) months after the date of determination; and
(m)    the applicable counterparty is not a Governmental Authority unless the assignment of rights to payment under such contract is permitted by applicable law.
“Eligible Net Liquidation Value in Commodity Accounts” means, as of any date of determination, with respect to all commodities accounts of any Borrower which are subject to a perfected, first priority Lien or security interest in favor of Agent, for the ratable benefit of the Secured Parties, subject only to the rights of the broker under such account and free and clear of any Liens or encumbrances in favor of any other third party, and with respect to which Control Agreements are in effect, the aggregate value of the “net liquidating value” or “net equity” (however designated) or other amount that would be available for withdrawal upon closing each such account and liquidation of all open positions at current market values, as reported in the account statements for such account.
“Eligible Repurchase Counterparty” means, with respect to any Commodity Repurchase Agreement, a Person that is a Lender or an Affiliate of any Lender who, in the ordinary course of its business, purchases, sells or hedges the Commodity that is the subject of the applicable Commodity Repurchase Agreement, and who, with respect to any exchange for swap transaction, qualifies as an “eligible contract participant” as defined in the Commodity Exchange Act.
“Eligible Supply Chain Accounts” means all Accounts of the Borrowers that:

(a)     are owing from a certain specific single customer of Green Plains Trade, separately identified to Agent and the Lenders and acceptable to Agent in its Permitted Discretion, which are the subject of that certain (i) supplier agreement between Citibank, N.A. and Green Plains Trade, dated as of March 8, 2018 and (ii) lien release and assignment of proceeds agreement by and among Citibank, N.A., Green Plains Trade and Agent dated as of June 7, 2018 (as amended from time to time);
(b)     would constitute “Eligible Accounts” but for the requirement set forth in clause (r) of the definition thereof; and
(c)     have not remained unpaid for more than ten (10) days after due date or fifteen (15) days after the invoice date.
“Eligible Unbilled Accounts” means all Accounts of the Restricted Loan Parties that (a) would constitute “Eligible Accounts” but for the requirement set forth in clause (f) of the definition thereof; and (b)     have not remained unpaid for more than ten (10) days after due date or thirty-five (35) days after the invoice date.
“Eligible Unrestricted Accounts” means all Eligible Accounts of the Restricted Loan Parties that (a) do not constitute Eligible Foreign Accounts, Eligible Unbilled Accounts, Eligible Supply Chain Accounts or Eligible Affiliated Accounts; and (b)     have not remained unpaid for more than ten (10) days after due date or thirty-five (35) days after the invoice date.
“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA which is maintained by any Loan Party for its employees.
“Environmental Claims” means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders arising from any actual or alleged violation of Environmental Laws relating to Hazardous Materials.
“Environmental Laws” means any federal, state or local law, rule, regulation or order relating to pollution, waste, disposal or the protection of human health or safety, natural resources or the environment from exposure to Hazardous Materials.
“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings within the meaning of Section 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC or Section 302 of ERISA).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by a Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension

Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by Holdings or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by Holdings or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the IRC or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the IRC or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings or any ERISA Affiliate; (j) the engagement by Holdings or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon Holdings pursuant to Section 430(k) of the IRC or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the IRC.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“Event of Default” has the meaning assigned to that term in Section 8.1.
“Excess Interest” has the meaning assigned to that term in Section 2.2(c).
“Excluded Accounts” has the meaning assigned to that term in Section 11.2(j).
“Excluded Swap Obligation” means, with respect to any Restricted Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Documents to which such Restricted Loan Party is party with respect to, or the grant by such Restricted Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act, any rule, regulation or order promulgated thereunder (or the application or official interpretation of any provision thereof) by virtue of such Restricted Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time any such Loan Document with respect to such related Swap Obligation, or any grant by such Restricted Loan Party of a security interest to secure such Swap Obligation (or any guaranty thereof), would otherwise have become effective with respect to such related Swap Obligation but for such Restricted Loan Party’s failure to constitute an “eligible contract participant” at such time.
“Excluded Taxes” means any of the following Tax Liabilities imposed on or with respect to Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender, (a) Tax Liabilities imposed on or measured by net income (however denominated), franchise Tax Liabilities, and branch profits Tax Liabilities, in each case, (i) imposed as a result of Agent or any Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax Liabilities (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Tax Liabilities imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or other Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or other Obligations or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.9, amounts with respect to such Tax Liabilities were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Tax Liabilities attributable to Lender’s failure to comply with Section 2.9(c) and (d) any withholding Tax Liabilities imposed under FATCA.
“Farm Credit Bank” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration, as the same may be amended or supplemented from time to time. When used in this Agreement in reference to the Farm Credit Equities, “Farm Credit Bank” shall also include the affiliate of such Farm Credit Bank in which such Farm Credit Equities are purchased or acquired, as applicable. For the avoidance of doubt, the term “Farm Credit Bank” shall in any event exclude the Federal Agricultural Mortgage Corporation.
“Farm Credit Equities” has the meaning assigned to that term in Section 10.27(a).
“FATCA” means Sections 1471 through 1474 of the IRC (as of the date hereof) and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such provisions), any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing; provided, however, FATCA shall also include any amendments to Section 1471 through 1474 of the.
“FCPA” has the meaning assigned to that term in Section 4.23(b).
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the immediately following Business Day by the Board of Governors of the Federal Reserve System as the Federal Funds Rate or Federal Reserve Statistical Release H.15(519) entitled “Selected Interest Rates” or any successor publication of the Federal Reserve System reporting the Federal Funds Effective Rate or its equivalent or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested Loan received by Agent from three Federal funds brokers of recognized standing selected by Agent.
“Fee Letter” has the meaning assigned to that term in Section 2.3(d).
“Financial Covenants” means, collectively, the Current Ratio Covenant, the Debt to Capitalization Covenant and the Collateral Coverage Covenant.
“Financial Covenants Rider” means Rider B attached to this Agreement and made a part hereof.
“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.
“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Floor” means a rate of interest equal to 0%.
“Foreign Lender” has the meaning assigned to that term in Section 2.9(c).
“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party with respect to employees employed outside the United States (other than any governmental arrangement).
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Reserve with respect to Lender Letters of Credit issued by such Issuing Lender other than any portion of such Letter of Credit Reserve as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Funding Date” means the date of each funding of a Loan (including the funding of a Swingline Loan and the funding of participations in a Swingline Loan, as applicable) or issuance of a Lender Letter of Credit.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies (such as the European Union or the European Central Bank).
“Group” means, collectively, Holdings and its consolidated Subsidiaries.
“Guarantee” means as to any Person (the “guaranteeing Person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends, distributions or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by Borrowers in good faith.
“Guarantor Security Agreement” shall mean any Security Agreement executed by a Guarantor in favor of Agent securing the Guaranty of such Guarantor, in form and substance satisfactory to Agent.
“Guarantors” means, collectively, Holdings and the Subsidiary Guarantors.
“Guaranty” shall mean any guaranty of the obligations of Borrowers executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of the Lenders and the other Secured Parties, in form and substance satisfactory to Agent.
“Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious and characteristic properties such as ignitability, corrosivity, reactivity, or toxicity; (b) except in the case of commercially reasonable quantities for use as a product, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any explosives or radioactive materials; and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing polychlorinated biphenyls.
“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedged”, with respect to Eligible Inventory, means Eligible Inventory the sale price of which has been effectively hedged in a manner reasonably acceptable to Agent through one or a combination of commodity contracts or futures contracts entered into or held in by the applicable Borrower; provided that that applicable Borrower’s rights under such commodity contracts or futures contracts and all amounts due or to become due to the applicable Borrower under or in respect of such commodity contracts or futures contracts are subject to a perfected Lien and Prior Security Interest in favor of Agent.

“Holdings” has the meaning assigned to that term in the introductory paragraph of this Agreement.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Hedge Agreement;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and earnouts and other similar purchase price adjustments);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all indebtedness in respect of any Capital Lease of such Person, to the extent of the capitalized amount thereof that would appear on a balance sheet of such Person prepared at such time in accordance with GAAP;
(g)    all obligations of such Person in respect of Disqualified Stock;
(h)    all Commodity Repurchase Agreement Indebtedness of such Person; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes” means (a) Tax Liabilities, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning assigned to that term in Section 10.2.
“ING Capital” has the meaning assigned to that term in the introductory paragraph of this Agreement.
“Initial Cure Period” means, (a) with respect to a Default under the Current Ratio Covenant or the Debt to Capitalization Covenant, the period beginning on the date on which the

Compliance Certificate identifying such Default is delivered to Agent and ending on the fifth (5th) Business Day thereafter, and (b) with respect to a Default under the Collateral Coverage Covenant, the period beginning on the date Agent receives notice from Borrowers under clause (f)(x) of the Reporting Rider or the date on which the Compliance Certificate identifying such Default is delivered to Agent, as applicable, and ending one (1) Business Day thereafter.
“Initial KPI Metrics Report” means the report dated November 18, 2021 and titled Independent Limited Assurance Statement (as supplemented by the report dated January 11, 2022 and titled Independent Limited Assurance Statement), audited by the KPI Metrics Auditor, with a statement of limited assurance on the Baseline in connection with each and every Key Performance Indicator, pertaining to calendar year ending December 31, 2020.
“Interest Period” means, as to any SOFR Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing or Interest Election Request; provided that
(i)     If any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,
(ii)     any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period,
(iii)     no Interest Period shall extend beyond the Scheduled Termination Date,
(iv)     no tenor that has been removed from this definition pursuant to Section 2.13(d) shall be available for specification in such Notice of Borrowing, and
(v)    there shall be no more than ten (10) Interest Periods relating to SOFR Loans outstanding at any time.
For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Interest Rate” has the meaning assigned to that term in Section 2.2(a).
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.
“Investment Account” means any Deposit Account, Securities Account or Commodity Account.
“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Lender” means, individually and collectively, ING Capital, in its capacity as an issuer of Lender Letters of Credit hereunder, and any other Lender from time to time designated by the Borrowing Agent as an Issuing Lender, with the consent of such Lender and Agent, and their respective successors in such capacity.
“Knowledge” means the actual knowledge of any Responsible Officer of a Loan Party or Restricted Loan Party, as applicable.
“KPI Compliance Certificate” means a certificate substantially in the form set out in Exhibit I signed by two Responsible Officer(s) of Holdings attaching (a) true and correct copies of each KPI Metrics Report for the immediately preceding calendar year and setting forth the Sustainability Margin Adjustment for the period covered thereby and for the KPI Metrics disclosed therein, and computations in reasonable detail in respect thereof and (b) if any KPI Metrics Report was audited or reviewed by the KPI Metrics Auditor, a review report of the KPI Metrics Auditor containing its customary limited assurances with respect to the computations in such KPI Metrics Report.
“KPI Metrics” means the four (4) selected key performance indicators (each, a “Key Performance Indicator”) reflecting the consolidated performance of the Group, which Key Performance Indicators shall have the meanings set forth below:
(a)    “Green House Gas (GHG)” means, reduction of GHG emissions intensity measured as MT of CO2e/Raw Material MT as reported in the applicable KPI Metrics Report
(b)    “Renewable Corn Oil Production” means, increase in renewable corn oil yield (total amount of renewable corn oil per bushel of corn used) as reported in the applicable KPI Metrics Report
(c)    “Sustainable Technology” means, increase in total number of plants converted to sustainable ultra-high protein technologies, such as Maximized Stillage Co-Products (MSC), or Clean Sugar Technology (CST) as reported in the applicable KPI Metrics Report

(d)    “Total Recordable Incident Rate” means, reduction in Total Recordable Incident Rate (TRIR), which is the number of incidents per 200,000 workhours (Department of Labor – Occupational Safety and Health Administration) as reported in the applicable KPI Metrics Report
“KPI Metrics Auditor” means APEX Environmental Services, Apex Companies, LLC, or any other qualified independent auditor, as appointed by or on behalf of the Group, approved by the Sustainability Structuring Agent, from time to time, who provides a statement of limited assurance concerning any KPI Metrics Report, being Apex Companies, LLC as at the Closing Date (and with respect to the Initial KPI Metrics Report).
“KPI Metrics Report” means, with respect to any calendar year, a report that may take the form of any nonfinancial disclosure of the Group’s performance of one or more KPI Metrics prepared by or on behalf of the Group for one or more KPI Metrics for a specific calendar year. Such KPI Metrics Report shall be audited by the KPI Metrics Auditor with a statement of limited assurance.
“Lender” or “Lenders” has the meaning assigned to that term in the introductory paragraph of this Agreement. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lenders.
“Lender Letter of Credit” has the meaning assigned to that term in Section 2.1(e).
“Letter of Credit Liability” means, all reimbursement and other liabilities of any Borrower with respect to a Lender Letter of Credit, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by any Lender issuing a Lender Letter of Credit to the extent not reimbursed; and (c) all unpaid interest, fees and expenses related thereto.
“Letter of Credit Reserve” means, at any time, an amount equal to (a) the aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at such time plus, without duplication, (b) the aggregate amount theretofore paid by Agent or any Lender under Lender Letters of Credit and not debited to the Revolving Loan pursuant to Section 2.1(e)(2) or otherwise reimbursed by Borrower.
“Letter of Non-Exemption” has the meaning assigned to that term in Section 2.9(c).
“Lien” means any lien (statutory or otherwise), mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).
“Loan” or “Loans” means a Revolving Advance or a Swingline Loan.
“Loan Documents” means this Agreement, the Notes (if any), any Guaranty, any Guarantor Security Agreement, the Fee Letter and all other agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for Agent or any Lender in connection with the Loans, any Lender Letter of Credit, all as amended, restated, supplemented or modified from time to time, and including any such amendment, restatement, supplement or modification.
“Loan Party” means each Borrower and each Guarantor.

“Macquarie Repurchase Intercreditor Agreement”: means that certain letter agreement to be executed after the Closing Date, by and among Agent and Macquarie Bank Limited or an Affiliate thereof, on terms and conditions acceptable to Agent, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.
“Market Value” means, as of any date of determination, with respect to any Eligible Inventory, the price at which such Eligible Inventory could be acquired on such date by Borrowers in one or more arms-length transactions, as determined in good faith by Borrowers.
“Material Adverse Effect” means a material adverse effect upon (a) the business, operations, liabilities (actual or contingent), properties, assets or financial condition of Borrowers taken as a whole, (b) the ability of Borrowers, taken as a whole, to perform their obligations under any Loan Document to which they are party or of Agent or the Lenders taken as a whole, to enforce or collect any of the Obligations or (c) the enforceability or priority (excluding the effect of Permitted Encumbrances) of the Agent’s Liens with respect to the Collateral.
“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Borrower, (i) which the failure to comply with could reasonably be expected to result in a Material Adverse Effect or (ii) that is deemed to be a material contract under any securities laws applicable to such Person, including the Securities Act of 1933.
“Maximum Rate” has the meaning assigned to that term in Section 2.2(c).
“Maximum Revolving Loan Amount” means, as of any date of determination, the lesser of (a) the Aggregate Revolving Loan Commitment as of such date, and (b) (i) during a Borrowing Base Period, the Borrowing Base as of such date, or (ii) at all other times, an amount equal to the Collateral Formula Amount as of such date divided by 1.20.
“Moody’s” shall mean Moody’s Investors Services, Inc. and its successors.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrowers or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.
“Multiple Employer Plan” means a Plan with respect to which Holdings or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Negative Equity in Forward Contract Positions” means, as of any date of determination, the amount by which the Net Unrealized Forward Contract Position is less than $0.
“Net Positive Equity in Forward Contract Positions” means, as of any date of determination, the amount by which the Net Unrealized Forward Contract Position exceeds $0.
“Net Worth” of any Person means the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP.

“Net Unrealized Forward Contract Position” means, as of any date of determination, the aggregate amount equal to (a) the Unrealized Profits on Forward Contract Positions on such date minus (b) the Unrealized Losses on Forward Contract Positions on such date.
“Note” or “Notes” means the Revolving Notes.
“Notice of Borrowing” means a notice in the form of Exhibit E.
“Obligations” means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to the Secured Parties or their respective Affiliates under the Loan Documents, any Secured Hedge Agreements, Commodity Repurchase Agreements, and/or Secured Bank Products Agreements (whether incurred before or after the Termination Date) including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, indirect, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, costs and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law (regardless of whether allowed or allowable in whole or in part as a claim therein); provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party.
“OECD” has the meaning provided in the definition of “Eligible Assignee.”
“OFAC” has the meaning assigned to that term in Section 4.23(a).
“Organizational Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
“Other Connection Taxes” means Tax Liabilities imposed as a result of a present or former connection between Agent or any Lender and the jurisdiction imposing such Tax Liabilities (other than connections arising from Agent or any Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” has the meaning set forth in Section 2.9(d).
“Participant Register” has the meaning set forth in Section 9.5(b).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Funding Rules” means the rules of the IRC and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the IRC and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by Borrowers or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the IRC.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Cure Securities” means Equity Interest issued (other than Disqualified Stock) by a Borrower or Holdings to their direct or indirect parent as consideration for a Cure Fund Payment.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” means the following types of Liens:
(i)    Liens in favor of Agent securing the Obligations;
(ii)    Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable; or which are being contested in good faith with adequate reserved maintained with respect thereto;
(iii)    Pledges or deposits (other than any Lien imposed by ERISA) made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;
(iv)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not overdue by more than thirty (30) days;
(v)    Liens of landlords or sublandlords securing obligations to pay lease payments that are not yet due and payable or in default;
(vi)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(vii)    Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(viii)    Liens and security interests securing Specified Indebtedness so long as, and only to the extent that, such Specified Indebtedness is subject to a Specified Indebtedness Intercreditor Agreement;
(ix)    Liens securing Indebtedness permitted under Section 7.1(d);

(x)    Liens encumbering any Commodity Repurchase Agreement Property (but no other property of any Borrower) and securing Commodity Repurchase Agreement Indebtedness permitted hereunder so long as the Macquarie Repurchase Intercreditor Agreement is in effect.
(xi)    Rights of set-off of financial institutions and other Persons in the ordinary course of banking and trading arrangements;
(xii)    Liens on proceeds of specified insurance policies to secure any portion of the unpaid amount of premiums payable by any Borrower in respect of such policies;
(xiii)    The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and, in any case, they do not in the aggregate materially impair the ability of the Restricted Loan Parties to perform their obligations hereunder or under the other Loan Documents:
(1)    Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(2)    Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
(3)    Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;
(xiv)    Judgment Liens in such amounts as would not constitute an Event of Default;
(xv)    Liens shown on Schedule 7.3 and Liens securing any Permitted Refinancing thereof;
(xvi)    other Liens on assets not included in the Borrowing Base or the Collateral Formula Amount and not otherwise permitted under this Section 7.3 as to which the aggregate amount of the obligations secured thereby does not at any time exceed $250,000;
(xvii)    leases, licenses, cross-licenses, subleases or sublicenses granted to others in the ordinary course of business which (A) do not interfere in any material respect with the business of any Borrower, and (B) do not secure any Indebtedness; and
(xviii)    Statutory liens of each applicable Farm Credit Bank in the Farm Credit Equities.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension plus an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms (x) at least as favorable (taken as a whole) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended or (y) is otherwise reasonably acceptable to Agent, (e) if such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is Indebtedness secured by Liens that are subordinated to the Liens securing the Obligations, (i) such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms (x) at least as favorable (taken as a whole) to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended or (y) otherwise reasonably acceptable to Agent and (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by only a Person who is an obligor of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended and (f) if the Indebtedness being modified, refinanced, restructured, refunded, renewed, replaced or extended is secured by Liens on any of the Restricted Loan Parties’ property, such modification, refinancing, refunding, renewal, replacement or extension shall be secured only by such property (provided that if the Indebtedness being modified, refinanced, restructured, refunded, renewed, replaced or extended is secured by Liens that are not permitted hereunder, such modification, refinancing, refunding, renewal, replacement or extension shall only be secured by Liens otherwise permitted hereunder).
“Permitted Supply Chain Financing” means a supply chain finance transaction or transactions whereby a Borrower sells (i) Designated Supply Chain Accounts consisting of a portion of its Accounts at the request of a customer of such Borrower or a related Borrower (and for the avoidance of doubt, not with respect to Accounts of any Borrower or Borrowers generally) or (ii) drafts or bills of exchange which reflect such Borrower’s right to payment from a customer of such Borrower or a related Borrower for goods or services provided, and:
(a)    such Borrower, prior to entering into such transaction, shall have provided Agent with copies of all documentation regarding such proposed Permitted Supply Chain Financing arrangements;
(b)    such Borrower shall have obtained the prior written consent of Agent before entering into such transaction;
(c)    all or substantially all of the cash proceeds of such transaction are applied to repay the principal balance of the Revolving Loan;
(d)    such transaction shall be without recourse to any Borrower other than customary recourse terms provided for in the applicable documentation (in connection with the customary representations made with respect to the applicable Account or drafts/bills of exchange);

(e)    any discount rate applicable to such transaction shall be reasonable and customary based on market terms at such time; and
(f)    prior to, or after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and the Restricted Loan Parties shall be in compliance with Section 6, determined on a pro forma basis.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrowers or any Subsidiary, or any such plan to which Borrowers or any Subsidiary are required to contribute on behalf of any of their employees or with respect to which any Borrower has any liability.
“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.
“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
“Prior Security Interest” means a valid and enforceable perfected first-priority security interest in the Collateral which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute.
“Pro Rata Share” means, as of any date of determination, for any Lender (a) at any time prior to the termination of the Revolving Loan Commitments, the percentage (carried out to the ninth decimal place) obtained by dividing (i) the Revolving Loan Commitment of such Lender at such time by (ii) the Revolving Loan Commitments of all Lenders at such time and (b) at any time after the termination of the Revolving Loan Commitments, the percentage (carried out to the ninth decimal place) obtained by dividing (i) the outstanding principal balance of the Revolving Advances of such Lender at such time by (ii) the outstanding principal balance of the Revolving Loan at such time.
The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.1.
“Projections” means Borrowers’ forecasted consolidated: (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a division by division and Subsidiary by Subsidiary basis consistent with Borrowers’ historical financial statements and based upon good faith estimates and assumptions by Borrowers believed to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.
“Protective Advance” has the meaning assigned to that term in Section 2.1(i).

“Purchase Money Security Interest” means Liens (including, without limitation, capitalized leases under GAAP) upon tangible personal property (including the proceeds thereof) securing loans to the Restricted Loan Parties or deferred payments (including, without limitation, capitalized lease obligations under GAAP) by the Restricted Loan Parties for the purchase or capital lease of such tangible personal property, provided that such security interest does not encumber any asset except the assets purchased (and the proceeds thereof), and provided further that such security interest does not secure obligations in excess of such purchase price or deferred payments.
“QFC Credit Support” has the meaning assigned to that term in Section 10.25.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Realized Score” means, in relation to any Key Performance Indicator and any KPI Metrics Report, the value or percentage assigned to that Key Performance Indicator as extracted from that KPI Metrics Report.
“Register” has the meaning assigned to that term in Section 9.5(e).
“Related Fund” has the meaning assigned to that term in Section 9.5(d).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Reporting Rider” means Rider A attached to this Agreement and made a part hereof.
“Requisite Lenders” means, at any time of determination, Lenders (other than a Defaulting Lender) holding or being responsible for more than fifty percent (50%) of the sum of the (a) outstanding Loans, (b) Letter of Credit Reserve, and (c) unutilized Revolving Loan Commitments of all Lenders which are not Defaulting Lenders.
“Reserves” means any and all reserves which the Agent determines, in its Permitted Discretion, as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral or the amount that the Agent would likely receive upon the liquidation of the Collateral, (b) to reflect claims and liabilities that the Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of any portion of the Collateral Formula Amount, (d) to reflect any other circumstances which would likely adversely affect the value of the

Collateral, (e) to reflect any circumstances which adversely affect the enforceability or priority of the Agent’s Liens on the Collateral, or (f) to reflect that an Event of Default exists. Reserves may only be established by the Agent, acting in its Permitted Discretion, upon at least three (3) Business Days’ prior written notice to the Borrowing Agent (which notice shall include a reasonably detailed description of such reserve being established or modified and the basis for such reserve or modification), except that no such notice shall be required (x) if an Event of Default has occurred or is continuing, (y) for changes to any reserves resulting solely by virtue of mathematical calculations of the amount of the reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and customer credit liabilities), or (z) for changes to reserves or establishment of additional reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect would occur were such reserve not changed or established prior to the three (3) Business Day period; provided that during such three (3) Business Day period, borrowings shall not be permitted if, after giving pro forma effect to the imposition of such proposed reserves, Revolving Availability would be less than zero. During any such applicable three (3) Business Day period, the Agent shall, if requested, discuss any such reserve or change with the Borrowers, and Borrowers may take such action (but, in any event, without prejudice to Agent’s right to implement any Reserves permitted hereunder) as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Agent.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, the president, any vice president, the controller, the chief financial officer, the treasurer, managing director or any other officer having substantially the same authority and responsibility or having been duly authorized by the board of directors (or similar managing entity) of the applicable Person, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of Borrowers or any other officer having substantially the same authority and responsibility or having been duly authorized by the board of directors (or similar managing entity) of the applicable Person.
“Restricted Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).
“Revolving Advance” means each advance made by the Lenders under the Revolving Loan Commitments.
“Revolving Availability” means, as of any date of determination, the amount by which the Maximum Revolving Loan Amount as of such date exceeds the Aggregate Revolving Credit Exposure as of such date.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Advances, plus its Pro Rata Share of the Letter of Credit Reserve, plus its participation in Swingline Loans at such time.
“Revolving Loan” means the outstanding balance of all Revolving Advances and any amounts added to the principal balance of the Revolving Loan pursuant to this Agreement (including, for the avoidance of doubt, the principal balance of any Protective Advances).
“Revolving Loan Commitment” means, as to any Lender, the commitment of such Lender to make Revolving Advances pursuant to Section 2.1(a), and to purchase participations in (x) Lender Letters of Credit pursuant to Section 2.1(e) and (y) Swingline Loans pursuant to Section 2.1(g) in the aggregate amount set forth opposite such Lender’s name on Schedule 1.1 or in the most recent Assignment and Acceptance Agreement, if any, executed by such Lender, as such commitment may be reduced or increased from time to time in accordance with the terms of this Agreement.
“Revolving Note” means each promissory note of Borrowers in substantially the form of Exhibit G, issued to evidence the Revolving Loan Commitment of any Lender.
“Sanctions” has the meaning assigned to that term in Section 4.23(a).
“Scheduled Termination Date” means March 25, 2027.
“Secured Bank Products Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management or depositary arrangements entered into between any Restricted Loan Party and a Lender or an Affiliate of a Lender, in its separate capacity as a provider of such cash management services, a copy of which has been provided to Agent. The obligations of the Restricted Loan Parties to Agent, any Lender or any Affiliate of Agent or any Lender, as applicable, under any Secured Bank Products Agreement shall be “Obligations” hereunder and otherwise treated as Obligations for purposes of each of the other Loan Documents, and shall be entitled to the benefit and security of the Collateral, the Loan Documents and all other collateral security for the Obligations, on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.
“Secured Hedge Agreement” means a Hedge Agreement that: (a) is provided to a Restricted Loan Party by Agent, any Lender or any Affiliate of Agent or any Lender; (b) is entered into by the applicable Restricted Loan Party in compliance with Section 7.1(f); and (c) with respect to which Agent has received satisfactory evidence that such Hedge Agreement (i) is documented in a standard International Swaps and Derivatives Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes (it being understood and agreed that Agent shall have no obligation to ascertain whether any such agreement is entered into for speculative purposes). The obligations of the Restricted Loan Parties to Agent, any Lender or any Affiliate of Agent or any Lender, as applicable, under any Secured Hedge Agreement shall be “Obligations” hereunder and otherwise treated as Obligations for purposes of each of the other Loan Documents, and shall be entitled to the benefit and security of the Collateral, the Loan Documents and all other collateral security for the Obligations, on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.
“Secured Parties” means, collectively, Agent, the Lenders, any provider of Secured Hedge Agreements (but excluding all Excluded Swap Obligations), any provider of services under a

Secured Bank Products Agreement, the Indemnitees, and the successors and assigns of each of the foregoing.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the “fair value” of the assets of such Person (taken as a whole and on a going concern basis) exceeds the sum of all debts of such Person as such quoted term is determined in accordance with applicable federal, state and provincial laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to meet its obligations as they generally become due, and (d) such Person does not have unreasonably small capital in relation to its business contemplated as of such date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Indebtedness” means Indebtedness of a Subsidiary of Holdings outstanding at the time such Subsidiary becomes a Borrower hereunder (excluding any such Indebtedness incurred in contemplation of the joinder of such Subsidiary as a Borrower).
“Specified Indebtedness Intercreditor Agreement” means an intercreditor agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by the lenders or agent with respect to any Specified Indebtedness.
“Standard & Poor’s” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.
“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.
“Subsidiary Borrower Conditions” means, with respect to any Borrower or proposed Borrower, each of the following:

(a)    such Borrower either (i) is party hereto as a “Borrower” on the Closing Date or (ii) shall have executed and delivered to Agent a joinder agreement, in form and substance reasonably satisfactory to Agent, pursuant to which such Borrower shall have agreed to become a “Borrower” for all purposed under this Agreement and the other Loan Documents;
(b)    subject to the time period set forth in Section 5.14(e), (i) such Borrower shall have entered into a Subsidiary Loan Agreement, in form and substance satisfactory to Agent in its reasonable discretion, a copy of which shall have been furnished to Agent, (ii) such Subsidiary Loan Agreement shall remain in full force and effect and shall have not been amended, waived or otherwise modified without the prior written consent of Agent and (iii) GP Finco shall have taken all actions reasonably requested by Agent to grant Agent, for the benefit of the Secured Parties, a perfected, first priority security interest in such Subsidiary Loan Agreement and all related Subsidiary Loan Documents;
(c)    such Borrower shall have taken such other actions as Agent shall have reasonably required to grant to Agent, for the benefit of itself and the Secured Parties, a perfected first priority security interest in all of the Collateral of such Borrower;
(d)    such Borrower shall have delivered to Agent a secretary’s certificate or officer’s certificate satisfying the requirements set forth in Section 3.1(c);
(e)    each of the Lenders shall have received, at least five (5) Business Days before the joinder of such Borrower, all documentation and other information reasonably requested it to satisfy its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and
(f)    and if requested by Agent, such Borrower shall have delivered to Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Agent.
“Subsidiary Borrowers” means, collectively, all of the Borrowers, other than each of the Borrowers that is a party to this Agreement on the Closing Date.
“Subsidiary Guarantor” means each Subsidiary of Holdings that now or hereafter executes a Guaranty or becomes a party hereto as a “Guarantor”.
“Subsidiary Loan Agreement” means, with respect to a given Borrower (other than GP Finco), the loan and security agreement (or similar agreement), entered into by such Subsidiary Borrower and GP Finco, as the same may be amended from time to time. “Subsidiary Loan Agreements” means, collectively, all of the Subsidiary Loan Agreements entered into by GP Finco and the Subsidiary Borrowers from and after the Closing Date.
“Subsidiary Loan Documents” means, collectively, the Subsidiary Loan Agreements and each other agreement, document, instrument, note, collateral access agreement (or similar) or other writing executed and/or delivered by GP Finco and/or a Subsidiary Borrower in connection with any Subsidiary Loan Agreement.
“Supported QFC” has the meaning assigned to that term in Section 10.25.
“Sustainability Documents” means the KPI Metrics Report and the KPI Compliance Certificate.

“Sustainability Margin Adjustment” means the adjustment of the Applicable Margin for any KPI Metric as referred to in Section 2.14.
“Sustainability Structuring Agent” means ING Capital LLC.
“Sustainability Table” means the Sustainability Table set forth in Schedule 2.14.
“Swap Obligation” means, with respect to any Restricted Loan Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Borrowing” means a borrowing of a Swingline Loan.
“Swingline Lender” means ING Capital LLC, in its capacity as lender of Swingline Loans hereunder, or such other Lender as Borrowers may from time to time select as the Swingline Lender hereunder upon the approval of Agent and such other Lender.
“Swingline Loan” means a loan made by a Swingline Lender to any Borrower pursuant to Section 2.1(g).
“Swingline Loan Notice” means a notice in the form of Exhibit F.
“Swingline Note” mean a promissory note of Borrowers in substantially the form of Exhibit H, issued to evidence the Swingline Loans made by the Swingline Lender.
“Swingline Sublimit” means an amount equal to the lesser of $25,000,000. The Swingline Sublimit is part of, and not in addition to, the Revolving Loan Commitments.
“Target Score”, with respect to any calendar year, means, in relation to any Key Performance Indicator, the value or percentage set out opposite that Key Performance Indicator under the heading “Target Score” in Schedule 2.14 with respect to that calendar year, or such values as may be supplemented in accordance with Section 2.14.
“Tax Liabilities” has the meaning assigned to that term in Section 2.9(a).
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

    Base Rate Loans:

0.10%

    SOFR Loans:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%
provided that Agent may from time to time reduce any of the percentages set forth above to a percentage not less than zero with the written consent of all Lenders at such time (which consent may be given via electronic mail or in any other manner contemplated for notices under this Agreement). Any such reduction shall become effective on the first Business Day after the date on which Agent provides Borrowers notice of such reduction.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the earlier of (a) the Scheduled Termination Date and (b) the acceleration of all Obligations pursuant to Section 8.3.
“Total Funded Debt” as of any date, shall mean, with respect to any Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP (without duplication): (a) all Indebtedness (i) for borrowed money (including all Obligations hereunder and all Specified Indebtedness), (ii) for the deferred purchase price of property or services as of such date, (iii) in the form of obligations in respect of Capital Leases or (iv) which is evidenced by a note, bond, debenture or similar instrument but excluding, for the avoidance of doubt, any unfunded Lender Letters of Credit, bankers acceptances or similar instrument (including, in the case of each of clauses (i) through (iv) any Guarantees in respect of the types of Indebtedness described therein).
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Base Rate.
“U.S. Special Resolution Regimes” has the meaning assigned to that term in Section 10.25.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, to the extent the law of any other state or other jurisdiction applies to the attachment, perfection, priority or enforcement of any Lien granted to Agent in any of the Collateral, “UCC” means the Uniform Commercial Code as in effect in such other state or jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or enforcement of a Lien in such Collateral. To the extent this Agreement defines the term “Collateral” by reference to terms used in the UCC, each of such terms shall have the broadest meaning given to such terms under the UCC as in effect in any state or other jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.
“Unrealized Losses on Forward Contract Positions” means, as of any date of determination, the sum of (a) the aggregate amount by which (1) the aggregate fair market value (net of storage and transportation costs) on such date of corn subject to Eligible Forward Contracts for sale by any Borrower exceeds (2) the amount which such Borrower’s customers have contractually agreed to pay to such Borrower pursuant to Eligible Forward Contracts in consideration of future deliveries of corn (net of any set-off rights of the counterparties to such Eligible Forward Contracts) plus (b) the aggregate amount by which (1) the amount which any Borrower has contractually agreed to pay farmers pursuant to Eligible Forward Contracts in consideration of future deliveries of corn (net of any set-off rights of the counterparties to such Eligible Forward Contracts) exceeds (2) the aggregate fair market value (net of storage and transportation costs) on such date of corn.

“Unrealized Profits on Forward Contract Positions” means, as of any date of determination, the sum of (a) the aggregate amount by which (1) the amount which any Borrower’s customers have contractually agreed to pay to such Borrower pursuant to Eligible Forward Contracts in consideration of future deliveries of corn (net of any set-off rights of the counterparties to such Eligible Forward Contracts), exceeds (2) the aggregate fair market value (net of storage and transportation costs) on such date of corn plus (b) the aggregate amount by which (1) the aggregate fair market value (net of storage and transportation costs) on such date of corn subject to Eligible Forward Contracts for purchase by any Borrower exceeds (2) the amount which such Borrower has contractually agreed to pay farmers pursuant to Eligible Forward Contracts in consideration of future deliveries of corn (net of any set-off rights of the counterparties to such Eligible Forward Contracts).
“Unsuccessful Completion” means, at any time of determination with respect to any calendar year, that:
(a)    The Group has failed to deliver the Sustainability Documents with respect to that calendar year in accordance with paragraph (p) of the Reporting Rider, or
(b)    The methodology for the determination of the Realized Score for one or more Key Performance Indicators has been altered in a material way compared to the methodology applied for the determination of the Baseline as published in the Initial KPI Metrics Report without the consent of the Requisite Lenders.
“Unused Commitment Fee” means the fee described in Section 2.3(a).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“U.S. Dollars” and the sign “$” shall mean lawful money of the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Working Capital Schedule” means the written calculation of the Collateral Formula Amount in substantially the form of Schedule II to Exhibit B to this Agreement.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    UCC Defined Terms. The following terms used in this Agreement shall have the respective meanings provided for in the UCC: “Accounts”, “Account Debtor”, “Buyer in Ordinary Course of Business”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contract”, “Commodity Intermediary”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Farm Products”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit”, “Letter-of-Credit Rights”, “Licensee in Ordinary Course of Business”, “Payment Intangibles”, “Proceeds”, “Record”, “Securities Account”, “Securities Intermediary”, “Software”, “Supporting Obligations” and “Tangible Chattel Paper”.
1.3    Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent or any Lender pursuant to Section 5.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any “Accounting Changes” (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Borrowers and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrowers shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrowers and the Requisite Lenders, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Borrowers shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrower; and (b) changes in accounting principles recommended by Borrower’s Accountants. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made. Notwithstanding the foregoing, for purposes of determining compliance with any financial covenant contained herein, the effects of FASB Accounting Standards Update 2016-02 (Topic 842) shall be disregarded.
1.4    Other Definitional Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of three hundred sixty-six (366) days, and (ii) otherwise, to a year of three hundred sixty-five (365) days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein or in any other Loan Document to Articles, Sections, Exhibits, Riders and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Riders and Schedules to, this Agreement or such other Loan Document, as applicable, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) the words “renew”, “renewal” and variations thereof as used herein with respect to a Lender Letter of Credit means to extend the term of such Letter of Credit or to reinstate an amount drawn under such Lender Letter of Credit or both.
1.5    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (each, a “Division”): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. In no event shall any Loan Party be permitted to effectuate a Division and if any Subsidiary shall consummate a Division, such Subsidiary shall be required, promptly after the effectiveness of such Division, to comply with the requirements set forth in Section 5.12 to the extent applicable.
1.6    Rates. Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and, except as otherwise provided in this Agreement, shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 2    LOANS AND COLLATERAL
2.1    Loans.
(a)    Revolving Loans. Subject to the terms and conditions herein set forth, each Lender with a Revolving Loan Commitment severally agrees to make loans to Borrowers from time to time in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding its Revolving Loan Commitment. Amounts borrowed under this Section 2.1(a) may be repaid and reborrowed at any time prior to the earlier of (x) the termination of the Revolving Loan Commitment pursuant to Section 8.3 or (y) the Termination Date. Except as otherwise provided herein, no Lender shall have any obligation to make a Revolving Advance if such Revolving Advance would cause the Aggregate Revolving Credit Exposure (after giving effect to any immediate application of the proceeds thereof) to exceed the Maximum Revolving Loan Amount.
(b)    [Reserved].
(c)    Borrowing Mechanics.
(i)    Base Rate Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of such amount. SOFR Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of such amount.
(ii)    On any day when any Borrower desires a Revolving Advance, such Borrower, through Borrowing Agent, shall give Agent written or telephonic notice of the proposed borrowing by 2:00 p.m. (New York City time) on the Funding Date of a Base Rate Loan or three (3) Business Days in advance of the Funding Date of a SOFR Loan, which notice shall specify the proposed Funding Date (which shall be a Business Day), the amount of Loan requested, whether such borrowing shall consist of Base Rate Loans or SOFR Loans, and, for SOFR Loans, the Interest Period applicable thereto. Neither Agent nor any Lender shall incur any liability to any Borrower for acting upon any telephonic notice or a Notice of Borrowing which Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of such Borrower or for otherwise acting in good faith under this Section 2.1(c). Neither Agent nor any Lender will be required to make any advance pursuant to any telephonic or written notice or a Notice of Borrowing, unless all of the applicable terms and conditions set forth in Section 3 have been satisfied and Agent has received the most recent Compliance Certificate and all other documents required under Section 5 and the Reporting Rider by 2:00 p.m. (New York City time) on the date of such funding request.
(iii)    Each Revolving Advance shall be deposited by wire transfer in immediately available funds in such account as Borrowing Agent may from time to time designate to Agent in writing. Borrowers’ failure to pay when due any amount required to be paid under this Agreement or any of the other Loan Documents as principal, Lender Letter of Credit reimbursement obligation, accrued interest, fees, compensation or any other amounts shall be deemed irrevocably to be an automatic request by Borrowers for a Revolving Advance, which shall be a Base Rate Loan, on the due date of, and in the amount required to pay (as set forth on Agent’s books and records), such principal, Lender Letter of Credit reimbursement obligation, accrued interest, fees, compensation or any other amounts. Agent shall notify the Borrowers in writing promptly following the funding of any such Revolving Advance described in the immediately preceding sentence.
(d)    Notes. If so requested by any Lender by written notice to Agent at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.5) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Revolving Note to evidence such Lender’s Revolving Advances.
(e)    Letters of Credit. The Revolving Loan Commitments may be utilized, upon the request of the Borrowing Agent, for the issuance of letters of credit by Agent, or with the consent of Borrowers, Agent and the applicable Lender, any Lender (each a “Lender Letter of Credit”); provided that in no event shall any Lender Letter of Credit be issued to the extent that the issuance of such Lender Letter of Credit would cause the Aggregate Revolving Credit Exposure to exceed the Maximum Revolving Loan Amount.
(i)    Maximum Amount. The aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at any time shall not exceed $35,000,000.
(ii)    Reimbursement. Borrowers shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent or the issuer for any amounts paid with respect to a Lender Letter of Credit, including all fees, costs and expenses, on the date such amounts are so paid. Borrowers hereby authorize and direct Agent, at Agent’s option, to debit Borrowers’ account (by increasing the Revolving Loan) in the amount of any payment made with respect to any Lender Letter of Credit. In the event that Agent elects not to debit Borrowers’ account and Borrowers fail to reimburse Agent in full on the date of any payment under a Lender Letter of Credit, Agent shall promptly notify each Lender of the unreimbursed amount of such payment together with accrued interest thereon and each Lender, on the next Business Day, shall deliver to Agent an amount equal to its respective participation in same day funds. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. In the event any Lender fails to make available to Agent the amount of such Lender’s participation in such Lender Letter of Credit, Agent shall be entitled to recover such amount on demand from such Lender together with interest on such amount calculated at the Federal Funds Effective Rate.
(iii)    Request for Letters of Credit. Borrowers shall give Agent at least five (5) Business Days prior notice specifying the date a Lender Letter of Credit is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the Letter of Credit being requested. Any Letter of Credit which any Borrower requests must be in such form, be for such amount, contain such terms and support such transactions as are reasonably satisfactory to the Issuing Bank. Within three (3) Business Days following receipt of such notice from Borrowers, the Issuing Bank shall notify Borrowers if any terms of such requested Letter of Credit are not reasonably satisfactory to the Issuing Bank. The expiration date of each Lender Letter of Credit shall be on a date which is at least five (5) Business Days prior to the Scheduled Termination Date unless otherwise agreed to by Agent (provided such expiration date shall not extend beyond the Scheduled Termination Date). Notwithstanding the foregoing, a Lender Letter of Credit (1) shall be a standby letter of credit and (2) may include “evergreen” or automatic extension provisions; provided that (x) any such letter of credit shall permit the Issuing Lender to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such letter of credit) by giving prior notice to Borrowing Agent and the beneficiary thereof and (y) no such letter of credit shall extend or be permitted to extend beyond the Scheduled Termination Date.
(iv)    Lender Participation. Each Lender shall be deemed to have purchased a participation in each Lender Letter of Credit issued on behalf of any Borrower, immediately and automatically upon such issuance, in an amount equal to its Pro Rata Share of the Aggregate Revolving Loan Commitment.
(f)    Other Letter of Credit Provisions.

(i)    Obligations Absolute. The obligation of Borrowers to reimburse Agent or any Lender for payments made under, and other amounts payable in connection with, any Lender Letter of Credit shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement including, without limitation, the following circumstances:
(A)    any lack of validity or enforceability of any Lender Letter of Credit, or any other agreement;
(B)    the existence of any claim, set-off, defense or other right which any Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary or transferee of any Lender Letter of Credit (or any Persons for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with this Agreement, any other Loan Document, or any other related or unrelated agreements or transactions;
(C)    any draft, demand, certificate or any other document presented under any Lender Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(D)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Loan Parties or any of their Subsidiaries;
(E)    any breach of this Agreement or any other Loan Document by any party thereto;
(F)    [reserved];
(G)    the fact that a Default or an Event of Default shall have occurred and be continuing; or
(H)    payment under any Lender Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Lender Letter of Credit; provided that, in the case of any payment by Agent or a Lender under any Lender Letter of Credit, Agent or such Lender has not acted with gross negligence or willful misconduct (as determined by a final non-appealable order by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Lender Letter of Credit.
(ii)    Nature of Lender’s Duties. None of Agent, the Lenders nor any Issuing Lender, shall be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document by any party in connection with the application for and issuance of any Lender Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Lender Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any Lender Letter of Credit to comply fully with conditions required in order to demand payment thereunder; provided that, in the case of any payment under any such Lender Letter of Credit, any Issuing Lender has not acted with gross negligence or willful misconduct (as determined by a final non-appealable order by a court of competent jurisdiction) in determining that the demand for payment under any such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment thereunder; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any such Lender Letter of Credit; (G) for the credit of the proceeds of any drawing under any such Lender Letter of Credit; and (H) for any consequences arising from causes beyond the control of Agent or any Lender as the case may be.
(iii)    Liability. In furtherance and extension of and not in limitation of, the specific provisions herein above set forth, any action taken or omitted by Agent or any Lender under or in connection with any Lender Letter of Credit, if taken or omitted in good faith, shall not put Agent or any Lender under any resulting liability to Borrowers or any other Lender; provided that nothing in this Agreement shall relieve Agent or any Lender issuing a Lender Letter of Credit from liability for Agent’s or such Lender’s gross negligence or willful misconduct or breach in bad faith of its obligations under this Agreement (as determined by a court of competent jurisdiction in a final, non-appealable judgment) including in connection with actions or omissions described in this Section.
(g)    Swingline Loans.
(i)    Swingline Loans. Subject to the terms and conditions set forth herein, each Swingline Lender, in reliance on the agreements of the Lenders set forth in this Section, agrees to make Swingline Loans to Borrowers from time to time on any Business Day before the Termination Date, in an aggregate principal amount that will not result in (x) the Revolving Credit Exposure of any Lender exceeding its Revolving Loan Commitment, (y) the Aggregate Revolving Credit Exposure exceeding the Maximum Revolving Loan Amount or (z) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit; provided, further, that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may borrow, prepay and reborrow Swingline Loans.
(ii)    Borrowing Procedures for Swingline Loans. Each Swingline Borrowing shall be made upon Borrower’s notice to the applicable Swingline Lender and Agent. Each such notice shall be in the form of a Swingline Loan Notice, appropriately completed and signed by a duly authorized officer of Borrowing Agent, or may be given by telephone (if promptly confirmed in writing by delivery of such a Swingline Loan Notice consistent with such telephonic notice) and must be received by such applicable Swingline Lender and Agent not later than 2:00 p.m. (New York City time) on the date (which shall be a Business Day) of the requested Swingline Borrowing, and such notice shall specify (i) the amount to be borrowed, which shall be in a minimum of $100,000 or a larger multiple of $100,000, and (ii) the date of such Swingline Borrowing (which shall be a Business Day). Subject to the terms and conditions set forth herein, such Swingline Lender shall make each Swingline Loan available to Borrowers by credit to Borrowers’ account with such Swingline Lender or by wire transfer in accordance with instructions provided to (and reasonably acceptable to) such Swingline Lender, not later than 4:30 p.m. (New York City time) on the requested date of such Swingline Loan.
(iii)    Participations by the Lenders in Swingline Loans.
(A)    Immediately upon the making of a Swingline Loan by a Swingline Lender, and without any further action on the part of such Swingline Lender or the Lenders, such Swingline Lender hereby grants to each Lender, and each Lender hereby acquires from such Swingline Lender, a participation in such Swingline Loan equal to such Lender’s Pro Rata Share (determined by reference to the Revolving Loan Commitments of the Lenders) of the amount of such Swingline Loan. Each Swingline Lender may, by written notice given to Agent not later than 3:00 p.m., New York City time, on any Business Day, require the Lenders to fund participations on such Business Day in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will fund such participations. Promptly upon receipt of such notice, Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender hereby absolutely, unconditionally and irrevocably agrees, upon receipt of notice as provided above in this paragraph, to pay to Agent, for account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire and fund participations in Swingline Loans pursuant to this paragraph is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Loan Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds to Agent’s Account, and Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.
(B)    Agent shall notify Borrowers of any participations in any Swingline Loan funded pursuant to the preceding paragraph, and thereafter payments in respect of such Swingline Loan shall be made to Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from Borrowers (or other party on behalf of Borrowers) in respect of a Swingline Loan made by such Swingline Lender after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Agent. Any such amounts received by Agent shall be promptly remitted by Agent to the Lenders that shall have made their payments pursuant to the preceding paragraph and to such Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to such Swingline Lender or to Agent, as applicable, if and to the extent such payment is required to be refunded to Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrowers of any default in the payment thereof.
(C)    Subject to the provisions of Section 2.2(a), during such periods as a Swingline Loan shall remain outstanding, such Swingline Loan shall bear interest at a per annum rate equal to the Base Rate plus the Adjusted Applicable Margin. Interest on Swingline Loans shall be payable in quarterly in arrears and on the Termination Date.
(D)    Swingline Loans shall, upon the request of the Swingline Lender, be evidenced by a Swingline Note.
(iv)    Resignation of Swingline Lender. Any Swingline Lender may resign at any time by giving 30 days’ prior notice to Agent, the Lenders and Borrower. After the resignation of a Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan

Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.
(h)    Availability of a Lender’s Pro Rata Share.
(i)    Lender’s Amounts Available on a Funding Date. Unless Agent receives written notice from a Lender on or prior to any Funding Date that such Lender will not make available to Agent as and when required such Lender’s Pro Rata Share of any requested Loan or participation in a Swingline Loan, Agent may assume that each Lender will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.
(ii)    Lender’s Failure to Fund. A Defaulting Lender shall pay interest to Agent at the Federal Funds Effective Rate on the Defaulted Amount from the Business Day following the applicable Funding Date of such Defaulted Amount until the date such Defaulted Amount is paid to Agent. A notice of Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is not paid when due to Agent, Agent, at its option, may notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay the unpaid amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loan made by the other Lenders on such Funding Date. The failure of any Lender to make available any portion of its Revolving Loan Commitments on any Funding Date or to fund its participation in a Lender Letter of Credit shall not relieve any other Lender of any obligation hereunder to fund such Lender’s Revolving Loan Commitment on such Funding Date or to fund any such participation, but no Lender shall be responsible for the failure of any other Lender to honor its Revolving Loan Commitment on any Funding Date or to fund any participation to be funded by any other Lender.
(iii)    Payments to a Defaulting Lender. Any payment of principal, interest, fees or other amounts received by Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.3 or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 9.6 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to deposit with Agent for the benefit of any Issuing Lender cash collateral in an amount equal to such Defaulting Lender’s Pro Rata Share of the aggregate amount of Letter of Credit Liability with respect to Lender Letters of Credit issued by such Issuing Lender; fourth, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and Borrowers, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) to cash collateralize for the benefit of any Issuing Lender, such Defaulting Lender’s Pro Rata Share of future Letter of Credit Liability with respect to future Lender Letters of Credit issued by such Issuing Lender; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Swingline Lender or Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or a payment under any Lender Letters of Credit in respect of which such Defaulting Lender has not fully funded its Pro Rata Share, and (y) such Loans were made or the related Lender Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Lender Letters of Credit owed to, all non-defaulting Lenders based on their respective Pro Rata Share prior to being applied to the payment of any Loans of, or Lender Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Lender Letters of Credit or Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Loan Commitments, as applicable. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.1(h)(iii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iv)    Defaulting Lender’s Right to Vote. No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, consent or any other action the Lenders or the Requisite Lenders have taken or may take hereunder (including any consent to any amendment or waiver pursuant to Section 9.4); provided that any waiver, amendment, consent or modification that (A) extends or increases the Loans or Revolving Loan Commitments of such Defaulting Lender, (B) reduces, forgives or waives any payments of outstanding interest and principal of any Loans made by such Defaulting Lender, or applicable interest thereon (other than default interest) or (C) otherwise affects such Defaulting Lender in a manner that is disproportionately adverse relative to the non-Defaulting Lenders shall require the consent of such Defaulting Lender.
(v)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Lender Letters of Credit and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 10.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation. If the reallocation described above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Lenders’ Fronting Exposure in an amount equal to the amount set forth in Section 8.3(b).
(vi)    Defaulting Lender Cure. If Borrowers, Agent, each Issuing Lender and each Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that such Defaulting Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Lender Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Loan Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(i)    Protective Advances.
(i)    Subject to the limitations set forth below, Agent is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion (but shall have absolutely no obligation to), to make Revolving Advances to Borrowers, on behalf of all Lenders, which Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay when due any other amount chargeable to or required to be paid by Borrowers pursuant to the terms of this Agreement, including payments of principal, interest, fees, premiums, reimbursable expenses (including costs, fees and expenses as described in Section 10.1) and other sums payable under the Loan Documents (any of such Revolving Advances are herein referred to as “Protective Advances”); provided that no Protective Advance shall cause the Aggregate Revolving Credit Exposure (after giving effect to any such Protective Advance or the application thereof) to exceed the Aggregate Revolving Loan Commitment then in effect. Agent shall notify Borrowers promptly following any Revolving Advance made pursuant to the immediately preceding sentence. The Protective Advances shall be secured by the Liens in favor of Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Base Rate Borrowings. Agent’s authorization to make Protective Advances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. At any time that the Aggregate Revolving Credit Exposure does not exceed the Aggregate Revolving Loan Commitment then in effect, Agent may request the Lenders to make Revolving Advances to repay a Protective Advance. At any other time Agent may require the Lenders to fund their risk participations described in clause (b) below. Notwithstanding anything in this Section 2.1(i) to the contrary, Agent shall not make a Protective Advance if the making of such Protective Advance would cause the aggregate outstanding principal balance of the Protective Advances (including Protective Advances transferred to the Lenders pursuant to clause (ii) below, to the extent such Protective Advances have not been repaid by Borrowers) to exceed $25,000,000.
(ii)    Upon the making of a Protective Advance by Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share of the aggregate Revolving Loan Commitments. Each Lender shall transfer (a “Transfer”) the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the applicable Protective Advance with respect to such purchased interest and participation promptly when requested to Agent, to such account of Agent as Agent may designate, but in any case not later than 3:00 p.m., New York City time, on the Business Day notified (if notice is provided by Agent prior to 12:00 p.m. New York City time, and otherwise on the immediately following Business Day (the “Transfer Date”)). Transfers may occur during the existence of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Section 3.2 have then been satisfied. Such amounts transferred to Agent shall be applied against the amount of the Protective Advance and, together with Lender’s Pro Rata Share of such Protective Advance, shall constitute Revolving Advances of such Lenders, respectively. If any such amount is not transferred to Agent by any Lender on such Transfer

Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon. From and after the date, if any, on which any Lender is required to fund, and funds, its participation in any Protective Advance purchased hereunder, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Protective Advance.
2.2    Interest.
(a)    Rate of Interest. The Loans and all other Obligations shall bear interest from the date such Loans are made or such other Obligations become due to the date paid at a rate per annum equal to (i) in the case of Base Rate Loans and Obligations for which no interest rate basis is specified, the Base Rate plus the Adjusted Applicable Margin and (ii) in the case of SOFR Loans, Adjusted Term SOFR plus the Adjusted Applicable Margin (collectively the “Interest Rate”). Such Interest Rate designation by the Borrowing Agent may be changed from time to time pursuant to Section 2.2(d). After the occurrence and during the continuance of an Event of Default (i) the Loans and all other outstanding Obligations shall, at the election of Agent, bear interest at a rate per annum equal to two percent (2%) plus the applicable Interest Rate (the “Default Rate”) (provided, the Loans and all other Obligations shall immediately bear interest at the Default Rate upon the occurrence of any Event of Default under in Sections 8.1(a), (g), or (h)), (ii) each SOFR Loan shall automatically convert to a Base Rate Loan at the end of the Interest Period applicable to such SOFR Loan and (iii) no Loans may be made as or converted to SOFR Loans.
(b)    Computation and Payment of Interest. Except as expressly set forth herein, interest on the Loans and all other Obligations shall be computed on the daily principal balance thereof on the basis of, (x) with respect to SOFR Loans and Obligations bearing interest at rates determined by reference to SOFR, a three hundred sixty (360) day year for the actual number of days elapsed, and (y) with respect to all other Loans (including Swingline Loans) and Obligations, a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, for the actual number of days elapsed. In computing interest on any Loan, the date of funding of the Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such Base Rate Loan, shall be included; and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, or with respect to a Base Rate Loan being converted to a SOFR Loan, the date of conversion of such Base Rate Loan to such SOFR Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan. Interest on Base Rate Loans and all other Obligations other than SOFR Loans shall be payable to Agent for the benefit of the Lenders quarterly in arrears on the first day of each quarter, on the date of any prepayment of Loans, and at maturity, whether by acceleration or otherwise. Interest on SOFR Loans shall be payable to Agent for the benefit of the Lenders on the last day of the applicable Interest Period for such Loan, on the date of any prepayment of the Loans, and at maturity, whether by acceleration or otherwise. In addition, interest on each SOFR Loan having an Interest Period longer than three (3) months, interest accrued on such Loan shall also be payable on the last day of each three (3) month interval during such Interest Period.
(c)    Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrowers shall not be required to pay, and neither Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (i) the provisions of this subsection shall govern and control;

(ii) no Borrower nor any other Restricted Loan Party shall be obligated to pay any Excess Interest; (iii) any Excess Interest that Agent or any Lender may have received hereunder shall be, at such Lender’s option, (A) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (B) refunded to the payor thereof, or (C) any combination of the foregoing; (iv) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (v) no Borrower nor any Restricted Loan Party shall have any action against Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until each Lender shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.
(d)    Conversion or Continuation. Subject to the other provisions of this Agreement, including, without limitation, satisfying the conditions set forth in Section 2.2, Borrowers shall have the option to (i) convert at any time all or any part of outstanding Loans equal to $500,000 and integral multiples of $100,000 in excess of that amount from Base Rate Loans to SOFR Loans or (ii) upon the expiration of any Interest Period applicable to a SOFR Loan, to (A) continue all or any portion of such SOFR Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a SOFR Loan or (B) convert all or any portion of such SOFR Loan to a Base Rate Loan. The succeeding Interest Period(s) of such continued or converted Loan commence on the last day of the Interest Period of the Loan to be continued or converted; provided that no outstanding Loan may be continued as, or be converted into, a SOFR Loan, when any Event of Default or Default has occurred and is continuing.
The Borrowing Agent shall deliver a Continuation/Conversion Notice with respect to any such conversion/continuation to Agent no later than 2:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed conversion/continuation date. The Continuation/Conversion Notice with respect to such conversion/continuation shall certify: (i) the proposed conversion/continuation date (which shall be a Business Day); (ii) the amount of the Loan to be converted/continued; (iii) the nature of the proposed conversion/continuation; (iv) in the case of conversion to, or a continuation of, a SOFR Loan, the requested Interest Period; (v) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation; and (vi) that all conditions to make Loans as set forth in Section 3.2 have been satisfied.
In lieu of delivering a Continuation/Conversion Notice with respect to any such conversion or continuation, the Borrowing Agent may give Agent telephonic notice by the required time of any proposed conversion/continuation under this Section 3.2(d) (in such telephonic notice the Borrowing Agent shall certify to the items set forth above with respect to the Continuation/Conversion Notice); provided that such telephonic notice shall be promptly confirmed in writing by delivery of a Continuation/Conversion Notice (in form and substance described herein) with respect to such conversion/continuation to Agent on or before the proposed conversion/continuation date. Once given, the Borrowing Agent shall be bound by such telephonic notice. Upon the expiration of an Interest Period for a SOFR Loan, in the absence of a new Continuation/Conversion Notice or a telephonic notice submitted to Agent not less than three (3) Business Days prior to the end of such Interest Period, the applicable SOFR Loan shall be automatically converted to a Base Rate Loan.

Neither Agent nor any Lender shall incur any liability to any Borrower or any other Loan Party in acting upon any telephonic notice or a Continuation/Conversion Notice referred to above that Agent believes in good faith to have been given by an officer or other person authorized to act on behalf of any Borrower or for otherwise acting in good faith under this Section 2.2(d).
This Section 2.2(d) shall not apply to Swingline Loans, which may not be converted or continued.
2.3    Fees.
(a)    Unused Commitment Fee. Borrowers shall pay to Agent, quarterly in arrears on the first day of each fiscal quarter beginning after the Closing Date, for the benefit of the Lenders, a fee in an amount equal to (i) (x) the sum of, for each day during the applicable fiscal quarter (A) the Aggregate Revolving Loan Commitment as of such day minus (B) the outstanding principal balance of the Revolving Loan as of such day, plus (C) the face amount of the Letter of Credit Reserve as of such day, divided by (y) the number of days in such fiscal quarter, multiplied by (ii) the Adjusted Applicable Margin for the Unused Commitment Fee in effect during such fiscal quarter. Such fee shall be calculated on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, for the actual number of days elapsed.
(b)    Letter of Credit Fees. Borrowers shall pay to Agent a fee with respect to the Lender Letters of Credit (i) on the first day of each fiscal quarter beginning after the Closing Date, for the benefit of all Lenders with a Revolving Loan Commitment (based on their respective Pro Rata Share of the Aggregate Revolving Loan Commitment), in an amount equal to the average daily amount of Letter of Credit Liability outstanding during the fiscal quarter then most recently ended multiplied by the Adjusted Applicable Margin for SOFR Loans as in effect on the date on which the fee is payable and (ii) for the account of Agent or such Lender issuing such Lender Letter of Credit, a fronting fee accruing at a rate per annum equal to 0.125% on the maximum undrawn face amount of such Lender Letter of Credit upon issuance and upon any extension thereof, together with such issuer’s standard documentary and processing charges in connection with the issuance, amendment, cancellation, negotiation, drawing under or transfer of the Lender Letter of Credit. Such fees will be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and will be payable quarterly in arrears on the first day of each quarter.
(c)    Other Fees and Expenses. Borrowers shall pay to Agent, for its own account, all charges for returned items and all other bank charges incurred by Agent, as well as Agent’s standard wire transfer charges for each wire transfer made under this Agreement.
(d)    Fee Letter. Borrowers shall pay to ING Capital the fees specified in that certain letter agreement dated as of the Closing Date between Borrowers and ING Capital (the “Fee Letter”).
2.4    Prepayments.
(a)    Mandatory Prepayments.
(i)    Over Formula Advance. At any time that the Aggregate Revolving Credit Exposure exceeds the Maximum Revolving Loan Amount (an “Over Formula Advance”), Borrowers shall immediately repay the Revolving Loan to the extent necessary to eliminate the Over Formula Advance.

(ii)    Dispositions. Within five (5) Business Days of receipt by any Borrower of the net cash proceeds (net of taxes, costs and expenses paid in connection therewith, and indebtedness required to be repaid in connection therewith) of any Disposition of any Collateral, to the extent that, so long as no Event of Default has occurred in is continuing, such net proceeds of such Dispositions exceed $5,000,000 in the aggregate in any fiscal year, Borrowers shall prepay the Obligations in an amount equal to such proceeds. All such prepayments shall be applied to the Loans in accordance with Section 2.4(d). Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, the prepayment described in this Section 2.4(a)(ii) shall not be required to the extent a Borrower reinvests the net proceeds of such Disposition in productive assets of a kind then used or usable in the business of such Borrower within one hundred eighty (180) days after the date of such Disposition (or enters into a binding commitment therefor within such one hundred eighty (180) day period and subsequently makes such reinvestment within ninety (90) days of the end of such one hundred eighty (180) day period); provided that (A) Borrowers remit such net proceeds to a Deposit Account that is subject to a Control Agreement on the date the applicable Borrower receives such net proceeds and (B) Borrowers notify Agent in writing of (x) their intent to reinvest such net proceeds at the time such net proceeds are received and (y) the completion of such reinvestment when such reinvestment occurs.
(iii)    Prepayments from Proceeds of Casualty Events. Not later than three (3) Business Days following the receipt by any Restricted Loan Party of the proceeds of insurance, condemnation award, or other compensation in respect of any Casualty Event or series of related Casualty Events affecting any Collateral, Borrowers shall prepay the Obligations in an aggregate amount equal to 100% of the net cash proceeds of such Casualty Event(s) to the extent the aggregate amount of such net cash proceeds exceed $5,000,000 during any fiscal year. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Borrower reinvests the net proceeds of such Casualty Event in productive assets of a kind then used or usable in the business of such Restricted Loan Party, within one hundred eighty (180) days after the date of such Casualty Event (or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment within ninety (90) days of the end of the initial one hundred eighty (180) day period); provided that (A) Borrowers remit such net cash proceeds to a Deposit Account that is subject to a Control Agreement on the date the applicable Borrower receives such net cash proceeds and (B) Borrowers notify Agent in writing of (x) their intent to reinvest at the time such proceeds are received and (y) the completion of such reinvestment and when such reinvestment occurs.
(iv)    Prepayments from Indebtedness. Immediately upon the receipt by any Restricted Loan Party of any cash proceeds from the incurrence of any Indebtedness (other than Indebtedness permitted under Section 7.1 hereof), Borrowers shall prepay the Loans in an amount equal to such cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses. All such prepayments shall be applied to the Loans in accordance with Section 2.4(d). The foregoing shall not be deemed to be implied consent to any such issuance or incurrence of Indebtedness or Equity Interests prohibited by the terms and conditions hereof.
(v)    Prepayments from Equity Interests. Immediately upon the receipt by any Restricted Loan Party of any cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, any Restricted Loan Party (other than Equity Interests issued pursuant to any employee stock or stock option compensation plan), Borrowers shall prepay the Loans in an amount equal to such cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses. All such prepayments shall be applied to the Loans in accordance with Section 2.4(d). The foregoing shall not be deemed to be implied consent to any such issuance of Equity Interests prohibited by the terms and conditions hereof.
(b)    Voluntary Prepayments and Repayments. Borrowers may, at any time upon not less than three (3) Business Days prior notice to Agent, prepay the Revolving Loan in an aggregate minimum amount of $100,000 and integral multiples of $50,000. Any prepayment of the Obligations permitted in this Section 2.4(b) shall be subject to the payment of all fees set forth in Section 2.3, including, without limitation, the payment of any amounts owing pursuant to Section 2.12 resulting from such prepayment. In the event any Lender Letters of Credit are outstanding at the time that any Borrower prepays the Obligations and desires to terminate the Revolving Loan Commitment, Borrowers shall cause Agent and each Lender to be released from all liability under any Lender Letters of Credit or, at Agent’s option, Borrowers shall (i) deposit with Agent for the benefit of all Lenders with a Revolving Loan Commitment cash in an amount equal to one hundred and three percent (103%) of the aggregate outstanding Letter of Credit Reserve to be available to Agent to reimburse payments of drafts drawn under such Lender Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fees payable under Section 2.3(b) with respect to such Lender Letters of Credit for the full remaining terms of such Lender Letters of Credit. Upon termination of any such Lender Letter of Credit, the unearned portion of such prepaid fee attributable to such Lender Letter of Credit shall be refunded to Borrower.
Borrowers shall repay to the applicable Swingline Lender each Swingline Loan made by such Swingline Lender on the earlier to occur of (i) the date that is five Business Days after such Swingline Loan is made and (ii) the Termination Date; provided that on each date that a Revolving Advance is made, Borrowers shall repay all Swingline Loans then outstanding and the proceeds of any such borrowing shall be applied by Agent to repay any Swingline Loans outstanding. At any time that there shall exist a Defaulting Lender, immediately upon the request of the applicable Swingline Lender, Borrowers shall repay the outstanding Swingline Loans made by such Swingline Lender in an amount sufficient to eliminate such Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
(c)    Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.
(d)    Application of Prepayment Proceeds. With respect to the prepayments described in Sections 2.4(b), such prepayments shall be applied to payment of principal in respect of the Revolving Loan until all Obligations in respect of the Revolving Loan have been repaid in full.
2.5    Term of this Agreement. This Agreement shall be effective until the date on which the Obligations (including any then due and owing indemnity obligations under this Agreement) have been indefeasibly paid in full in cash (or cash collateralized on reasonably satisfactory terms), and the Revolving Loan Commitments have been terminated (all of which shall occur in accordance with the terms of the Loan Documents). The Revolving Loan Commitments shall automatically terminate (unless earlier terminated pursuant to the terms hereunder) on the Termination Date, and all Obligations shall become immediately due and payable without notice or demand on such date. Notwithstanding any termination, until all Obligations have been fully paid and satisfied, Agent, on behalf of itself and the Lenders, shall be entitled to retain security interests in and liens upon all Collateral, and even after payment of all Obligations hereunder, Borrowers’ obligation to indemnify Agent and each Lender in accordance with the terms hereof shall continue.
2.6    Termination or Reduction of Commitments.
(a)    Optional. Borrowers may, upon notice to Agent, terminate the unused portion of the Revolving Loan Commitments, or from time to time reduce the unused Revolving Loan Commitments; provided that (i) each such notice shall be in writing and must be received by Agent at least three (3) Business Days prior to the effective date of such termination or reduction, and shall be irrevocable, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or a larger multiple of $500,000 and (c)  Borrowers shall not terminate or reduce the Revolving Loan Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Aggregate Revolving Credit Exposure exceeding the Maximum Revolving Loan Amount.
(b)    Application of Commitment Reductions. Agent will promptly notify the Lenders of any termination or reduction of the Revolving Loan Commitments pursuant to this Section. Upon any reduction of unused Revolving Loan Commitments, the Revolving Loan Commitment of each Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.
2.7    Payments Generally.
(a)    All payments made by Borrowers with respect to the Obligations shall be made without deduction, defense, setoff or counterclaim. All payments to Agent hereunder shall be made in U.S. Dollars, and unless otherwise directed by Agent, to Agent’s Account. All payments remitted to Agent’s Account shall be distributed to each Lender based on its Pro Rata Share in respect of the relevant Loan (or other applicable share as provided herein) in like funds as received by wire transfer to such Lender. All payments remitted to Agent’s Account in respect of the Obligations shall be credited to the Obligations on the same Business Day as such payments are received by Agent in immediately available funds; provided, however, that payments received by Agent after 3:00 p.m. (New York City time) shall be deemed received on the next Business Day. Borrowers shall notify Agent by Noon (EST) if they intend to make any voluntary payment or repayment of the Obligations to the Agent’s Account. Agent shall promptly distribute to each Lender its ratable share (or other applicable share as provided herein) of each payment received by Agent from Borrowers in respect of the Obligations in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein).
(b)    In its sole discretion, Agent may elect to honor the automatic requests by Borrowers for Revolving Advances for all principal, Lender Letter of Credit and Swingline Loan reimbursement obligations, interest, fees, compensation and any other amounts due hereunder or under any of the other Loan Documents on their applicable due dates pursuant to Section 2.1(c), and the proceeds of each such Revolving Advance, if made, shall be applied as a direct payment of the relevant Obligation. To the extent such amounts exceed the Maximum Revolving Loan Amount of all Lenders, or if Agent elects to bill Borrowers for any amount due hereunder or under any of the other Loan Documents, such amount shall be immediately due and payable with interest thereon accruing from the applicable due date.
2.8    Yield Protection.
(a)    Capital Adequacy, Liquidity and Other Adjustments. In the event any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-

governmental) rule, regulation, guideline or order regarding capital adequacy, liquidity, reserve requirements or similar requirements or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, liquidity, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrowers shall within thirty (30) days after notice and demand from such Lender (together with the certificate referred to in Section 2.8(c) and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.
(b)    Increased Costs. If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would (i) impose or increase reserve, special deposit, compulsory loan, insurance charge or similar requirements against the assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, or (ii) impose on any Lender or any Issuing Lender any other condition, cost or expense (other than Tax Liabilities) affecting this Agreement or Loans made by such Lender or any Lender Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Lender Letter of Credit or Swingline Loan (or of maintaining its obligation to participate in or to issue any Lender Letter of Credit or Swingline Loan), or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder, then Borrowers shall from time to time within fifteen (15) days after notice and demand from such affected Lenders (together with the certificate referred to in Section 2.8(c) and with a copy to Agent) pay to Agent, for the account of such affected Lenders, additional amounts sufficient to compensate such Lenders for such increased cost or reduction suffered.
Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in law occurring after the date hereof for purposes of this Agreement (including without limitation for purposes of this Section 2.8 and for purposes of Section 2.10, regardless of the date enacted, adopted or issued).
(c)    Certificate for Reimbursement. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (including a description of the events triggering such additional costs) and delivered to Borrowers, shall be conclusive absent manifest error.
(d)    Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.8 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or Issuing Lender, as the case may be, notifies Borrowers of the event giving rise to such increased costs or reductions, and of such

Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
2.9    Taxes.
(a)    No Deductions. Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings imposed by a Governmental Authority, and all interest, penalties and other liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto referred to herein as “Tax Liabilities”), except as required by law. If Borrowers shall be required by law to deduct or withhold any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, Borrowers shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax Liability is an Indemnified Tax, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions or withholdings, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.
(b)    Changes in Tax Laws. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof or (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof would subject Agent, Issuing Lender or any other Lender to any Tax Liabilities (other than Indemnified Taxes and Excluded Taxes) with respect to this Agreement, the other Loan Documents or any Loans made or Lender Letters of Credit issued hereunder, and the result of any of the foregoing is to increase the cost to Agent or such Lender of issuing any Lender Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder; then, in any such case, Borrowers shall promptly pay to Agent or such Lender, upon its notice and demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents; provided that Borrowers shall not be required to compensate Agent or any Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Agent or such Lender, as the case may be, notifies Borrowers of the event giving rise to such increased costs or reductions, and of Agent’s or such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrowers of the event by reason of which Agent or such Lender has become so entitled (with any such Lender concurrently notifying Agent). A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower, setting forth in reasonable detail the basis for the calculation thereof, shall, absent manifest error, be final, conclusive and binding for all purposes.
(c)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers, at the time or times reasonably requested by Borrowers or Agent, such properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, any Lender that is a United States person (as defined in Section 7701(a)(30) of the IRC) shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrowers and Agent (1) a properly completed and executed Internal Revenue Service Form W-8BEN, Form W-8BEN-E, IRS Form W-8IMY, Form W-8ECI, W-9, certification to the effect that such Foreign Lender is entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, and/or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States of America or reasonably requested by Borrowers or Agent certifying as to such Foreign Lender’s entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement (a “Certificate of Exemption”), or (2) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a “Letter of Non-Exemption”). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrowers or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrowers and Agent. If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrowers and Agent within the time periods set forth in the preceding paragraph, Borrowers or Agent shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrowers shall not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease upon delivery by such Foreign Lender of a properly completed and executed Certificate of Exemption to Borrowers and Agent.
Without limiting the foregoing, if any payment made hereunder or under any other Loan Document would be subject to United States withholding tax imposed pursuant to FATCA if the recipient of such payment were to fail to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such recipient shall deliver to Borrowers and Agent, at the time or times prescribed by applicable law or as reasonably requested by Borrowers or Agent, (1) two accurate, complete and signed certifications prescribed by applicable law and/or reasonably satisfactory to Borrowers and Agent that establish that such payment is exempt from United States withholding tax imposed pursuant to FATCA and (2) any other documentation reasonably requested by Borrowers or Agent sufficient for Borrowers and Agent to comply with their obligations under FATCA and to determine that such recipient has complied with such applicable reporting and other requirements of FATCA or to determine the amount to setoff, deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Such recipient shall indemnify the Agent for any taxes attributable to such recipient that are paid or payable by the Agent. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this Section 2.9(c). The terms of this Section 2.9(c) shall survive the termination of this Agreement.

(d)    Stamp Taxes & Other Taxes. The Loan Parties shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any Note, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (collectively referred to herein as “Other Taxes”). Without duplication of the foregoing or Section 2.9(a), Borrowers and each of the other Loan Parties shall indemnify Agent and each Lender for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.9(d)) paid by Agent or such Lender and any liability (including penalties, interest, and reasonable, out-of-pocket expenses, except those arising from the gross negligence or willful misconduct of such Lender or Agent) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to the Borrowers by Lender, setting forth in reasonable detail the basis for the calculation thereof, shall be final, conclusive and binding for all purposes absent manifest error. This indemnification shall be made within thirty (30) days from the date Agent or any Lender makes written demand therefor.
(e)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Tax Liabilities as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Tax Liabilities giving rise to such refund), net of all out-of-pocket expenses (including Tax Liabilities) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax Liabilities subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax Liabilities had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.
(f)    Mitigation. If any Lender requires Borrowers to pay any Indemnified Taxes or additional amounts to Lender or any Governmental Authority for the account of Lender pursuant to this Section 2.9, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.9 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable, out-of-pocket costs and expenses incurred by such Lender in connection with any such designation or assignment.
2.10    Determining Rates; Illegality.

(a)    Inability to Determine Rates. Subject to Section 2.13, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(i)    Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(ii)    the Requisite Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Requisite Lenders have provided notice of such determination to Agent,
Agent will promptly so notify the Borrowing Agent and each Lender.
        Upon notice thereof by Agent to the Borrowing Agent, any obligation of the Lenders to make SOFR Loans, and any right of Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until Agent (with respect to clause (ii), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (x) the Borrowing Agent may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (y) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.12. Subject to Section 2.13, if Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by Agent without reference to clause (c) of the definition of “Base Rate” until Agent revokes such determination.
(b)    Illegality. Notwithstanding anything to the contrary herein or in any other Loan Document, if any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrowing Agent (through Agent), (i) any obligation of the Lenders to make SOFR Loans, and any right of Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (ii) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies Agent and the Borrowing Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, and (B) if necessary to avoid such illegality, Agent shall during the period of such suspension compute the Base Rate without reference to clause (c) of the definition of “Base Rate,” in each case until Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.12.
2.11    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then such Lender shall (at the request of the Borrowing Agent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.8 or 2.9, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.8, or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.5), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.8, Section 2.9 or Section 2.12) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    Borrowers shall have paid to Agent the assignment fee (if any) specified in Section 9.05;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.8 or payments required to be made pursuant to Section 2.9, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply. Notwithstanding anything in this Section to the contrary, the Lender that acts as Agent may not be replaced hereunder except in accordance with the terms of Section 9.1(g).
2.12    Compensation. In the event of (a)  the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d)  the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.11(b), then, in any such event, Borrowers shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section (including a description of the events triggering such additional costs) shall be delivered to the Borrowing Agent and shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
2.13    Benchmark Replacement Setting.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrowing Agent and the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. Agent will promptly notify the Borrowing Agent and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will promptly notify the Borrowing Agent of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(d). Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders)

pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrowing Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowing Agent may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowing Agent will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
2.14    Margin Adjustment and Unused Commitment Fee Adjustment.
(a)    Each of the Applicable Margin and the Unused Commitment Fee will be adjusted based on the information set forth in the KPI Compliance Certificate most recently furnished to Agent and the Sustainability Structuring Agent pursuant to the Reporting Rider as set forth below and at the times specified in paragraph (b) below:
(i)    With respect to Green House Gas for any calendar year, the Applicable Margin with respect to Loans shall be increased or reduced by 2.5 basis points (0.025%) or remain unadjusted, and the Unused Commitment Fee shall be increased or reduced by 0.5 basis points (0.005%) or remain unadjusted, in each case as set forth in the Sustainability Table;
(ii)    With respect to Renewable Corn Oil Production for any calendar year, the Applicable Margin with respect to Loans shall be increased or reduced by 2.5 basis points (0.025%) or remain unadjusted, and the Applicable Margin with respect to the Unused Commitment Fee shall be increased or reduced by 0.5 basis points (0.005%) or remain unadjusted, in each case as set forth in the Sustainability Table;
(iii)    With respect to Sustainable Technology for any calendar year, the Applicable Margin with respect to Loans shall be increased or reduced by 2.5 basis points (0.025%) or remain unadjusted, and the Applicable Margin with respect to the Unused Commitment Fee shall be increased or reduced by 0.5 basis points (0.005%) or remain unadjusted, in each case as set forth in the Sustainability Table;
(iv)    With respect to Total Recordable Injury Rate for any calendar year, the Applicable Margin with respect to Loans shall be increased or reduced by 2.5 basis points (0.025%) or remain unadjusted, and the Applicable Margin with respect to the Unused Commitment Fee shall be increased or reduced by 0.5 basis points (0.005%) or remain unadjusted, in each case as set forth in the Sustainability Table; and
(v)    With respect to any calendar year in which Unsuccessful Completion has occurred, the Sustainability Margin Adjustment with respect to Loans and the Sustainability Margin Adjustment with respect to the Unused Commitment Fee shall be zero.
(vi)    Notwithstanding anything in this Agreement to the contrary, if (x) the Loan Parties fail to deliver the Sustainability Documents by the deadline set forth in paragraph (p) of the Reporting Rider for two (2) consecutive Fiscal Years or (y) if an Unsuccessful Completion occurs in two (2) consecutive Fiscal Years, then (A) the provisions of this Section 2.14 shall thereafter cease to be effective, (B) the Loan Parties will no longer be required to comply with paragraph (p) of the Reporting Rider and (C) this Loan Agreement and the credit facility provided for herein shall no longer be deemed to be a sustainability-linked loan for any purposes.
(b)    In determining the Adjusted Applicable Margin:
(i)    any applicable Sustainability Margin Adjustment determined by reference to a particular calendar year applies from the date which falls three (3) Business Days after receipt by Agent and the Sustainability Structuring Agent of the Sustainability Documents in accordance with paragraph (p) of the Reporting Rider relating to that calendar year until the date which falls three (3) Business Days after the earlier of (x) the receipt by Agent and the Sustainability Structuring Agent of the Sustainability Documents in accordance with paragraph (p) of the Reporting Rider for the immediately succeeding calendar year and (y) the date by which such Sustainability Documents are required to be furnished to Agent;
(ii)    in the event no Sustainability Documents are received by Agent and the Sustainability Structuring Agent for a particular calendar year in accordance with paragraph (p) of the Reporting Rider, an Unsuccessful Completion shall be deemed to have occurred.
(iii)    subject to clause (a)(v) above, any applicable Sustainability Margin Adjustment shall apply until the delivery of the subsequent KPI Compliance Certificate pursuant to the Reporting Rider; and
(iv)     (A) only one KPI Compliance Certificate may be delivered in respect of any calendar year, and (B) any Sustainability Margin Adjustment shall be iterative and shall not be cumulative year-over-year, such that at no point will the Sustainability Margin Adjustment for Loans in any calendar year for Loans exceed 2.5 basis points (0.025%) per annum with respect to any given KPI Metric and at no point will the Sustainability Margin Adjustment in any calendar year for the Unused Commitment Fee exceed 0.5 basis points (0.005%) per annum with respect to any given KPI Metric, and accordingly, the Applicable Margin for Loans will never be reduced or increased, in the aggregate, by more than 10 basis points (0.10%), and the Applicable Margin for the Unused Commitment Fee will never be reduced or increased, in the aggregate, by more than 2 basis points (0.02%).
(c)    Borrowers, the Sustainability Structuring Agent and Agent (acting on the instructions of the Requisite Lenders) may from time to time, following consultation in good faith on the basis of a written explanation provided by Borrowers or Holdings setting out in detail the relevant events or circumstances, agree in respect of any calendar year of any adjustment to:
(i)    the method of calculation of any Key Performance Indicator or the third-party provider therefore or the provider of data for the purposes of determining such Key Performance Indicator; or
(ii)    any Target Score,
in each case as required to take into account changes in the methodology, availability of any Key Performance Indicator or Target Score.
(d)    If (i) (A) any Borrower, any Guarantor or any Lender becomes aware of any material inaccuracy in the Sustainability Margin Adjustment or the KPI Metrics as reported on the applicable KPI Compliance Certificate (a “KPI Compliance Certificate Inaccuracy”) and, not later than thirty (30) Business Days after obtaining knowledge thereof delivers a written notice to Agent describing such KPI Compliance Certificate Inaccuracy in reasonable detail (who shall furnish a copy to each of the Lenders and Borrowers) or (B) Borrowers and the Lenders agree that there was a KPI Compliance Certificate Inaccuracy at the time of delivery of the relevant KPI Compliance Certificate and (ii) a proper calculation of the Sustainability Margin Adjustment or the KPI Metrics would have resulted in an increase in the Adjusted Applicable Margin for such period, then Borrowers shall be obligated to pay to Agent for the account of the Lenders, promptly on demand by Agent (acting at the direction of the Requisite Lenders) (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrowers under any Debtor Relief Law, automatically and without further action by Agent or any Lender), but in no event less than ten (10) Business Days after any Borrower has received written notice of, or has agreed in writing that there was, a KPI Compliance Certificate Inaccuracy, an amount equal to: (x) the excess of the amount of interest and fees that should have been paid for such period over (y) the amount of interest and fees actually paid for such period. If any Borrower or any Guarantor becomes aware of any KPI Compliance Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Margin Adjustment or the KPI Metrics would have resulted in a decrease in the Adjusted Applicable Margin for such period, then, upon receipt by Agent of notice from such Borrower of such KPI Compliance Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Margin Adjustment or the KPI Metrics, as applicable), commencing on the Business Day following receipt by Agent of such notice, the Adjusted Applicable Margin shall be adjusted to reflect the corrected calculations of the Sustainability Margin Adjustment or the KPI Metrics, as applicable.
(e)    To the extent any event occurs (which would include, without limitation, a material disposal or material acquisition) which, in the opinion of Borrowers and the Sustainability Structuring Agent, acting reasonably and in good faith, means that one or more of the KPI Metrics is no longer appropriate, then Borrowers and the Sustainability Structuring Agent in consultation with Agent will propose adjustments to the baseline(s) and target(s) as necessary and will be subject to approval from the Requisite Lenders. In such a scenario, the Adjusted Applicable Margin each shall be adjusted to reflect the corrected calculations of such KPI Metrics.
(f)    It is understood and agreed that any KPI Compliance Certificate Inaccuracy shall not constitute a Default or Event of Default, provided that Borrowers comply with the terms of this Section 2.14 with respect to such KPI Compliance Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law, (i) any additional amounts required to be paid pursuant to clause (d) above shall not be due and payable until a written demand is made for such payment by Agent in accordance with clause (d) above, (ii) any nonpayment of such additional amounts prior to such demand for payment by Agent shall not constitute a Default (whether retroactively or otherwise), and (iii) none of such additional amounts shall be deemed overdue prior to such a demand or shall accrue interest at the Default Rate prior to such a demand.
(g)    Agent and the Sustainability Structuring Agent shall not have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by Borrowers or any Guarantor of any Sustainability Margin Adjustment (or for the KPI Metrics or any of the other data or computations that are part of or related to any such calculation) set forth in any KPI Compliance Certificate, or for evaluating or determining any KPI Compliance Certificate Inaccuracy (and Agent may rely conclusively, and shall not incur any liability in so relying, on any such certificate or related notice, without further inquiry).
2.15    Uncommitted Accordion.
(a)    At any time after the Closing Date, on the written request of Borrowers (but subject to the conditions set forth in this Section 2.15), the Aggregate Revolving Loan Commitment may be increased by an amount in the aggregate for all such increases of the Aggregate Revolving Loan Commitment not to exceed $100,000,000 (each such increase, an “Increase”). Any Increase shall be in an amount of at least $5,000,000 and integral multiples of $500,000 in excess thereof (provided that any such Increase may be in an amount equal to, in its entirety, the outstanding balance of available Increases) and at an interest rate equal to the interest margins applicable to Revolving Advances set forth in this Agreement.
(b)    Following receipt of any written request under Section 2.15(a), Agent shall promptly notify the Lenders of the requested Increase, and, within ten (10) Business Days after such notification, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolving Loan Commitment in connection with such Increase. Any Lender not responding within such period shall be deemed to have declined to participate in the requested Increase. If the Lenders, in the aggregate, fail to, or elect not to, commit to the full requested Increase, Eligible Assignees selected by Borrowers may issue additional Revolving Loan Commitments and become Lenders hereunder in order to provide the full requested Increase. Agent may allocate, with the consent of Borrowers (such consent not to be unreasonably withheld, conditioned or delayed), the increased Revolving Loan Commitments among committing Lenders and, if necessary, Eligible Assignees at its discretion. Provided the conditions set forth in clause (d) below are satisfied, the Aggregate Revolving Loan Commitment shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrowers. Agent, Loan Parties, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolving Loan Commitments.
(c)    All Revolving Loan Commitments, and all Revolving Advances thereunder, established pursuant to this Section 2.15 shall be on the same terms (as amended from time to time) (including interest rate margin and maturity date, but excluding arrangement, structuring and underwriting fees with respect to such Revolving Loan Commitments and Revolving Advances) as, and pursuant to documentation applicable to, the initial Revolving Loan Commitments and Revolving Advances. Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolving Loan Commitments pursuant to this Section 2.15. The Revolving Loan Commitments, and all Revolving Advances thereunder, established pursuant to this Section 2.15 shall constitute Revolving Loan Commitments and Revolving Advances, as applicable, under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Concurrently with any Increase, Borrowers, Agent and the Lenders providing such increase may, at their option, jointly agree to amend Schedule 1.1; provided that no such amendment may result in an increase in the Revolving Loan Commitments or funding obligations of any Lender not participating in such Increase. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Revolving Loan Commitments. In no event shall the provisions of this Section 2.15 or any other provision of this Agreement or any other Loan Document be deemed to create any obligation on the part of any Lender to agree to any increase in the Revolving Loan Commitments, and Borrowers agree that any election with respect to any such increase shall be at the sole option of each Lender.
(d)    No Increase shall be effective unless:
(i)    Agent has obtained the commitment of Lenders (or Persons committing to become Lenders concurrently with the incurrence of the Increase) to provide the applicable Increase, it being agreed that no Lender shall have any obligation to commit to provide any Increase and that Agent shall have no liability for the failure to obtain such commitments;
(ii)    immediately before and after such Increase (determined on a pro forma basis) (x) no Default or Event of Default shall have occurred and be continuing and (y) the Loan Parties shall be in compliance with Section 6 hereof;
(iii)    the representations and warranties of each Loan Party contained in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality or knowledge qualifier contained therein) on and as of the date of such Increase, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality or knowledge qualifier contained therein) as of such specific date; and
(iv)    the Loan Parties shall have delivered such other documents, instruments. legal opinions and agreements as Agent may reasonably require in connection with the applicable Increase.

SECTION 3    CONDITIONS TO LOANS
3.1    Conditions to Initial Loans and Lender Letters of Credit. The obligations of Agent and each Lender to make the initial Loans (including any Swingline Loan being made on the Closing Date) and/or the obligation of Agent or any Lender to issue (or cause the issuance of) the initial Lender Letters of Credit on the Closing Date are subject to satisfaction of all of the terms and conditions set forth below and the accuracy of all the representations and warranties of Borrowers and the other Loan Parties set forth herein and in the other Loan Documents:
(a)    Closing Deliveries. Agent’s receipt of the following, each of which shall be originals or telecopies or in electronic format (i.e., “pdf” or “tif”) (followed promptly by originals) unless otherwise specified, each properly executed by a duly authorized officer of the signing parties, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):
(i)    this Agreement, duly executed and delivered by Holdings and Borrowers in form and substance reasonably satisfactory to Agent and each of the Lenders;
(ii)    for the account of each Lender that has requested a Revolving Note at least two (2) Business Days prior to the Closing Date, a Revolving Note, as the case may be, each conforming to the requirements hereof and duly executed and delivered by a duly authorized officer of each Borrower;
(iii)    a perfection certificate, in form and substance reasonably satisfactory to Agent, duly executed and delivered by each Borrower;
(iv)    the Fee Letter, duly executed and delivered by each Borrower;
(v)    a Working Capital Schedule, duly executed and delivered by the Borrowers;
(vi)    a copy of the Initial KPI Metrics Report; and
(vii)    all other documents, instruments, agreements, notes, certificates, orders, authorizations, financing statements, and other documents, each in form and substance satisfactory to Agent, which Agent may reasonably request in advance of the Closing Date.
(b)    Security Interests. Agent shall have received satisfactory evidence that all security interests and liens granted to Agent, for the benefit of the Secured Parties, pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute a Prior Security Interest in the Collateral, subject only to Permitted Encumbrances.
(c)    Secretary’s Certificates. Agent shall have received a certificate of a duly authorized officer of each Loan Party certifying and acknowledging (1) that attached copies of such Loan Party’s Organizational Documents are true and complete, and in full force and effect, without amendment except as shown, (2) that an attached copy of resolutions authorizing the execution, delivery and performance of the Loan Documents by such Loan Party is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, (3) the names of the officers of each Loan Party authorized to sign this Agreement and each of the other Loan Documents to which any Loan

Party is or is to be a party hereunder (including the certificates contemplated herein) together with specimen signatures of such officers, and (4) certificates of good standing, status, compliance or similar certificates dated not more than ten (10) days prior to the Closing Date for each of the Loan Parties issued by their respective jurisdictions of organization and each jurisdiction where they are qualified to operate as a foreign or extra-provincial corporation, or its equivalent.
(d)    Fees and Expenses. Borrowers shall have paid all fees, costs and expenses due and payable under this Agreement and the other Loan Documents.
(e)    Performance of Agreements. Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before the Closing Date.
(f)    No Prohibition. No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain Agent or any Lender from making any Loans or issuing any Lender Letters of Credit.
(g)    No Litigation. There shall not be pending or, to the Knowledge of Borrowers, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Loan Party or any property of any Loan Party that has not been disclosed to Agent by the Loan Parties in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Agent, would reasonably be expected to have a Material Adverse Effect.
(h)    No Material Adverse Effect. There shall have not occurred any Material Adverse Effect since December 31, 2021.
(i)    Corporate Structure. The documentation reflecting the ownership, capital, corporate, tax, organizational and legal structure of the Loan Parties shall be acceptable to Agent.
(j)    Regulatory Approvals and other Third-Party Approvals. The Loan Parties shall have received (i) any and all regulatory approvals necessary to consummate the transactions contemplated by the Loan Documents, which approvals are final and non-appealable and (ii) any and all corporate and other third party approvals necessary to consummate the transactions contemplated by the Loan Documents.
(k)    Insurance Policies. Agent shall have received certificates evidencing the Restricted Loan Parties’ property and casualty, liability, workers compensation, business interruption, and other insurance, in each case, satisfying the requirements Section 4.16 hereof, with, subject to Section 5.14, appropriate endorsements naming Agent as loss payee and additional insured, as applicable.
(l)    Projections. Agent shall have received satisfactory Projections, including an annual projected operating budget and cash flow on a consolidated basis, for the following Fiscal Years: 2023, 2024, 2025 and 2026, each year by year, including a balance sheet and cash flow statement as at the last day of each Fiscal Year and the relevant assumptions used to make such calculations.
(m)    Due Diligence. Agent shall have completed due diligence on the Loan Parties to its reasonable satisfaction, including, but not limited to, review of Employee Benefit Plans, employment agreements with key personnel, union labor contracts, any actual or potential Environmental Claims, and the business, operations, prospects, customer relations, and contracts of the Loan Parties, which review is satisfactory to Agent in all respects.
(n)    PATRIOT Act; Beneficial Ownership Certification. To the extent requested at least five (5) days prior to the Closing Date, the Lenders shall have received, sufficiently in advance of closing, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act. At least five (5) days prior to the Closing Date, Borrowers shall deliver to Agent a Beneficial Ownership Certification in relation to Borrower.
(o)    Existing Indebtedness. The Indebtedness of each of the Borrowers outstanding immediately prior to the Closing Date (other than Indebtedness permitted under Section 7.1) shall have been (or concurrently with the initial borrowing will be) paid in full. Agent shall have received payoff letters from the existing lenders or holders of such Indebtedness in connection with the existing Indebtedness to be paid off, each in form and substance reasonably satisfactory to Agent, together with UCC termination statements, releases or assignment (as mutually agreed between the Borrowers and Agent) of mortgage Liens, and other instruments, documents and/or agreements necessary or appropriate to terminate any Liens, commitments and guaranties in connection with such existing Indebtedness, which is to be indefeasibly paid in full on or prior to the Closing Date, as Agent may reasonably request, duly executed and in recordable form, if applicable, and otherwise in form and substance reasonably satisfactory to Agent.
(p)    Solvency. Agent shall have received a certificate from Borrowers certifying that, after giving effect to the transactions contemplated by this Agreement, Borrowers, taken as a whole, are Solvent.
(q)    Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement are true and correct on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and the other Loan Documents and (iii) on such date no Default or Event of Default has occurred or is continuing.
(r)    Legal Opinion. Agent shall have received opinions of Husch Blackwell LLP counsel to the Loan Parties, dated as of the Closing Date addressed to Agent and the Lenders and covering such matters as the Agent or the Lenders may reasonably request.
    Without limiting the generality of Section 9.1(c), for purposes of determining satisfaction of the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
3.2    Additional Conditions to All Loans and Lender Letters of Credit. The obligations of Agent and each Lender to make Loans (including any Swingline Loan) and the obligation of Agent or any Lender to issue (or cause the issuance of) Lender Letters of Credit on each Funding Date (including the Closing Date) shall be subject to the further conditions precedent that (i) on or prior to the date of such Loan or issuance, Agent (and the applicable Swingline Lender to Issuing Lender, as applicable) shall have received all notices required in accordance with the terms of this Agreement and (ii) on the date of such

Loan or the date of such issuance, the following statements shall be true and correct (and each of the giving of any applicable Notice of Borrowing, and the acceptance by Borrowers (or any of them) of the proceeds of each Borrowing, and each Lender Letter of Credit issued, increased or extended on behalf of Borrowers, shall constitute a representation and warranty by Borrowers, that on the date of such borrowing such statements are true and correct):
(a)    Representations and Warranties. The representations and warranties of Borrowers contained in this Agreement are true and correct in all material respects (except that (i) for those representations and warranties already qualified by concepts of materiality or knowledge, those representations and warranties shall be true and correct in all respects and (ii) for those representations and warranties that relate solely to an earlier date, those representations and warranties shall be true and correct in all material respects as of such earlier date), before and after giving effect to such Loan or issuance, and to the application of the proceeds therefrom;
(b)    Availability. Aggregate Revolving Credit Exposure shall not exceed the Maximum Revolving Loan Amount; and
(c)    No Default. No Default or Event of Default shall have occurred and be continuing or would result from such Loan or issuance.
SECTION 4    REPRESENTATIONS AND WARRANTIES.
Each Borrower and each other Loan Party represents, warrants and covenants to Agent, the Issuing Lender and each Lender that:

4.1    Organization, Powers, Capitalization.
(a)    Organization and Powers. Each of the Loan Parties is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states and other jurisdictions where such qualification is required, in each case (other than the existence of Holdings and Borrowers) except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, except where such failure would not reasonably be expected to have a Material Adverse Effect, and to enter into each Loan Document. The name of (within the meaning of Section 9-503 of the UCC) and jurisdiction of organization of each Loan Party is set forth on Schedule 4.6. As of the Closing Date the chief executive office of each Loan Party is located at the address indicated on Schedule 4.6. As of the Closing Date each Loan Party’s organizational identification numbers, if any, are identified on Schedule 4.6.
(b)    Capitalization. The authorized Equity Interests of each of the Restricted Loan Parties and its respective Subsidiaries as of the Closing Date is as set forth on Schedule 4.1(b), including all preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Restricted Loan Party of any shares of capital stock or other securities or Equity Interests of any such entity. All issued and outstanding shares of capital stock or other Equity Interests of each of the Restricted Loan Parties are duly authorized and validly issued, and, if applicable, fully paid, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and the Lenders, and such shares or Equity Interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

4.2    Authorization of Borrowing, No Conflict. Each Loan Party has the power and authority to incur the Obligations and, if applicable, to grant security interests in the Collateral. On the Closing Date, the execution, delivery and performance of the Loan Documents by each Loan Party signatory thereto will have been duly authorized by all necessary corporate and shareholder action. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by the Loan Documents by each Loan Party do not contravene any applicable law, the Organizational Documents of any Loan Party or any agreement or order by which any Loan Party or any Loan Party’s property is bound the effect of which contravention would reasonably be expected to result in a Material Adverse Effect. The Loan Documents are the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms subject to equitable principles and to bankruptcy, insolvency and other laws affecting creditors generally.
4.3    Financial Condition. All financial statements concerning the Loan Parties furnished by or on behalf of the Loan Parties (or any of them) to Agent or any Lender pursuant to or in connection with this Agreement have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. The Projections delivered by the Borrowers have been and will hereafter be prepared in light of the past operations of the business of the Borrowers and their Subsidiaries, and such Projections will represent the good faith estimate of each Borrower and its senior management concerning the most probable course of its business as of the date such Projections are delivered, it being understood that no assurance can be given that such Projections will be realized.
4.4    Indebtedness and Liabilities. As of the Closing Date, no Restricted Loan Party has (a) any Indebtedness except (i) any Indebtedness listed on Schedule 7.1 and (ii) Indebtedness otherwise permitted to be incurred hereunder; or (b) any liabilities other than as reflected on the most recent financial statements delivered to Agent and the Lenders or as incurred in the ordinary course of business following the date of the most recent financial statements delivered to Agent and the Lenders.
4.5    [Reserved].
4.6    Names and Locations. As of the Closing Date, Schedule 4.6 sets forth (a) all legal names and all other names (including trade names, fictitious names and business names) under which each Restricted Loan Party currently conducts business, or has at any time during the past five (5) years conducted business, (b) the name of any entity which any Restricted Loan Party has acquired in whole or in part or from whom such Restricted Loan Party has acquired substantially all of assets within the past five years, (c) the location of each Restricted Loan Party’s principal place of business, (d) the state or other jurisdiction of organization for each Restricted Loan Party and sets forth each Restricted Loan Party’s organizational identification number or specifically designates that one does not exist, (e) the location of each Restricted Loan Party’s books and records, (f) the location of all other offices of each Restricted Loan Party material to the business of such Restricted Loan Party, (g) all locations (designating Inventory and Equipment locations and indicating between owned, leased, warehouse, storage, and processor locations) where Collateral with an aggregate value of more than $1,000,000 is located; and (h) each Restricted Loan Party’s federal tax identification number. As of the Closing Date, the locations designated on Schedule 4.6 are each Restricted Loan Party’s sole material locations for their respective businesses and the material portion of the Collateral.

4.7    Title to Properties; Liens. Each Restricted Loan Party has good and marketable title to all of the Collateral and will have good, sufficient and legal title to all after-acquired Collateral, in each case, free and clear of all Liens except for the Permitted Encumbrances. Agent has valid, perfected and Prior Security Interest in the Collateral (subject to Permitted Encumbrances), securing the payment of the Obligations, and such Liens are entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable laws enacted in any relevant jurisdiction which relates to perfected Liens.
4.8    Litigation; Adverse Facts. There are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the Knowledge of any Loan Party after due inquiry, threatened in writing against or affecting any Loan Party or any property of any Loan Party which would reasonably be expected to result in any Material Adverse Effect.
4.9    Payment of Taxes. All material tax returns of the Loan Parties required to be filed by any of them have been timely filed and are complete and accurate in all material respects, except where failure to file would not reasonably be expected to result in a Material Adverse Effect. All material taxes, assessments, fees and other governmental charges which are due and payable by the Loan Parties have been paid when due; provided that no such tax need be paid if such Loan Party is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if such Loan Party has established appropriate reserves as shall be required in conformity with GAAP. As of the Closing Date, none of the income tax returns of any Loan Party is under audit. No tax liens have been filed against any Loan Party (other than liens for taxes that are not yet due or payable or are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves are maintained on the books of the applicable Loan Party in accordance with GAAP).
4.10    Performance of Agreements. None of the Loan Parties and no Subsidiaries of any Restricted Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default in each case except where such default would not reasonably be expected to result in a Material Adverse Effect.
4.11    ERISA Compliance.
(a)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the IRC and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the IRC has received a favorable determination letter, or the pre-approved plan sponsor has received an opinion letter on which Borrower may rely, from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the IRC, or an application for such a letter is currently being processed by the IRS, and, to the Knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the Knowledge of the Borrowers, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c)    No ERISA Event has occurred, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(d)    Except as disclosed in Schedule 4.11(d), the present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrowers or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.
(e)    To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrowers nor any Subsidiary of any Borrower has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan that has not been reflected on the financial statements of the applicable Borrower or Subsidiary. Except as disclosed in Schedule 4.11(e), the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrowers or Subsidiary of the Borrowers, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.
4.12    Broker’s Fees. As of the Closing Date no broker’s or finder’s fee or commission will be payable with respect to any of the transactions contemplated hereby.
4.13    Environmental Compliance. Each Loan Party is and shall continue to remain in compliance with all applicable Environmental Laws except where failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Except as identified on Schedule 4.13, there are no pending, or, to the Knowledge of the Borrowers, claims, liabilities, Liens, investigations, litigation, administrative proceedings, or judgments or orders relating to any Hazardous Materials asserted or threatened in writing against any Restricted Loan Party or relating to any releases of Hazardous Materials from or any material real property currently or, to the Knowledge of the Borrowers formerly owned, leased or operated by any Restricted Loan Party.
4.14    Solvency. As of the Closing Date, each of the Restricted Loan Parties is Solvent.
4.15    Disclosure. No representation or warranty of any Loan Party contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents (whether before, after or concurrently with the execution thereof) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. There is no material fact known to any Loan Party that has had or would reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Agent or any Lender for use in connection with the transactions contemplated hereby.
4.16    Insurance.
(a)    Each Loan Party shall insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. Such insurance policies (other than any such policy not covering any Restricted Loan Party or any property of any Restricted Loan Party) shall contain additional insured and lender’s loss payable special endorsements in form and substance reasonably satisfactory to Agent naming Agent as additional insured and lender’s loss payable, as applicable, and providing Agent with notice of cancellation reasonably acceptable to Agent.
(b)    Each Restricted Loan Party shall, to the extent required under applicable Flood Laws, obtain and maintain flood insurance for such structures and contents constituting Collateral located in a flood hazard zone, in such amounts as similar structures and contents are insured by prudent companies in similar circumstances carrying on similar businesses and otherwise satisfactory to Agent and the Lenders.
    (c)    In the event any Restricted Loan Party fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, but is not required to, purchase insurance at Borrowers’ expense to protect Agent’s and the Lender’s interests in the Collateral. This insurance may, but need not, protect Borrowers’ interests. Such coverage purchased by Agent may not pay any claim made by Borrowers or any claim that is made against Borrowers in connection with the Collateral. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers has obtained insurance as required by this Agreement. Agent agrees to cooperate in any such cancellation. If Agent purchases insurance for the Collateral, Borrowers will be responsible for the reasonable costs of that insurance, including interest thereon and other charges imposed on Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrowers is able to obtain on their own.
4.17    Compliance with Laws; Government Authorizations; Consents.
(a)    No Loan Party is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of (i) any Governmental Authority in all jurisdictions in which such Loan Party is now doing business, and (ii) any government authority otherwise having jurisdiction over the conduct of such Loan Party or any of its respective businesses, or the ownership of any of its respective properties, which violation in either such case would subject such Loan Party, or any of their respective officers to criminal liability or would reasonably be expected to have a Material Adverse Effect and to the Loan Parties’ Knowledge no such violation has been alleged in writing.
(b)    No authorization, approval or other action by, and no notice to or filing with, any domestic or foreign Governmental Authority or regulatory body or consent of any other Person is required for (i) the grant by the Restricted Loan Parties of the Liens granted hereby or for the execution, delivery or performance of this Agreement or the other Loan Documents by any Loan Party; (ii) the perfection of the Liens granted hereby and pursuant to any other Loan Documents (except for the filing of UCC financing statements with the applicable filing offices in the applicable jurisdictions); or (iii) the exercise by Agent of its rights and remedies hereunder.
4.18    Employee Matters. As of the Closing Date, except as set forth on Schedule 4.18, (a) no Loan Party nor any of such Loan Party’s employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the Knowledge of the Loan Parties after due inquiry, threatened in writing between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
4.19    Governmental Regulation. None of the Restricted Loan Parties is subject to regulation under the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.
4.20    No Defaults. No event or circumstance has occurred or exists that constitutes an Event of Default.
4.21    Margin Stock. No Loan Party is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Lender Letters of Credit will be used by any Borrower or any other Loan Party to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors of the Federal Reserve System.
4.22    Amendment of Schedules. With the consent of Agent (which consent is not to be unreasonably withheld, conditioned or delayed), the Loan Parties may amend any one or more of the Schedules referred in this Section 4 (subject to prior notice to Agent, as applicable) and any representation, warranty, or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended; provided however, that in no event shall the amendment of any such Schedule constitute a waiver by Agent and the Lenders of any Default or Event of Default that exists notwithstanding the amendment of such Schedule.
4.23    Sanctions; Anti-Corruption Laws.
(a)    No Loan Party nor any of their respective Subsidiaries or, to the Knowledge of the Loan Parties, any director, officer, employee, agent, or affiliate of any Loan Party or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.
(b)    The Loan Parties, their respective Subsidiaries and their respective directors, officers and employees and, to the Knowledge of the Loan Parties, the agents of the Loan Parties and their respective Subsidiaries, are (i) in compliance in with all applicable Sanctions and (ii) in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law. The Loan Parties and their respective Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
4.24    Beneficial Ownership Certification. As of the Closing Date, the information included in any Beneficial Ownership Certification delivered to Agent or any Lender prior to the Closing Date is true and correct in all material respects.
4.25    Material Contracts. (a) All Material Contracts are in full force and effect and no material defaults currently exist thereunder, and (b) no Borrower has (i) received any notice of termination or non-renewal of any Material Contract, or (ii) exercised any option to terminate or not to renew any Material Contract, in any case, except where such failure to remain in full force and effect, such termination or such non-renewal would not, in the reasonable business judgment of Borrowers, be expected to have a Material Adverse Effect.
SECTION 5    AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees that, so long as any of the Revolving Loan Commitments hereunder shall be in effect, and until payment in full, in cash, of all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of all Lender Letters of Credit (or other arrangement acceptable to the issuer thereof in writing), each Loan Party shall perform all covenants in this Section 5.

5.1    Financial Statements and Other Reports. Borrowers will deliver to Agent and each Lender (unless specified to be delivered solely to Agent) the financial statements and other reports, notices and other information contained in the Reporting Rider attached hereto.
5.2    Maintenance of Properties. Each Restricted Loan Party will maintain or cause to be maintained in good repair, working order and condition (normal wear and tear excepted) all material properties used in the business of such Restricted Loan Party and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.3    Further Assurances. Each Restricted Loan Party shall from time to time, execute such guaranties, financing or continuation statements, documents, security agreements, reports and other documents or deliver to Agent such instruments, certificates of title or other documents or take such other action, in each case, as Agent at any time may reasonably request to evidence, perfect, give priority to or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents.
5.4    Maintenance of Insurance. Each Loan Party shall at all times maintain insurance complying with the requirements of Section 4.16.
5.5    Use of Proceeds and Margin Security.

(a)    Borrowers shall use the proceeds of the Revolving Advances, Swingline Loans and the Lender Letters of Credit for proper business purposes as described in the recitals to this Agreement.
(b)    Borrowers shall use the proceeds of the Loans consistent with all applicable laws, statutes, rules and regulations, and no portion of the proceeds of any Loan shall be used for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934.
5.6    Maintenance of Records and Books of Account. Each Loan Party shall, and shall cause each Subsidiary of such Loan Party to, maintain and keep proper books of record and account which enable the Loan Party and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable law, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
5.7    Preservation of Existence. Each Loan Party will, and will cause each Restricted Loan Party to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction otherwise expressly permitted hereunder; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
5.8    Compliance with Laws. Each Loan Party will, and will cause each Restricted Loan Party to, comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.9    Tax Certificates. Upon the request of Agent or any other affected Lender, within thirty (30) days after the receipt of such request, the Loan Parties shall furnish to Agent and any other affected Lender, at its address referred to herein, the original or a certified copy of a receipt evidencing payment of Other Taxes if a receipt is available or can be obtained. If no such Other Taxes are payable, the Loan Parties shall, if so requested by Agent or the affected Lender, provide a certificate of an officer of the Loan Parties to that effect.
5.10    [Reserved].
5.11    Inspection. Upon not less than three (3) Business Days’ request by Agent, the Loan Parties shall permit representatives and independent contractors of the Agent to visit and inspect any of the properties of the Loan Parties, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their directors, officers, and the Loan Parties’ Accountants, all at the expense of Borrowers and at such reasonable times during normal business hours and no more than one (1) time in each calendar quarter; provided, however, so long as no Default or Event of Default has occurred and is continuing, Borrowers shall be liable for the costs and expenses relating to no more than one (1) such visit and inspection during any Fiscal Year.

5.12    KYC Information; Beneficial Ownership. Upon the reasonable request of any Lender (or Agent on behalf of any Lender), the Loan Parties shall promptly provide to such Lender (or Agent on behalf of such Lender) (a) all documentation and other information so requested in connection with applicable “know your customer” laws and Anti-Terrorism Laws and (b) to the extent any Borrower qualifies at such time as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to such Borrower.
5.13    Sanctions; Anti-Corruption Laws. The Loan Parties will maintain in effect policies and procedures designed to promote compliance by the Loan Parties, their respective Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.
5.14    Post-Closing Obligations.
(a)    No later than three (3) Business Days after the Closing Date (or such later date as agreed by Agent at its sole option), the Loan Parties shall have delivered to Agent a Control Agreement, in form and substance reasonably satisfactory to Agent and duly executed by Green Plains Trade and Bank of America, N.A., with respect to one or more Deposit Accounts maintained by Green Plains Trade with Bank of America, N.A.
(b)    No later than thirty (30) days after the Closing Date (or such later date as agreed by Agent at its sole option), the Loan Parties shall have delivered to Agent (i) a collateral assignment of Borrowers’ gas storage contracts with DTE Gas Company, duly executed by each Borrower party to any such gas storage contract, and (ii) a duly executed acknowledgment of DTE Gas Company with respect to such collateral assignment, all of which shall be in form and substance reasonably satisfactory to Agent.
(c)    No later than thirty (30) days after the Closing Date (or such later date as agreed by Agent at its sole option), the Loan Parties shall have used commercially reasonable efforts to deliver collateral access agreements, landlord waivers or similar agreements, in any case, in form and substance reasonably satisfactory to Agent, duly executed by each of Kinder Morgan Seven Oaks LLC and Kinder Morgan Liquids Terminals LLC.
(d)    No later than thirty (30) days after the Closing Date (or such later date as agreed by Agent at its sole option), the Loan Parties shall deliver or cause to be delivered to Agent copies of lender loss payable endorsements, additional insured endorsements and endorsements providing for thirty (30) days’ prior written notice of cancellation for the Loan Parties’ insurance policies as required under Section 4.16, in each case, all in form and substance reasonably satisfactory to the Agent.
(e)    No later than sixty (60) days after the Closing Date (or such later date as agreed by Agent at its sole option), the Loan Parties shall deliver to Agent Subsidiary Loan Agreements between GP Finco and each other Borrower, together which such other Subsidiary Loan Documents as Agent shall have reasonably requested in connection therewith.
SECTION 6    FINANCIAL COVENANTS.
The Loan Parties covenant and agree that so long as any of the Revolving Loan Commitments remain in effect and until payment in full, in cash, of all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of all Lender Letters of Credit (or other arrangement acceptable to the issuer thereof in writing), the Loan

Parties shall comply with all covenants contained in the Financial Covenants Rider tested as of such periods specified therein.

SECTION 7    NEGATIVE COVENANTS.
Each Restricted Loan Party covenants and agrees that so long as any of the Revolving Loan Commitments remain in effect and until payment in full, in cash, of all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of all Lender Letters of Credit (or other arrangement acceptable to the issuer thereof in writing), the Restricted Loan Parties shall not, and with respect only to Section 7.16, Holdings shall not:

7.1    Indebtedness and Liabilities. Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness, except:
(a)    the Obligations;
(b)    Commodity Repurchase Agreement Indebtedness, so long as the aggregate purchase price paid to Borrowers (or any of them) by Eligible Repurchase Counterparties under Commodity Repurchase Agreements outstanding at any time shall not at any time exceed the Commodity Repurchase Agreement Sublimit;
(c)    Specified Indebtedness with respect to which a Specified Indebtedness Intercreditor Agreement is in full force and effect;
(d)    Indebtedness of any Borrower owing to GP Finco under a Subsidiary Loan Agreement so long as the Subsidiary Borrower Conditions are satisfied with respect to such Subsidiary Borrower;
(e)    Attributable Indebtedness and other Indebtedness (including obligations in respect of Capital Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by a Restricted Loan Party prior to or within ninety (90) days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed at any time outstanding $10,000,000 and any Permitted Refinancing thereof;
(f)    Indebtedness relating to Hedging Agreements entered into for non-speculative purposes;
(g)    Indebtedness incurred pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations, in each case incurred in the ordinary course of business, not to exceed $10,000,000;
(h)    Indebtedness incurred in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits, in each case incurred in the ordinary course of business;

(i)    Indebtedness in respect of cash management services incurred in the ordinary course of business;
(j)    Indebtedness representing deferred compensation, bonuses accrued or earned, and due and owing, in each case in the ordinary course of business, to current or former directors, officers, employees, and members of management of any Restricted Loan Party (to the extent incurred by such Restricted Loan Party);
(k)    Indebtedness existing on the Closing Date and identified on Schedule 7.1 and any Permitted Refinancing thereof;
(l)    Indebtedness consisting of the financing of insurance premiums not to exceed twelve (12) months of premiums;
(m)    Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business; and
(n)    other Indebtedness of Borrowers so long as, immediately before and immediately after (determined on a pro forma basis) giving effect to the incurrence of such Indebtedness and the consummation of any related transactions occurring substantially simultaneously therewith, (i) no Event of Default shall have occurred and be continuing, (ii) Borrowers shall be in compliance with Section 6 and (iii) the Aggregate Revolving Credit Exposure shall not exceed the Maximum Revolving Loan Amount, and Agent shall have received a subordination agreement or intercreditor agreement, in form and substance reasonably satisfactory to Agent and duly executed by the provider or holder of such Indebtedness so long as such Indebtedness does not exceed fifty-five percent (55%) of the “as-built” appraised value of any fixed assets of the Borrowers that secures such Indebtedness.
7.2    Guaranties. Except for Guaranties of Indebtedness permitted in this Agreement and the guaranties provided by any Restricted Loan Party under the Loan Documents with respect to the Obligations, the Restricted Loan Parties will not guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.
7.3    Transfers, Liens and Related Matters.
(a)    Dispositions. Sell, assign (by operation of law or otherwise) or otherwise Dispose of (including, in each case, in connection with a Division), or grant any option with respect to, or discount any of the Collateral of any Restricted Loan Party, except that the Restricted Loan Parties may:
(i)    sell Inventory, goods held for sale and immaterial assets in the ordinary course of business;
(ii)    in the ordinary course of business, sell transfer or lease assets that are obsolete, worn out, surplus or no longer necessary, required used or useful in the conduct of such Restricted Loan Party’s business;

(iii)    Dispositions and destruction of assets by reason of a Casualty Event;
(iv)    make other Dispositions if all of the following conditions are met: (A) the consideration received is at least equal to the fair market value of such assets; (B) the sole consideration received is paid at least 75% in cash; (C) the net proceeds of such Disposition are repaid and applied if and to the extent required by Section 2.4; (D) no Event of Default shall then exist or result from such sale or other Disposition and (E) the fair market value of the Collateral Disposed of pursuant to this clause (iv) shall not exceed $10,000,000 in any fiscal year;
(v)    (i) leases, subleases, licenses, cross-licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Restricted Loan Parties or any of their Subsidiaries and (ii) Dispositions of intellectual property that are no longer used or material to the business of any Restricted Loan Party;
(vi)    Dispositions pursuant to, and in accordance with, a Permitted Supply Chain Financing;
(vii)    other discounts of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not otherwise prohibited hereunder;
(viii)    the unwinding of any Hedging Agreement; and
(ix)    the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any intellectual property rights where the cost of maintaining such rights is not justified given the value of such rights in the applicable Restricted Loan Party’s reasonable business judgment.
(b)    Liens. Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or the assets of such Person or any proceeds, income or profits therefrom.
(c)    No Negative Pledges. Enter into or assume any agreement (other than the Loan Documents and the Subsidiary Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, provided that this provision shall not prevent (i) provisions in documents evidencing permitted Purchase Money Security Interests or Capital Leases preventing Liens on the financed property or such lease and the proceeds thereof, (ii) consent rights of members, managers, partners or board members of the applicable Restricted Loan Parties with respect to the granting of liens, provided that such rights do not prohibit the Liens in favor of the Agent and the Lenders under the Loan Documents, or (iii) customary “anti-assignment” provisions in leases and other contracts prohibiting assignments of such specific contracts to the extent such leases and other contracts are entered into in the ordinary course and otherwise not prohibited hereunder.
(d)    Sales and Leaseback Arrangements. Enter into any arrangement with any Person providing for the leasing by any Restricted Loan Party of real or tangible personal property that has been or is to be sold or transferred by such Restricted Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any Restricted Loan Party other than such arrangements with respect real or tangible personal property with an aggregate (for all such arrangements consummated during the term of this Agreement) fair market value not exceeding $10,000,000.

7.4    Investments and Loans. Make or permit to exist any Investments, except:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments in the form of trade credit extended on usual and customary terms in the ordinary course of business;
(c)    Investments by a Restricted Loan Party in another Restricted Loan Party;
(d)    [reserved];
(e)    Investments listed on Schedule 7.4 hereto as of the Closing Date; provided that the amount or type of such Investment existing on the Closing Date shall not be increased other than due to increases in valuation in accordance with GAAP;
(f)    Investments in the Farm Credit Equities and any other equity interests of, or investments in, any Farm Credit Bank or their investment services or programs;
(g)    notes issued by any account debtors payable to any Restricted Loan Party, or equity interests issued by account debtors to any Restricted Loan Party, in each case, in good faith settlement of delinquent obligations pursuant to any plan of reorganization or similar proceedings upon the bankruptcy or insolvency of any such account debtor;
(h)    Investments received as the non-cash portion of consideration received in connection with Dispositions permitted hereunder to the extent not exceeding the limits specified therein for non-cash consideration;
(i)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(j)    endorsement of instruments for collection in the ordinary course of business;
(k)    Investments of any Person existing at the time such Person becomes a Restricted Loan Party or consolidates, merges or amalgamates with a Restricted Loan Party (including in connection with a permitted Investment) so long as such Investments were not made in contemplation of such Person becoming a Restricted Loan Party, or of such consolidation, merger or amalgamation and so long as the amount or type of such Investment existing at such time shall not be increased other than due to increases in valuation in accordance with GAAP; and
(l)    other Investments in an aggregate principal amount not to exceed $10,000,000.
    The amount of any Investment, as determined for the purposes of this Section 7.4, shall include, without limitation, the amount of any deferred compensation or similar arrangements incurred by the applicable Restricted Loan Party in connection with such Investment.
7.5    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, any Borrower may declare or make cash dividends or distributions to Holdings so long as (i) immediately before and after (determined on a pro forma basis) giving effect thereto (A) Revolving Availability shall be not less than $10,000,000 and (B) Borrowers shall be in pro forma compliance with the Financial

Covenants, and (ii) Borrowers shall have delivered to Agent a pro forma Compliance Certificate certifying to and demonstrating Borrowers’ satisfaction of the requirements set forth in this Section 7.5.
7.6    Restriction on Fundamental Changes. (a) Enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of (including a disposition in connection with a sale-leaseback transaction or division), in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired; (d) acquire by purchase or otherwise all or any part of the business or assets of (other than asset acquisitions in the ordinary course of business), or stock or other beneficial ownership of, any Person except as permitted by Section 7.4; provided that, notwithstanding anything in this Section 7.6 to the contrary:
(i)     any Restricted Loan Party may merge, amalgamate or consolidate with (A) a Borrower; provided that such Borrower shall be the continuing or surviving Person immediately upon the consummation of such merger, amalgamation or consolidation or (B) one or more other Restricted Loan Parties (other than a Borrower); provided that the continuing or surviving Person shall be a Restricted Loan Party immediately upon the consummation of such merger, amalgamation or consolidation; and
(ii)     any Restricted Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to (x) if such Restricted Loan Party is a Borrower, another Borrower or (y) if such Restricted Loan Party is a Subsidiary Guarantor, a Borrower or another Subsidiary Guarantor.
7.7    Organizational Documents. Amend, modify or otherwise change in any material respect any of its or their Organizational Documents as in effect on the Closing Date, or change its form of incorporation or organization, operating names, or the names under which it executes contracts and conducts business without providing at least thirty (30) calendar days’ prior written notice to the Agent and, in the event such change would be adverse to the Lenders as determined by Agent in its sole reasonable discretion, obtaining the prior written consent of the Requisite Lenders.
7.8    Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Restricted Loan Party, except for transactions not prohibited by this Agreement or transactions in the ordinary course of such Restricted Loan Party’s business and upon fair and reasonable terms which are no less favorable to such Restricted Loan Party than it would obtain in a comparable arm’s length transaction with an unaffiliated Person; provided that nothing contained in this Section 7.8 shall prohibit (a) the payment of salary and bonus in the ordinary course of business to officers and employees of the Loan Parties, (b) transactions amongst Restricted Loan Parties which transactions are otherwise permitted under this Agreement, (c) employment, consulting, severance and other compensatory, service or benefit related arrangements between a Restricted Loan Party and its partners, officers, employees, third party consultants, directors and members of management in the ordinary course of business and transactions pursuant to plans or agreements governing Equity Interests, phantom equity and other employee benefit or compensatory plans and arrangements in the ordinary course of business and not otherwise prohibited under this Agreement, (d) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Restricted Loan Parties in the ordinary course of business to the extent attributable to the operation of the applicable Restricted Loan Party and to the extent otherwise expressly permitted under this Agreement, (e) transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth in Schedule 7.8 or any amendment thereto to the extent such an amendment is not adverse to Agent or the Lenders in any material respect, (f) the entering into by any Restricted Loan Party of any tax sharing agreements with any direct or indirect parent of such Restricted Loan Party to the extent attributable to the ownership or operation of the Restricted Loan Parties, but only to the extent payments thereunder are permitted by Section 7.5, and (g) transactions in which the Restricted Loan Parties party thereto deliver to the Agent a letter from an independent financial advisor stating that such transaction is financially fair and reasonably to such Restricted Loan Parties and is otherwise subject to terms that are no less favorable to such Restricted Loan Parties than they would obtain in a comparable arm’s length transaction with an unaffiliated Person, so long as, with respect to any transaction made in reliance on this clause (g), immediately before and immediately after (determined on a pro forma basis) giving effect to such transaction and the consummation of any related transactions occurring substantially simultaneously therewith, (i) no Event of Default shall have occurred and be continuing, (ii) the Restricted Loan Parties shall be in pro forma compliance with the Financial Covenants, and (iii) Aggregate Revolving Credit Exposure shall not exceed the Maximum Revolving Loan Amount.
7.9    Conduct of Business. From and after the Closing Date, engage in any business other than businesses of the type engaged in by such Restricted Loan Party on the Closing Date or substantially related or incidental thereto.
7.10    Use of Proceeds. Directly or, to any Restricted Loan Party’s Knowledge, indirectly, use the proceeds of the Loans or Lender Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (b) in any other manner that would result in a violation of Sanctions or any applicable anti-corruption laws or anti-terrorism laws by any Person (including any Person participating in the Loans or Lender Letters of Credit, whether as Agent, an arranger, Issuing Lender, Lender, underwriter, advisor, investor, or otherwise).
7.11    Fiscal Year; Accounting Changes. Change its Fiscal Year; or make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.3.
7.12    Investment Accounts. Establish any Investment Account with any financial institution, Securities Intermediary or Commodity Intermediary, as applicable, unless, subject to Section 5.14 and except with respect to Excluded Accounts, Agent, the applicable Restricted Loan Party and such financial institution, Securities Intermediary or Commodity Intermediary, as applicable, shall have entered into a Control Agreement with regard to such Investment Account.
7.13    Warehouse Receipts Non-Negotiable. If any warehouse receipts or receipts in the nature of a warehouse receipt are issued with respect to any of Restricted Loan Parties’ Inventory, permit more than an aggregate outstanding amount of $1,000,000 of such warehouse receipts or receipts in the nature thereof to be “negotiable” (as such term is used in Section 7-104 (or any successor provision thereto) of the UCC as in effect from time to time in any relevant jurisdiction or under other relevant law) at any time.
7.14    Compliance with Anti-Terrorism Laws. Directly or indirectly, knowingly enter into any material agreements with any Blocked Person, or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
7.15    Repayment of Indebtedness. At any time, directly or indirectly, pay or prepay any Indebtedness other than (a) payments of the Obligations, (b) the payment of ordinary trade payables, (c) the making of scheduled payments of principal and interest with respect to any Indebtedness permitted under Section 7.1(m) to the extent permitted under the applicable subordination agreement or intercreditor agreement, (d) payments of regularly scheduled principal and interest with respect to any Specified Indebtedness in accordance with the applicable Specified Indebtedness Intercreditor Agreement, (e) Permitted Refinancings of any of the Indebtedness permitted hereunder, (f) the conversion or exchange of any junior Indebtedness to Equity Interests (other than Disqualified Stock) of Holdings or any of its direct or indirect parents, and (g) the prepayment of Indebtedness of any Borrower or other Restricted Loan Party to any other Borrower or any other Loan Party, subject to the subordination provisions applicable to such Indebtedness.
7.16    Holdings Activities. With respect to Holdings, engage in any transactions or activities which by their terms would have any recourse to any Borrower or any other Restricted Loan Parties unless such activity or transaction is otherwise expressly permitted under the terms of this Agreement.
SECTION 8    DEFAULT, RIGHTS AND REMEDIES
8.1    Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following (for each of the clauses set forth below, a grace or cure period may be specified; if no grace or cure period is expressly specified, such occurrence or existence shall constitute an immediate Event of Default):
(a)    Payment.
(i)    Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Lender Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or
(ii)    Borrowers shall fail to pay any interest on any Loan or other Obligation (other than the Obligations described in clause (i) above), or any fee or any other amount (other than an amount referred to in clause (i) above) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days; or
(b)    Cross-Default. (i) Any Restricted Loan Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount of more than $20,000,000, in each case beyond the applicable grace period with respect thereto, if any; (ii) any Restricted Loan Party shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (b)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such

Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; or (iii) any “default” or “event of default” shall occur under any of the Subsidiary Loan Documents; or
(c)    Breach of Certain Provisions. Any Loan Party shall fail to perform or comply with any term or condition contained in (i) Section 5.5, Section 6 (including, for the avoidance of doubt, any term or condition of the Financial Covenants Rider) to the extent not cured in accordance with Section 8.2, or Section 7 (other than with respect to Sections 7.1, 7.2, 7.8, 7.12 and 7.13), or (ii) any of Section 5.1 (with respect to paragraphs (a) through (c) of the Reporting Rider), Section 7.1, Section 7.2, Section 7.8, Section 7.12 or Section 7.13, and such failure to perform or comply is not remedied in a manner satisfactory to Agent in its Permitted Discretion within ten (10) days of such failure; or
(d)    Other Defaults Under Loan Documents. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (c) of this Section) and such failure shall continue unremedied for a period of thirty (30) or more days; provided that failure to deliver the KPI Metrics Report and related KPI Compliance Certificate as required under paragraph (p) of the Reporting Rider within the applicable grace period after the date required shall not trigger an Event of Default but will, for the avoidance of doubt, result in a margin adjustment and an unused commitment fee adjustment under Section 2.14; or
(e)    Breach of Warranty. Any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made; or
(f)    Change of Control. A Change of Control shall occur or exist; or
(g)    Involuntary Bankruptcy; Appointment of Receiver, etc. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings or any Restricted Loan Party or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered; or
(h)    Voluntary Bankruptcy; Appointment of Receiver, etc. Holdings or any Restricted Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Restricted Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or
(i)    Judgment and Attachments. There is entered against the any Restricted Loan Party (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or
(k)    Failure of Security. Agent, on behalf of itself and the Lenders, shall not have or shall cease to have a valid and perfected Prior Security Interest in the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of Agent or any Lender to take any action within its control; or
(l)    Subordination, Intercreditor Effectiveness. The subordination or intercreditor provisions (whether lien subordination provisions, payment subordination provisions, or both) of any agreement, document or instrument governing any Specified Indebtedness or any other Indebtedness permitted hereunder shall for any reason (except in accordance with its terms) be revoked or invalidated, or otherwise cease to be in full force and effect, or any Loan Party shall contest in any manner the validity or enforceability thereof, or the Obligations (or any Lien securing the Obligations) for any reason shall not have the priority contemplated by this Agreement, such subordination or intercreditor provisions or the other Loan Documents.
(m)    Employee Benefit Plans. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000.
8.2    Equity Cure.
If a Cure Event occurs, any Cure Fund Payments received by (x) Borrowers, in the case of the Current Ratio or Collateral Coverage Ratio, or (y) Holdings, in the case of the Debt to Capitalization Ratio, in either case, during the applicable Cure Period will, at the request of Borrowers, be included (i) as cash in the calculation of the Collateral Formula Amount (in the event of a Default with respect to the Collateral Coverage Covenant), (ii) Net Worth of Holdings (in the event of a Default with respect to the Debt to Capitalization Covenant) or (iii) as cash in the determination of GP Finco’s current assets (in the event of a Default with respect to the Current Ratio Covenant) solely for the purposes of determining compliance with such Financial Covenants at the end of such test period and any subsequent test period that includes such test; provided that (a) the amount of any Cure Fund Payment will be (x) with respect to a Default under the Collateral Coverage Covenant, an amount greater than or equal to the amount required to cause the Collateral Coverage Ratio, determined on a pro forma basis, to equal the Collateral Coverage Cure Target, and (y) with respect to all other Financial Covenant Defaults, an amount greater than or equal to the least amount required to cause the Loan Parties to be in compliance with Financial Covenants, (b) notwithstanding anything in this Agreement to the contrary, all Cure Fund Payments will be disregarded for all other purposes, including calculating basket levels, pricing and other items governed by reference to the Financial Covenants, liquidity or availability and may not be used for any other purpose hereunder, (c) all Cure Fund Payments shall be promptly used by Borrowers to prepay Loans and other Obligations in the manner prescribed by Section 2.4(d), and (d) for the avoidance of doubt, any Loans prepaid with any Cure Fund Payments shall be deemed outstanding for purposes of determining compliance with such financial covenants for the test period in respect of which Cure Fund Payment was received. So long as Borrowers are otherwise entitled to exercise its rights under this Section 8.2, (i) from the effective date of delivery of an irrevocable written notice from Borrowers to Agent of Borrowers’ intent to exercise their rights hereunder (a “Cure Notice”) until the earlier to occur of the end of the applicable Cure Period and the date on which Agent is notified that the Cure Fund Payment will not be made, neither Agent nor any Lender shall exercise any enforcement remedy against any Loan Party or any Subsidiary of any Restricted Loan Party or any of their respective properties solely on the basis of the failure to comply with the applicable Financial Covenant in respect of which the Cure Notice was delivered, and (ii) until the earlier to occur of the last day of the applicable Cure Period and the date on which Agent is notified that the Cure Fund Payment will not be made, neither Agent nor any Lender shall impose default interest, terminate the Revolving Loan Commitments or accelerate the Obligations solely on the basis of the failure to comply with the applicable Financial Covenant. Upon timely receipt by Borrowers in cash of the appropriate Cure Fund Payment, if and to the extent after giving effect this Section 8.2 all applicable Events of Default pursuant to Section 6 would no longer exist on a pro forma basis, such Events of Default shall be deemed cured.
8.3    Suspension of Commitments. Upon the occurrence of any Event of Default, Agent may or upon demand by Requisite Lenders shall, without notice or demand, immediately cease making additional Loans and the Revolving Loan Commitments shall be terminated.
8.4    Acceleration. Upon the occurrence of any Event of Default described in the foregoing Sections 8.1(g) or 8.1(h), all of the Revolving Loan Commitments shall automatically and immediately terminate, all Obligations under the Loan Documents shall automatically become immediately due and payable, and Borrowers shall be required immediately to deposit cash collateral for the Letter of Credit Reserve as set forth in clause (b) of the next sentence, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrowers, and the Revolving Loan Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and upon demand by Requisite Lenders shall, by written notice to Borrowers, (a) declare all or any portion of the Obligations under the Loan Documents to be, and the same shall forthwith become, immediately due and payable and the Revolving Loan Commitments shall thereupon terminate, and (b) demand that Borrowers immediately deposit with Agent an amount equal to one hundred three percent (103%) of the Letter of Credit Reserve and deposit the prepayment of fees payable under Section 2.3(b) with respect to such Lender Letters of Credit for the full remaining terms of such Lender Letters of Credit; provided, however, if any of such Lender Letters of Credit are terminated, the unearned portion of such prepaid fee attributable to such Lender Letter of Credit shall be refunded to Borrowers.

8.5    Remedies. If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any other rights or remedies available to Agent and the Lenders at law or in equity, Agent may, and shall upon the request of Requisite Lenders, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) or other applicable law, and may also (a) require the Restricted Loan Parties to, and the Restricted Loan Parties hereby agree that they will, at their expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at a place to be designated by Agent which is reasonably convenient to both parties; (b) withdraw all cash in the Investment Accounts subject to Control Agreements (or otherwise distribute value on account of Commodity Contracts) and apply such monies in payment of the Obligations in the manner provided in Section 8.8; and (c) without notice or demand or legal process, enter upon any premises of any Restricted Loan Party and take possession of the Collateral. The Restricted Loan Parties agree that, to the extent notice of sale of the Collateral or any part thereof shall be required by law, at least ten (10) days’ notice to any affected Restricted Loan Party of the time and place of any public disposition or the time after which any private disposition (which notice shall include any other information required by law) is to be made shall constitute reasonable notification. At any disposition of the Collateral (whether public or private), if permitted by law, Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase, lease, or licensing of the Collateral or any portion thereof for the account of Agent or such Lender. Agent shall not be obligated to make any disposition of Collateral regardless of notice of disposition having been given. The Restricted Loan Parties shall remain liable for any deficiency. Agent may adjourn any public or private disposition from time to time by announcement at the time and place fixed therefor, and such disposition may, without further notice, be made at the time and place to which it was so adjourned. Agent is not obligated to make any representations or warranties in connection with any disposition of the Collateral. To the extent permitted by law, the Restricted Loan Parties hereby specifically waive all rights of redemption, stay or appraisal, which it has or may have under any law now existing or hereafter, enacted. Agent shall not be required to proceed against any Collateral but may proceed against the Restricted Loan Parties directly.
8.6    Appointment of Attorney-in-Fact. Each of the Restricted Loan Parties hereby constitutes and appoints Agent as such Person’s attorney-in-fact with full authority in the place and stead of such Person and in the name of such Person, Agent or otherwise, from time to time in Agent’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement or the other Loan Documents, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to enforce the obligations of any Account Debtor or other Person obligated on the Collateral and enforce the rights of any Restricted Loan Party with respect to such obligations and to any property that secures such obligations; (c) to file any claims or take any action or institute any proceedings that Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of Agent and the Lenders with respect to any of the Collateral; (d) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper or General Intangibles and other Documents relating to the Collateral; and (e) generally to take any act required of any Restricted Loan Party under Section 4 or Section 5 of this Agreement, and to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent’s option and Borrowers’ expense, at any time or from time to time, all acts and things that Agent deems necessary to protect, preserve or realize upon the Collateral. The Restricted Loan Parties hereby ratify and approve all acts of Agent made or taken pursuant to this Section 8.6. The appointment of Agent as the Restricted Loan Parties’ attorney-in-fact and Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Revolving Loan Commitments hereunder shall be in effect and until payment in full, in cash, of all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of all Lender Letters of Credit (or other arrangement acceptable to the issuer thereof in writing).
8.7    Limitation on Duty of Agent and Lenders with Respect to Collateral. Beyond the safe custody thereof, Agent and each Lender shall have no duty with respect to any Collateral in its possession (or in the possession of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property. Neither Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouse, carrier, forwarding agency, consignee, broker or other agent or bailee selected by any Restricted Loan Party or selected by Agent in good faith.
8.8    Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) the Restricted Loan Parties irrevocably waive the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of any of the Restricted Loan Parties, and (b) any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default, and the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to that portion of the Obligations constituting fees, costs and expenses incurred by or owing to Agent; second, to that portion of the Obligations constituting fees, costs and expenses incurred by or owing to the Lenders and the Issuing Lenders, pro rata based their Pro Rata Share thereof; third, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of any bankruptcy or insolvency law would have accrued on such amounts), pro rata based on each Lender’s Pro Rata Share thereof; fourth, pro rata to (i) the principal amounts of the Obligations outstanding (including Obligations owed to any Lender or their Affiliates under a Secured Hedge Agreement or Secured Bank Products Agreement), pro rata based on each Lender’s Pro Rata Share thereof and (ii) provide cash collateralization of the Letter of Credit Reserve in accordance with Section 8.4; and fifth, to any other Obligations or other obligations or indebtedness of Borrowers owing to Agent, any Lender or any Issuing Lender under the Loan Documents, any Secured Hedge Agreement or any Secured Bank Products Agreement, ratably based on their proportionate share thereof. Any balance remaining shall be delivered to GP Finco or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. This Section 8.8 shall not apply to any action taken by any Farm Credit Bank with respect to any Farm Credit Equities held by Borrowers.
8.9    [Reserved].
8.10    [Reserved].
8.11    Waivers; Non-Exclusive Remedies. No failure on the part of Agent or any Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Agent or any Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and shall in no way limit any other remedies provided by law.
SECTION 9    AGENT; LENDER RIGHTS
9.1    Agent.
(a)    Appointment. Each Lender, each other Secured Party and, upon obtaining an interest in any Loan, any participant, transferee or other assignee of any Lender irrevocably appoints, designates and authorizes ING Capital as Agent to take such actions or refrain from taking such action as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, employees or agents shall be liable for any action so taken. The provisions of this Section 9.1 are solely for the benefit of Agent and the Lenders and neither Borrowers nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its affiliates, agents or employees.
(b)    Nature of Duties. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary, trust or agency relationship with or in respect of any Lender, Borrowers or any other Loan Party. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own appraisal of the credit worthiness of Borrowers, and shall have independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of Borrowers, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein), whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.
(c)    Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by final, non-appealable order from a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). Neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this

Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders in the absence of an express requirement for a greater percentage of Lender approval hereunder for such action.
(d)    Reliance. Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any other Loan Document, or any instrument, document or communication furnished pursuant hereto or in connection herewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, fax, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.
(e)    Indemnification. The Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not promptly reimbursed by the Restricted Loan Parties; provided, however, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against, even if so directed by the Lenders or Requisite Lenders, until such additional indemnity is furnished. The obligations of the Lenders under this Section 9.1(e) shall survive the payment in full of the Obligations and the termination of this Agreement.
(f)    ING Capital Individually. With respect to its Revolving Loan Commitments and the Loans made by it, ING Capital shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include ING Capital in its individual capacity as a Lender or one of the Requisite Lenders. ING Capital, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to the Lenders. ING Capital, either directly or through strategic affiliations, may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
(g)    Successor Agent.
(i)    Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrowers and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment as provided below.
(ii)    Appointment of Successor. Upon any such notice of resignation pursuant to Section 9.1(g)(i) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrowers. If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrowers and so long as no Event of Default has occurred and is continuing, with Borrowers’ reasonable approval, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.
(iii)    Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.
(h)    Collateral Matters.
(i)    Release of Collateral. The Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (A) upon termination of the Revolving Loan Commitments and upon payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted); (B) constituting property being sold or disposed of if Borrowers certify to Agent that the sale or disposition thereof is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry) or (C) constituting Commodity Repurchase Agreement Property.
(ii)    Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 9.1(h)(i) above), each Lender agrees to confirm in writing, upon request by Agent or Borrowers, the authority to release any Collateral conferred upon Agent under clauses (A) and (B) of Section 9.1(h)(i). To the extent Agent agrees to release any Lien granted to or held by Agent as authorized under Section 9.1(h)(i), (A) Agent is hereby irrevocably authorized by the Lenders to, execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit of Agent and the Lenders, upon such Collateral; provided, however, that Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create upon Agent any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (B) Borrowers shall provide at least ten (10) Business Days prior written notice of any request for any document evidencing such release of the Liens and Borrowers agree that any such release shall not in any manner discharge, affect or impair the Obligations or any Liens granted to Agent on behalf of Agent and the Lenders upon (or obligations of any Loan Party, in respect of) all interests retained by any Loan Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.
(iii)    Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Agent and the Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by this Agreement or the Loan Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, however, that Agent shall exercise the same care which it would in dealing with loans for its own account.
(iv)    Secured Party Acknowledgment. In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Secured Bank Product Agreements or Secured Hedge Agreements will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Secured Bank Product Agreement or Secured Hedge Agreement, as applicable, shall be deemed to have appointed Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
(i)    Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or Control. Should any Lender (other than Agent) obtain possession of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions. The Agent may file such proofs of claim or documents as may be necessary or advisable in order to have the claims of the Agent and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agent and the Lenders, their respective agents, financial advisors and counsel), allowed in any judicial proceedings relative to the Restricted Loan Parties, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims. Any custodian in any judicial proceedings relative to the Restricted Loan Parties is hereby authorized by each Lender to make payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent, its agents, financial advisors and counsel, and any other amounts due the Agent. Nothing contained in this Agreement or the other Loan Documents shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans, or the rights of any holder thereof, or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding, except as specifically permitted herein.
(j)    Exercise of Remedies. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Obligations, unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.
9.2    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice.
9.3    Action by Agent. Agent shall take such action with respect to any Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 8. Unless and until Agent has received any such request, Agent may (but shall not be obligated to), subject to Section 9.4(a), take such action, or refrain from taking such action, with respect to any Default or Event of Default as it shall deem advisable or in the best interests of the Lenders.
9.4    Amendments, Waivers and Consents.
(a)    Percentage of Lenders Required. Except as otherwise provided herein or in any of the other Loan Documents (and in any event, subject to Section 2.13(b)), no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or by Agent with the consent of the Requisite Lenders) and the applicable Loan Party; provided, however:
(1)     no amendment, modification, termination, waiver or consent shall be effective, unless in writing and signed by all Lenders, to do any of the following:
(A)     waive the conditions set forth in Section 3.1, the satisfaction of which is required in connection with the making of any Loans on the Closing Date;
(B)     amend (i) the definition of the term “Requisite Lenders” or “Pro Rata Share”, or (ii) the percentage of Lenders which shall be required to take any action hereunder;
(C)     amend or waive this Section 9.4 or the definitions of the terms used in this Section 9.4 insofar as such definitions affect the substance of this Section 9.4;
(D)     release all or substantially all of the Collateral (except in connection with a sale, disposition or release expressly permitted hereunder or under any other Loan Document), subordinate the Liens in favor of Agent and Lenders in all or substantially all of the Collateral or subordinate any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Obligations, in any case, except as otherwise expressly permitted hereunder;

(E)     release (i) any Borrower from its obligations under this Agreement or (ii) any Guarantor from any Guaranty, in either case, except as expressly provided in or permitted by the Loan Documents;
(F)     change Section 2.7(a), Section 8.8 or Section 9.5(f) in a manner that would affect order or priorities thereunder or ratable sharing of setoffs or payments required thereby or alter in any way the treatment of Lenders in accordance with their Pro Rata Share; and
(G)     consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; and
(2)     no amendment, modification, termination, waiver or consent shall be effective, unless in writing and signed by each Lender that would be affected thereby, to do any of the following (x) increase any of the Revolving Loan Commitments; (y) reduce or waive the principal of or the rate of interest on any Loan, reduce or waive the fees payable with respect to any Loan or Lender Letter of Credit or otherwise reduce or waive any other amounts due to any Lender under the Loan Documents; or (z) extend the Termination Date or the scheduled due date for all or any portion of principal of the Loans or any interest or fees due hereunder; provided, further, that no amendment, modification, termination, waiver or consent affecting the rights or duties of Agent under this Section 9 or under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to the Lenders required to take such action. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9 shall be binding upon each Lender or future Lender and, if signed by a Loan Party, on such Loan Party.
In addition, notwithstanding anything in this Section to the contrary, if Agent and Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then Agent and Borrowers shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders to Agent within five (5) Business Days following receipt of notice thereof.
(b)    Specific Purpose or Intent. Each amendment, modification, termination, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination, waiver or consent shall be required for Agent to take an interest in additional Collateral.
(c)    Failure to Give Consent; Replacement of Lender. If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement requiring the consent or approval of any Lender, the consent of Requisite Lenders is obtained but the consent of one or more other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace the non-consenting Lenders with one or more replacement Lenders pursuant to the terms and requirements of Section 2.11(b), as if such Lender were seeking compensation thereunder, but only so long as each such replacement Lender consents to the proposed amendment, modification, termination or waiver. Notwithstanding anything in this Section 9.4, Agent and Borrowers, without the consent of either Requisite Lenders or all Lenders, may execute amendments to this Agreement and the Loan Documents, which consist solely of the making of typographical corrections.
9.5    Assignments and Participations in Loans.

(a)    Assignments. Each Lender may assign its rights and delegate its obligations under this Agreement to an Eligible Assignee; provided, however, (i) such Lender shall (unless the assignment is to another Lender or an Affiliate of the assigning Lender) first obtain the written consent of Agent (which consent shall not be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing at such time, Borrowers, which consent shall not be unreasonably withheld or delayed (provided that, in any event, Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to Agent within five (5) Business Days after having received notice thereof), (ii) the amount of Revolving Loan Commitments and Loans of the assigning Lender being assigned shall in no event be less than the lesser of (A) $1,000,000 or (A) the entire amount of the Revolving Loan Commitments and Loans of such assigning Lender and (iii) the parties to such assignment shall execute and deliver to Agent for acceptance and recording an Assignment and Acceptance Agreement together with (x) a processing and recording fee of $3,500 payable by the assigning Lender to Agent and (y) each of the Notes originally delivered to the assigning Lender (if any). The administrative fee referred to in clause (iii) of the preceding sentence shall not apply to an assignment of a security interest in all or any portion of a Lender’s rights under this Agreement or the other Loan Documents, as described in clause (i) of Section 9.5(d) below. Upon receipt of all of the foregoing, Agent shall notify Borrowers of such assignment and Borrowers shall comply with its obligations under Section 2.1(d). In the case of an assignment authorized under this Section 9.5, the assignee shall be considered to be a “Lender” hereunder and Loan Parties hereby acknowledge and agree that any assignment will give rise to a direct obligation of Loan Parties to the assignee. The assigning Lender shall be relieved of its obligations to make Loans hereunder with respect to the assigned portion of its Revolving Loan Commitments.
(b)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or Borrowers or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrowers, Agent, the Issuing Lenders, the Swingline Lenders and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.2(a) with respect to any payments made by such Lender to its Participant(s). Borrowers agree that each Participant shall be entitled to the benefits of Section 2.9 (subject to the requirements and limitations therein, including the requirements under Section 2. 9(c) (it being understood that the documentation required under Section 2.9(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 9.4(c) as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.9, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 9.4(c) with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”);

provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    No Relief of Obligations; Cooperation. Except as otherwise provided in Section 9.5(a) no Lender shall, as between Borrowers and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrowers and the other Loan Parties in the possession of that Lender from time to time to Eligible Assignees and participants (including prospective assignees and participants). Borrowers agree that they will use their best efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of a participation or an assignment described above, including without limitation assistance in the preparation of appropriate disclosure documents or placement memoranda.
(d)    Security Interests; Assignment to Affiliates. Notwithstanding any other provision set forth in this Agreement, any Lender may (i) pledge the Obligations held by it or create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents in favor of any Person (including any Federal Reserve Bank or other central bank); provided, however (A) no such pledge or grant of security interest to any Person shall release such Lender from its obligations hereunder or under any other Loan Document and (B) the acquisition of title to such Lender’s Obligations pursuant to any foreclosure or other exercise of remedies by such Person shall be subject to the provisions of this Agreement and the other Loan Documents in all respects including, without limitation, any consent required by Section 9.5; and (ii) at any time following written notice to Agent and subject to complying with the provisions of Section 9.5(a), assign its rights and delegate its obligations under this Agreement to an Eligible Assignee which is a Subsidiary of such Lender or its parent company, to one or more other Lenders, or to a Related Fund. For purposes of this paragraph, a “Related Fund” shall mean, with respect to any Lender, a fund or other investment vehicle that invests in commercial loans and is managed by such Lender or by the same investment advisor that manages such Lender or by an Affiliate of such investment advisor.
(e)    Recording of Assignments. Agent shall maintain at its office in New York, New York a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amount (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumptive evidence of the amounts due and owing to Lender in the absence of manifest error. Borrowers, Agent and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time upon reasonable prior notice.
(f)    Set Off and Sharing of Payments.

(i)    If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) (except for deposits in trust, payroll, tax withholding, employee benefit and other accounts relating to insurance premiums and payments of claims which are required by applicable law or contract to be segregated from the Borrowers’ other funds) at any time owing, by such Lender, such Issuing Lender or any such Affiliate, to or for the credit or the account of Borrowers against any and all of the obligations of Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.1(h)(iii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent, the Issuing Lenders and the Lenders, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and Issuing Lender agrees to notify Borrowers and Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(ii)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Lender Letters of Credit (or disbursements in respect thereof) or Swingline Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans or participations in Lender Letters of Credit (or disbursements in respect thereof) or Swingline Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and participations in Lender Letters of Credit (or disbursements in respect thereof) or Swingline Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Lender Letters of Credit (or disbursements in respect thereof) or Swingline Loans and other amounts owing them; provided that:
(A)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(B)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of cash collateral provided for hereunder, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Lender Letters of Credit (or disbursements in respect thereof) to any assignee or participant, other than to Borrowers (as to which the provisions of this paragraph shall apply).
(C)    Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(g)    Disbursement of Funds. Unless Agent shall have received notice from a Lender (x) in the case of Base Rate Loans, prior to 3:00 p.m. (New York City time) on the proposed Funding Date of such Loan and (y) otherwise, prior to the proposed Funding Date of such Loan, that such Lender will not make available to Agent such Lender’s share of any proposed Loan, Agent may, on behalf of the Lenders, disburse funds to Borrowers for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan or Advance before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrowers, Agent shall advise each Lender by telephone, telex, fax or telecopy of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrowing Agent no later than 3:00 p.m. (New York City time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such Funding Date.
9.6    Settlements, Payments and Information.
(a)    Principal and Interest Payments. Provided that such Lender has made all payments required to be made by it under this Agreement, payments of principal, interest and fees on the Loans will be settled on the date of receipt.
(b)    Return of Payments.
(i)    Recovery after Non-Receipt of Expected Payment. If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.
(ii)    Recovery of Returned Payment. If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrowers or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.

9.7    Lead Arranger and Other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Bookrunner, Syndication Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
9.8    Non-Receipt of Funds by Agent; Erroneous Payments.
(a)    Unless Agent shall have received notice from a Lender or a Borrower (either one as appropriate being the “Payor”) prior to the date on which such Lender is to make payment hereunder to Agent of the proceeds of an Advance or Borrowers are to make payment to Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Agent, Agent may assume that the Required Payment has been made in full to Agent on such date, and Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to Agent, the recipient of such payment shall repay to Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Agent until the date Agent recovers such amount, at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(b)    (i) Each Lender hereby agrees that (x) if Agent notifies such Lender that Agent has determined in its sole discretion that any funds received by such Lender from Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to Agent at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of Agent to any Lender under this Section 9.8(b) shall be conclusive, absent manifest error.
(ii)     Each Lender hereby further agrees that if it receives a Payment from Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to Agent at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)     Borrowers hereby agree that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrowers, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by Agent from Borrowers for the purpose of making such erroneous Payment.
(iv)     Each party’s obligations under this Section 9.8 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Revolving Loan Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
SECTION 10    MISCELLANEOUS
10.1    Expenses and Attorneys’ Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to promptly pay all reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) out-of-pocket fees, costs and expenses incurred by Agent, the Sustainability Structuring Agent and the Lead Arranger (including reasonable external attorneys’ fees and expenses and fees of environmental consultants, accountants and other professionals retained by Agent, the Sustainability Structuring Agent or Lead Arranger) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) out-of-pocket fees, costs and expenses incurred by Agent, the Sustainability Structuring Agent or the Lead Arranger (including reasonable external attorneys’ fees and expenses, and fees of environmental consultants, accountants and other professionals retained by Agent or Lead Arranger) incurred in connection with the review, negotiation, preparation, documentation, execution, syndication and administration of the Loan Documents, the Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements, including reasonable documentation charges assessed by Agent for amendments, waivers, consents and any other documentation prepared by Agent’s internal legal staff; (c) out-of-pocket fees, costs and expenses (including reasonable external attorneys’ fees) incurred by Agent in creating, perfecting and maintaining perfection of Liens in favor of Agent, on behalf of Agent and the Lenders; (d) out-of-pocket fees, costs and expenses incurred by Agent in connection with forwarding to Borrowers the proceeds of Loans including Agent’s or any Lenders’ standard wire transfer fee; (e) out-of-pocket fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Agent or any Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) out-of-pocket fees, costs, and expenses incurred in defending or prosecuting any actions by or against any Loan Party arising out of or relating to the Loan Documents, and (g) out-of-pocket fees, costs, expenses of Agent and the Lenders (including costs of settlement)

enforcing or protecting the rights of Agent and the Lenders, taken as a whole, under the Loan Documents or to collect any payments due from Borrowers or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise, provided, that, in respect of legal costs contemplated by this clause (g), each Lender and Agent shall only be entitled to the reasonable and documented or invoiced out-of-pocket fees, charges and disbursements of one firm of counsel for all such parties taken as a whole (and solely in the case of an actual or perceived  conflict of interest, one additional counsel to all such affected Persons, taken as a whole), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions). This Section 10.1 shall not apply with respect to Tax Liabilities other than any Tax Liabilities that represent costs and expenses arising from any non-tax claim.
10.2    Indemnity.
(a)    Borrower Indemnification. In addition to the payment of expenses pursuant to Section 10.1, whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to indemnify, pay and hold each of Agent, the Sustainability Structuring Agent, the Lead Arranger and each Lender, their permitted successors and assigns, and the officers, directors, employees, agents, consultants, auditors, persons engaged by Agent, the Sustainability Structuring Agent, the Lead Arranger or any Lender, to evaluate or monitor the Collateral, Affiliates and attorneys of each of Agent, the Sustainability Structuring Agent, Lead Arranger, and each Lender and such holders (collectively called the “Indemnitees”) harmless from and against any and all actual losses, claims, damages, liabilities and related out-of-pocket expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Lender Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Lender Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any release of Hazardous Materials on or from any property owned or operated by Borrowers or any of its Subsidiaries, or any Environmental Claim asserted against Borrowers or any of its Subsidiaries, or (iv) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrowers, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of any Borrower and that is brought by an Indemnitee against another Indemnitee (other than against any arranger or Agent in their capacities as such). This Section 10.2(a) shall not apply with respect to Tax Liabilities other than any Tax Liabilities that represent losses, claims, damages, etc. arising from any non-tax claim.

(b)    Reimbursement by the Lenders. To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under Section 10.1 or Section 10.2(a) to be paid by it to Agent (or any sub-agent thereof), any Issuing Lender, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), such Issuing Lender, such Swingline Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent), such Issuing Lender or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent), such Issuing Lender or such Swingline Lender in connection with such capacity.
10.3    Notices.
(a)    Notices Generally. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, faxed, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax or telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (New York City time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed. If to

Any Loan Party or Restricted
Loan Party:    Green Plains Inc.
1811 Ak-Sar-Ben Dr.
Omaha, Nebraska 68106
Attention: Will Joekel

With a copy to:    Green Plains Inc.
1811 Ak-Sar-Ben Dr.
Omaha, Nebraska 68106
Attention: Michelle Mapes, Chief Legal & Administration Officer

If to Agent or to ING
Capital:    ING Capital LLC
1133 Avenue of the Americas
New York, New York 10036
Attn:     Chief Credit Officer
Fax No.: (646) 424-6390

With a copy to:    ING Capital LLC
Three Lincoln Centre
5430 LBJ Freeway, Suite 1010
Dallas, Texas 75240
Attn:     Daniel Lamprecht

With a copy to:    Holland & Knight LLP
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: Scott C. Wallace

If to the Sustainability
Structuring Agent:    ING Capital LLC
1133 Avenue of the Americas
New York, NY 10036
Attention: Ana Carolina Oliveira

If to any Lender: Its address indicated on the signature page hereto, in an Assignment and Acceptance Agreement or in a notice to Agent and GP Finco or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 10.3.
(b)    Electronic Communications. Notwithstanding the foregoing, notices and other communications from Agent to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, and Internet or intranet websites) pursuant to procedures approved by Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Section 2.1 if such Lender or Issuing Lender, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
    Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Platform.
(i)    The Loan Parties agree that Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the

Communications or the Platform. In no event shall Agent or any of its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Agent and of Agent’s Affiliates (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Loan Parties (or any of them) pursuant to any Loan Document or the transactions contemplated therein that is distributed to Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform
10.4    Survival of Representations and Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Loan Parties, Agent, and the Lenders set forth in Sections 2.8, 2.9, 2.12, 9.1(e), 10.1, 10.2, 10.6, 10.11, 10.14, and 10.15 shall survive the repayment of the Loans and the termination of this Agreement.
10.5    Indulgence Not Waiver. No failure or delay on the part of Agent, any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under any Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
10.6    Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Agent and/or any Lender or Agent and/or any Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
10.7    Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.
10.8    Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents.
10.9    Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint, and neither Agent nor any Lender shall be responsible for the obligation or Revolving Loan Commitments of any other Lender hereunder. The failure of any

Lender to make any Loan or, as applicable, to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its applicable Loan, to purchase its participations, as applicable, or to make payments under Section 10.2.
10.10    Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
10.11    APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (BUT INCLUDING AND GIVING EFFECT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT TO THE EXTENT ANY SUCH OTHER LOAN DOCUMENT EXPRESSLY SELECTS THE LAW OF ANOTHER JURISDICTION AS GOVERNING LAW THEREOF, IN WHICH CASE THE LAW OF SUCH OTHER JURISDICTION SHALL GOVERN.
10.12    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, no Loan Party may assign its rights or obligations hereunder without the written consent of all of the Lenders.
10.13    No Fiduciary Relationship; No Duty; Limitation of Liabilities.
(a)    No Fiduciary Relationship. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Agent or any Lender to any Loan Party.
(b)    No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Agent or any Lender shall have the right to act exclusively in the interest of Agent or such Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Loan Parties or any of the Loan Parties’ shareholders or any other Person.
(c)    Limitation of Liabilities. Neither Agent nor any Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Agent or any Lender shall have any liability with respect to, and each Loan Party hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Loan Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Loan Parties hereby waive, release, and agrees not to sue Agent or any Lender or any of Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.
10.14    CONSENT TO JURISDICTION. THE LOAN PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT

OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. THE LOAN PARTIES EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. THE LOAN PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON THE LOAN PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO THE LOAN PARTIES, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
10.15    WAIVER OF JURY TRIAL. THE LOAN PARTIES, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THE LOAN PARTIES, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE LOAN PARTIES, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
10.16    Construction. The Loan Parties, Agent and each Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel. This Agreement and the other Loan Documents shall be construed as if jointly drafted by the Loan Parties, Agent and each Lender.
10.17    Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed via e-mail or facsimile transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.
10.18    Confidentiality. Agent and each Lender agree to keep confidential any non-public information delivered pursuant to the Loan Documents or with respect to the Holdings and its Subsidiaries in furtherance thereof and not to disclose such information to Persons other than to: (a) its respective affiliates, officers, directors or employees and its assignees, participants, potential assignees or participants provided that each such recipient agrees to maintain confidentiality to the same extent as provided herein; (b) Persons employed by or engaged by Agent, a Lender or a Lender’s assignees or participants including, without limitation, attorneys, auditors, professional consultants, rating agencies, portfolio management services provided that such recipients agree to maintain confidentiality to the same extent as provided herein; (c) on a confidential basis to insurers and credit risk support providers; and (d) on a confidential basis to administration, settlement and similar service providers; provided, however, that Agent and each Lender may disclose such information to such other Persons approved in writing by GP Finco. The confidentiality provisions contained in this subsection shall not apply to disclosures (x) required to be made by Agent or any Lender to any regulatory or governmental agency (including, without limitation, the Board of Governors of the Federal Reserve System), or pursuant to legal process, (y) required to be made in connection with any pledge under Section 9.5(d) or (z) consisting of general portfolio information that does not identify any Loan Party. The obligations of Agent and Lenders under this Section 10.18 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof. In no event shall Agent or any Lender be obligated or required to return any materials furnished by any Loan Party. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.
Notwithstanding the foregoing, and notwithstanding any other express or implied agreement or understanding to the contrary, each of the parties hereto and their respective employees, representatives, and other agents are authorized to disclose the tax treatment and tax structure of these transactions to any and all persons, without limitation of any kind. Each of the parties hereto may disclose all materials of any kind (including opinions or other tax analyses) insofar as they relate to the tax treatment and tax structure of the transactions contemplated by the Loan Documents. This authorization does not extend to disclosure of any other information including (without limitation) (a) the identities of participants or potential participants in the transactions (b) the existence or status of any negotiations, (c) any pricing other financial information or (d) any other term or detail not related to the tax treatment and tax structure of the transactions contemplated by the Loan Documents.
10.19    Publication. The Loan Parties hereby consents to the publication by Agent of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement; provided, however, Agent shall provide a draft of any such tombstone or similar advertising material to Borrowers for review prior to the publication thereof. Agent and Lenders reserve the right to provide industry trade organizations information necessary and customary for inclusion in league table measurements.
10.20    Waivers. Each of the Loan Parties hereby waives any defense to or limitation on its obligations under this Agreement arising out of any and all defenses it may now or hereafter have based on principles of suretyship, impairment of collateral, or the like. Each of the Loan Parties subordinates, and hereby agrees not to enforce (until all Obligations (except contingent indemnification obligations for which no claim has been asserted) have been paid in full in cash, the Revolving Loan Commitments are terminated and no Letters of Credit remain outstanding), any contribution or subrogation rights (if any) between them which might arise with respect to the payment by one Loan Party of any applicable Obligations.
10.21    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.21, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.21 shall remain in full force and effect until the termination of the Revolving Loan Commitments and the payment in full of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted). Each Qualified ECP Guarantor intends that this Section 10.21 constitute, and this Section 10.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.22    USA PATRIOT ACT. To the extent applicable to Agent and Lenders, each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.
10.23    Certifications From Lenders and Participants; USA PATRIOT ACT. Each Foreign Lender that is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.
10.24    Contractual Recognition of Bail-In. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
10.25    Acknowledgment Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
(b)    As used in this Section 10.25, the following terms have the following meanings:
(i)    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with 12 U.S.C. 1841(k)) of such party.
(ii)    “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with 12 C.F.R § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
10.26    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Loan Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Loan Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Revolving Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Revolving Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Loan Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between Agent, Borrowers (such agreement not to be unreasonably withheld, conditioned or delayed) and such Lender.
(b)    In addition, unless either (1) paragraph (i) in the immediately preceding Section 10.26(a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with paragraph (iv) in Section 10.26(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
10.27    Farm Credit Equity.
(a)    So long as a Farm Credit Bank is a Lender or voting Participant hereunder, Borrowers agree to (i) maintain its status as an entity eligible to borrow from such Farm Credit Bank and (ii) purchase Equity Interests in such Farm Credit Bank in such amounts and at such times as such Farm Credit Bank may require in accordance with such Farm Credit Bank’s bylaws and capital plan or similar documents (as each may be amended from time to time) (such Equity Interests, including any additional Equity Interests granted to Borrowers as patronage refunds or other distributions, “Farm Credit Equities”).
(b)    Each party hereto acknowledges that (i) each Farm Credit Bank’s bylaws, capital plan and similar documents (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of Borrower’s patronage with such Farm Credit Bank, (y) Borrowers’ eligibility for patronage distributions from such Farm Credit Bank (in the form of Farm Credit Equities and cash) and (z) patronage distributions, if any, in the event of a sale of a participation interest, and (ii) such patronage refunds or distributions shall be payable directly for the account of Borrower. Each Farm Credit Bank reserves the right to assign or sell participations in all or any part of its outstanding Loans hereunder in accordance with Section 9.5 to one or more assignees or purchasers that would not be expected to make patronage distributions to Borrowers on a going forward basis that are consistent with (or better than) those that Borrowers could reasonably have expected to have received from such transferring Farm Credit Bank; provided that if Borrowers’ consent to such assignment by such Farm Credit Bank is required pursuant to Section 9.5, the parties hereto agree that, solely with respect to Borrowers’ ability to reasonably withhold such consent because of an expected reduction in patronage distributions to Borrowers (it being understood and agreed that Borrowers may have another basis for reasonably withholding consent to such transfer), (A) if the transferring Farm Credit Bank has not delivered a Farm Credit Bank Transfer Certificate (as defined below) to Borrowers, then Borrowers may withhold their consent to such assignment or sale in its sole discretion (and in such case, Borrowers shall be deemed to have acted reasonably), and (B) if the transferring Farm Credit Bank has delivered a Farm Credit Bank Transfer Certificate to Borrowers, then Borrowers may not withhold their consent to such assignment or sale (and any such withholding of consent shall be deemed unreasonable). For purposes hereof, “Farm Credit Bank Transfer Certificate” means a certificate executed by an officer of the transferring Farm Credit Bank and certifying to Borrowers that such transferring Farm Credit Bank has used commercially reasonable efforts to consummate the relevant assignment or sale of a participation with another Person that would be expected to make patronage distributions to Borrowers on a going forward basis that are consistent with (or better than) those that Borrowers could reasonably have expected to have received from such transferring Farm Credit Bank.
    Each party hereto acknowledges that each Farm Credit Bank has a statutory first-priority Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all Farm Credit Equities of such Farm Credit Bank that Borrowers may now own or hereafter acquire, which statutory Lien shall be for such Farm Credit Bank’s sole and exclusive benefit. The Farm Credit Equities of a particular Farm Credit Bank shall not constitute security for the Obligations due to any other Lender. To the extent that any of the Loan Documents create a Lien on the Farm Credit Equities of a Farm Credit Bank or on patronage accrued (but not yet paid) by such Farm Credit Bank for the account of Borrowers, such Lien shall be for such Farm Credit Bank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the Farm Credit Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, a Farm Credit Bank may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement. Borrowers acknowledge that any corresponding tax liability associated with such application is the sole responsibility of Borrowers. No Farm Credit Bank shall have an obligation to retire the Farm Credit Equities of such Farm Credit Bank upon any Event of Default, Default or any other default by Borrowers or any other Loan Party, or at any other time, either for application to the Obligations or otherwise.
10.28    Waiver of Borrowers’ Rights Under Farm Credit Law. Borrowers acknowledge and agree that, to the extent the provisions of the Agricultural Credit Act of 1987, including, without limitation, 12 U.S.C. §§2199 through 2202e, and the implementing Farm Credit Administration regulations, 12 C.F.R. §617.7000, et seq. (collectively, the “Farm Credit Law”) apply to Borrowers or to the transactions contemplated by this Agreement, Borrowers, to the extent permitted by law, hereby irrevocably waives all statutory or regulatory rights of a borrower under the Farm Credit Law including without limitation, all rights to disclosure of effective interest rates, differential interest rates, review of credit decisions, distressed loan restructuring, and rights of first refusal (together with all other rights under the Farm Credit Law, “Borrower Rights”). Borrowers acknowledge and agree that the waiver of Borrower Rights provided by this Section is knowingly and voluntarily made after Borrowers have consulted with legal counsel of their choice and have been represented by counsel of their choice in connection with the negotiation of this Agreement and the waiver of Borrower Rights set forth in this Section. Borrowers acknowledge that their waiver of Borrower Rights set forth in this Section is based on their recognition that such waiver is material to induce commercial banks and other non-Farm Credit System institutions (as defined under Farm Credit Law) to participate in the extensions of credit contemplated by this Agreement and to provide extensions of credit to Borrowers. Nothing contained in this Section, nor the delivery to Borrowers of any summary of any rights under, or any notice pursuant to, the Farm Credit Law shall be deemed to be, or be construed to indicate, the determination or agreement by Borrowers, Agent, or any Lender that the Farm Credit Law, or any rights thereunder, are or will be applicable to Borrowers or to the transactions contemplated by this Agreement. It is the intent of Borrowers that the waiver of Borrower Rights contained in this Section complies with and meets all of the requirements of 12 C.F.R. §617.7010(c)..
SECTION 11    COLLATERAL AND SECURITY INTEREST; GUARANTY.
11.1    Grant of Security Interest.
(a)    Grant of Lien in the Collateral. To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, each Restricted Loan Party hereby grants to Agent, for the benefit of the Secured Parties, a security interest in and pledges and assigns to Agent, for the benefit of the Secured Parties the following properties, assets, and rights of such Restricted Loan Party, wherever located, whether such Restricted Loan Party now has or hereafter acquires an ownership or other interest or power to transfer (all being collectively referred to as the “Collateral”):
(i)    all:
(A)    Accounts;
(B)    Inventory;
(C)    Commercial Tort Claims, including those specified on Schedule 11.1(a), as such Schedule may be updated from time to time;
(D)    Investment Accounts and cash and other monies and property of any Loan Party;
(E)    Documents;
(F)    Equipment;
(G)    General Intangibles;
(H)    Goods;
(I)    Instruments;
(J)    Chattel Paper;

(K)    Investment Property (excluding any Equity Interests issued by any Loan Party or any Loan Party’s Subsidiaries);
(L)    Letter-of-Credit Rights and Supporting Obligations;
(M)    Subsidiary Loan Agreements and Subsidiary Loan Documents, all payments thereon or with respect thereto, and all rights and remedies of GP Finco with respect thereto;
(ii)    all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon;
(iii)    all insurance policies covering any or all of the foregoing (regardless of whether Agent is the loss payee, lender’s loss payee or otherwise thereof); and
(iv)    to the extent not otherwise included, all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, supporting obligations and guarantees given by any Person with respect to any of the foregoing;
(b)    Borrowers Remain Liable. Anything herein to the contrary notwithstanding: (i) Borrowers shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of their duties and obligations thereunder to the same extent as if this Agreement or the other Loan Documents had not been executed; (ii) the exercise by Agent of any of the rights under this Agreement or the other Loan Documents shall not release any Borrowers from any of its duties or obligations to the parties under the contracts and agreements included in the Collateral; (iii) neither Agent nor any Lender shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or the other Loan Documents, nor shall Agent nor any Lender be obligated to perform any of the obligations or duties of any Borrower thereunder or to take any action to collect or enforce any claim for payment assigned under this Agreement or the other Loan Documents; and (iv) neither Agent nor any Lender shall have any liability in contract or tort for any Borrower’s acts or omissions.
(c)    Endorsement; Insurance Claims. Each Borrower hereby constitutes and appoints Agent and all Persons designated by Agent for that purpose as such Borrower’s true and lawful attorney-in-fact, with power in the place and stead of such Borrower and in the name of such Borrower (a) to endorse such Borrower’s name to any of proceeds of Collateral that come into Agent’s possession or under Agent’s control, including without limitation, with respect to any drafts, Instruments, Documents and Chattel Paper, and (b) to obtain, adjust and settle insurance claims, which are required to be paid to Agent. Each Borrower hereby ratifies and approves all acts of Agent made or taken pursuant to this Section. Both the appointment of Agent as each Borrower’s attorney and Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Revolving Loan Commitments hereunder shall be in effect and until payment in full, in cash, of all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of all Lender Letters of Credit (or other arrangement acceptable to the issuer thereof in writing).
11.2    Collateral Warranties and Covenants.

(a)    Accounts Warranties and Covenants.
(i)    With respect to each Restricted Loan Party’s Accounts (in each case, except as otherwise disclosed to Agent in writing): (i) at the time of its creation, to the knowledge of such Restricted Loan Party, such Account is a valid, bona fide obligation, representing an undisputed indebtedness incurred by the Account Debtor (and any other Person obligated on such Account) for property actually sold and delivered or for services completely rendered; (ii) to the knowledge of such Restricted Loan Party there are no defenses, setoffs, offsets, claims, or counterclaims, genuine or otherwise, against such Account (other than those arising in the ordinary course of business or otherwise being contested by a Loan Party); (iii) such Account does not represent a sale to a Subsidiary, or a consignment, sale or return or a bill and hold transaction; (iv) the amount represented by any Loan Party to Agent as owing by each Account Debtor (and by each of the other Persons obligated on such Account) is, or will be, the correct amount actually and unconditionally owing, and no agreement exists permitting any other deduction or discount; (v) the applicable Restricted Loan Party is the lawful owner of such Account and has the right to assign the same to Agent, for the benefit of Agent and the Secured Parties; (vi) such Account is free of all Liens, other than those in favor of Agent, for the benefit of itself and the other Secured Parties, and other Permitted Encumbrances; and (vii) to the Knowledge of such Restricted Loan Party such Account constitutes, the legally valid and binding obligation of the applicable Account Debtor (and any other Person obligated on such Account) and is due and payable in accordance with its terms.
(ii)    Each Restricted Loan Party shall use its reasonable efforts consistent with past business practices to assure prompt payment of all amounts due or to become due under Accounts. During the continuation of an Event of Default and upon written notice from Agent to GP Finco: (i) no Restricted Loan Party shall, without the prior consent of Agent, adjust, settle or compromise the amount or payment of any Account if such adjustment would be greater than $100,000, or release wholly or partly any Account Debtor (or any other Person obligated on such Account), or allow any credit or discount thereon in an amount greater than $100,000, and (ii) with respect to each Account of the Restricted Loan Parties, Agent shall have the right from time to time at Agent’s discretion (A) to exercise the rights of the applicable Restricted Loan Party with respect to the obligations of any Account Debtor or any other Persons obligated on any such Account to make payment or otherwise render performance to the applicable Restricted Loan Party, and with respect to any property that secures the obligations of any such Account Debtor or any such other Person obligated on such Account; and (B) to adjust, settle or compromise the amount or payment of any such Account or release wholly or partly any Account Debtor or obligor thereunder or allow any credit or discount thereon.
(iii)    At any time following the occurrence of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Restricted Loan Parties’ Accounts to any and all customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect such Accounts, take possession of the Collateral, or both. Agent’s actual collection expenses shall be included as part of the Obligations.
(iv)    Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Restricted Loan Parties’ Accounts, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (x) at any time: (A) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Borrower’s name on any invoice, bill of lading or customs documentation relating to any of the Restricted Loan Parties’ Accounts or Inventory, drafts against customers, assignments and verifications of the Restricted Loan Parties’ Accounts; (C) to send verifications of the Restricted Loan Parties’ Accounts to any customer; (D) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (y) at any time following the occurrence of a Default or Event of Default: (A) to demand payment of the Restricted Loan Parties’ Accounts; (B) to enforce payment of the Restricted Loan Parties’ Accounts by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Restricted Loan Parties’ Accounts and any other Collateral; (D) to settle, adjust, compromise, extend or renew the Restricted Loan Parties’ Accounts; (E) to settle, adjust or compromise any legal proceedings brought to collect the Restricted Loan Parties’ Accounts; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Restricted Loan Parties’ Accounts; and (H) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.
(v)    Neither Agent nor any other Secured Party shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Restricted Loan Parties’ Accounts or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence of an Event of Default or Default Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Restricted Loan Parties’ Accounts or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence of an Event of Default or Default the return of the goods represented by any of the Restricted Loan Parties’ Accounts, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrowers’ liability hereunder.
(b)    Inventory Warranties and Covenants.
(i)    Except as otherwise disclosed to Agent in writing, all of the Restricted Loan Parties’ Inventory that is included in the determination of the Collateral Formula Amount at any time is of good and merchantable quality, free from any material defects. All such Inventory shall at all such times be segregated from the inventory and goods of Persons who are not Restricted Loan Parties and shall be separately and conspicuously identified as Inventory of the Restricted Loan Parties.
(ii)    In the event that any Inventory with a value in excess of $1,000,000 in the aggregate becomes the subject of a negotiable or nonnegotiable warehouse receipt, said warehouse receipt shall be promptly delivered by the applicable Restricted Loan Party to Agent with such endorsements and assignments as are reasonably necessary or desirable to vest title and possession in the Agent. Provided that an Event of Default does not then exist and would not be created thereby, Agent shall return such warehouse receipts to the applicable Borrower within two (2) Business Days of the applicable Restricted Loan Party’s request therefor, but only for purposes of negotiation, delivery or exchange in the ordinary course of the Restricted Loan Parties’ business.
(c)    Equipment Warranties and Covenants. Each Restricted Loan Party has maintained all of the Equipment that is material to the Restricted Loan Party’s operations, and shall cause all such Equipment to be maintained, in good operating condition, repair and working order, ordinary wear and tear and casualty excepted, and shall promptly make or cause to be made all repairs, replacements, and other improvements in connection therewith that are necessary, in each case except where such failure would not reasonably be expected to result in a Material Adverse Effect. None of the Restricted Loan Parties’ Equipment (other than motor vehicles having an aggregate market value of less than $5,000,000, which have no Lien reflected on the titles related thereto) is covered by any certificate of title, and the Restricted Loan Parties shall promptly notify Agent to the extent any Restricted Loan Party obtains any Equipment (other than motor vehicles having a market value of less than $5,000,000 in the aggregate, which have no Lien reflected on the titles related thereto) covered by any certificate of title.
(d)    Chattel Paper Warranties and Covenants. To the extent any Restricted Loan Party holds or obtains any Chattel Paper with a face value in excess of $2,000,000, or the Restricted Loan Parties in hold or obtain Chattel Paper with an aggregate face value in excess of $5,000,000, the Restricted Loan Parties will promptly (i) deliver to Agent all Tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent and (ii) provide Agent with Control of all Electronic Chattel Paper, by having Agent identified as the assignee of the Records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of Control set forth in the UCC. Each Restricted Loan Party will also deliver to Agent all security agreements securing any such Chattel Paper and execute UCC financing statement amendments assigning to Agent any UCC financing statements filed by such Restricted Loan Party in connection with such security agreements. Each Restricted Loan Party will mark conspicuously all such Chattel Paper with a legend, in form and substance reasonably satisfactory to Agent, indicating that such Chattel Paper is subject to the Lien of Agent.
(e)    Instruments Warranties and Covenants. The Restricted Loan Parties will deliver to Agent all Instruments with a face value in excess of $20,000,000, with respect to Instruments comprised solely of letters of credit, or $500,000 with respect to other Instruments, they hold or obtain duly, in each case, endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent. The Restricted Loan Parties will also deliver to Agent all security agreements securing any such Instruments and authorize the filing by Agent of UCC financing statement amendments assigning to Agent any UCC financing statements filed by any Restricted Loan Party in connection with such security agreements. If, at any time, the Restricted Loan Parties hold or obtain Instruments with a face value in the aggregate in excess of $2,000,000 (excluding letters of credit), the Restricted Loan Parties will deliver to Agent Instruments duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent such that the aggregate face value of the Instruments held by the Restricted Loan Parties and not so delivered shall be less than or equal to $2,000,000 (excluding letters of credit).
(f)    Investment Property Warranties and Covenants. The Restricted Loan Parties will take any and all actions reasonably requested by Agent from time to time, to (i) cause Agent to obtain exclusive Control of any Investment Property (excluding any Equity Interests issued by any Loan Party or any Loan Party’s Subsidiaries) with a value in excess of $2,000,000, in a manner reasonably acceptable to

Agent and (ii) obtain from any issuers of such Investment Property and such other Persons, for the benefit of Agent, written confirmation of Agent’s Control over such Investment Property upon terms and conditions reasonably acceptable to Agent.
(g)    Letters of Credit Warranties and Covenants. The Restricted Loan Parties will deliver to Agent, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent, (i) any Letter of Credit which the Borrowers are relying on to meet the eligibility requirements for any Account included in the Borrowing Base or the Collateral Formula Amount and (ii) any other individual Letter of Credit with a face amount of more than $15,000,000 (or such greater amount as agreed to by the Agent in its sole discretion) under which any of the Restricted Loan Parties is the beneficiary or is otherwise entitled to draw thereunder. The Restricted Loan Parties will also deliver to Agent all security agreements securing any such Letters of Credit and execute UCC financing statement amendments assigning to Agent any UCC financing statements filed by any Restricted Loan Party in connection with such security agreements. The Restricted Loan Parties will take any and all actions necessary (or reasonably required or requested by Agent), from time to time, to cause Agent to obtain exclusive Control of any Letter-of-Credit Rights owned by the Restricted Loan Parties (or any of them) in a manner reasonably acceptable to Agent.
(h)    [Reserved].
(i)    Commercial Tort Claims Warranties and Covenants. Except for matters disclosed on Schedule 11.2(i), no Restricted Loan Party owns any Commercial Tort Claims (other than any Commercial Tort Claim with a value of less than $2,000,000 as reasonably determined by the Restricted Loan Parties in good faith). The Restricted Loan Parties shall advise Agent promptly upon any Restricted Loan Party becoming aware that it owns any additional Commercial Tort Claims (other than a Commercial Tort Claim with a value of less than $2,000,000 as reasonably determined by such Restricted Loan Party in good faith). With respect to any such new Commercial Tort Claim, the applicable Restricted Loan Party will execute and deliver such documents, and authorize the filling of such UCC financing statements, as Agent deems necessary or advisable to create, perfect and protect Agent’s security interest in such Commercial Tort Claim.
(j)    Investment Accounts; Bank Accounts Warranties and Covenants. As of the Closing Date, Schedule 11.2(j) sets forth the account numbers and locations of all Investment Accounts or other bank accounts of each Restricted Loan Party and the nature of such accounts. Subject to Section 5.14, all Investment Accounts of the Restricted Loan Parties (other than (i) any Deposit Account used solely to make payroll, tax, or employee benefits payments, (ii) Deposit Accounts with an aggregate daily balance (determined at the close of business on each day) not in excess of $1,000,000, (iii) any zero balance accounts and (iv) any trust accounts (the Investment Accounts described in clauses (i) through (iv), the “Excluded Accounts”)) are subject to Control Agreements, in each case, in form and substance reasonably satisfactory to Agent in its good faith credit judgment, executed by and among Agent, the applicable Restricted Loan Parties and financial institutions, Securities Intermediaries, or Commodity Intermediaries with respect to such Investment Accounts.
(k)    Subsidiary Loan Documents Warranties and Covenants. Subject to the time period set forth in Section 5.14(e):
(i)    The Restricted Loan Parties have delivered to Agent, for each Borrower (other than GP Finco) party hereto, true and correct copies of the Subsidiary Loan Agreement and the related Subsidiary Loan Documents between such Borrower and GP Finco. Such Subsidiary Loan

Documents have not been amended or modified, and no provisions thereof have been waived, except as consented to by Agent in writing.
(ii)    The Restricted Loan Parties shall take such actions as Agent may reasonably request from time to time to (x) ensure that the Obligations are secured by a perfected security interest in all of the Subsidiary Loan Documents and (y) during the continuation of an Event of Default, assist with or otherwise facilitate Agent’s exercise of any rights or remedies with respect to the Subsidiary Loan Documents. Each Borrower hereby acknowledges Agent’s security interest in all of GP Finco’s rights and remedies under its respective Subsidiary Loan Documents and acknowledges and agrees that Agent may, during the continuation of an Event of Default, exercise such remedies with respect to such Subsidiary Loan Documents as are provided for hereunder, under any other Loan Document or by applicable law.
(l)    Landlords; Bailees. Except as disclosed on Schedule 11.2(l), none of the Collateral is in the possession of any landlord, consignee, bailee, warehouseman, agent or processor. Subject to Section 5.14, each Restricted Loan Party shall (x) deliver to Agent collateral access agreements, in form and substance reasonably satisfactory to Agent, executed by each landlord, consignee, bailee, warehouseman, agent or processor in possession, in each case, that is an Affiliate of Holdings, of any of Collateral and (y) use commercially reasonable efforts to deliver to Agent collateral access agreements, in form and substance reasonably satisfactory to Agent, executed by each other landlord, consignee, bailee, warehouseman, agent or processor in possession of any of Collateral with a value in excess of $2,000,000. In addition, and without limiting the foregoing, the Restricted Loan Parties shall use commercially reasonably efforts to deliver such collateral access agreements as shall be necessary for the aggregate value of all Collateral held by landlords, consignees, bailees, warehousemen, agents or processors not party to such a collateral access agreement does not exceed $5,000,000.
(m)    Cash Management.
(i)    All proceeds of the Collateral shall be deposited by Borrowers into a Collateral Account; and
(ii)    During any Borrowing Base Period, except as otherwise agreed by the Requisite Lenders, (A) Agent shall have full and exclusive dominion and control over all of Borrowers’ Deposit Accounts (other than Excluded Accounts), and (B) on each Business Day during such Borrowing Base Period, all funds credited to any Collateral Account on the immediately preceding Business Day shall be applied to prepay any Obligations outstanding at such time.
(n)    Collateral Description; Use of Collateral. The Restricted Loan Parties will furnish to Agent, from time to time upon Agent’s reasonable request, schedules further identifying, updating, and describing the Collateral and such other information, reports and evidence concerning the Collateral, as Agent may reasonably request, all in reasonable detail. No Restricted Loan Party will use or permit any Collateral to be used unlawfully or in violation of any provision of applicable law, or any policy of insurance covering any of the Collateral except where such use would not reasonably be expected to result in a Material Adverse Effect.
(o)    Collateral Records. The Restricted Loan Parties shall keep full and accurate books and records relating to the Collateral and shall stamp or otherwise mark such books and records in such manner as Agent may reasonably request to indicate Agent’s Liens on the Collateral, for the benefit of Agent and the Secured Parties.

(p)    Federal Claims. None of the Collateral constitutes a claim against the United States of America, or any State or municipal government or any department, instrumentality or agency thereof, the assignment of which claim is restricted by law. The Restricted Loan Parties shall notify Agent of any Collateral which constitutes a claim against the United States of America, or any State or municipal government or any department, instrumentality or agency thereof, the assignment of which claim is restricted by law. Upon the request of Agent, Restricted Loan Parties shall take such steps as may be necessary to comply with any applicable federal assignment of claims laws and other comparable laws.
(q)    Agent Authorized. Each Restricted Loan Party hereby authorizes Agent to file such financing or continuation statements, and amendments thereto (or similar documents required by any laws of any applicable jurisdiction), relating to all or any part of the Collateral as Agent deems reasonably advisable, in each case without the signature of any Restricted Loan Party, and hereby specifically ratifies all such actions previously taken by Agent.
11.3    Joinder of Borrowers; Guaranty; Nature and Extent of Each Loan Party’s Liability
(a)    Subsidiary Borrower Joinder. At the request of GP Finco from time to time after the Closing Date, one or more Subsidiaries of Holdings, including those Subsidiaries set forth in Schedule 11.3, may, subject to the terms hereof, become a “Borrower” under this Agreement and the other Loan Documents. Any such Subsidiary shall immediately and automatically become a “Borrower” hereunder and under the other Loan Documents upon Agent’s determination that such Subsidiary and GP Finco have satisfied the Subsidiary Borrower Conditions with respect to such Subsidiary.
(b)    Guaranty; Joint and Several Liability of Loan Parties. Each Loan Party agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and the Lenders the prompt payment and performance of, all Obligations. Each Loan Party agrees that its guaranty obligations as a Guarantor hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Loan Party is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section 11.3) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Loan Party; (v) any election by Agent or any Lender in a bankruptcy or other insolvency proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code of the United States (or the equivalent under any other Debtor Relief Laws); (vi) any borrowing or grant of a Lien by any other Loan Party, as debtor-in-possession under Section 364 of the Bankruptcy Code (or the equivalent under any other Debtor Relief Laws) or otherwise; (vii) the disallowance of any claims of Agent or any Lender against any Loan Party for the repayment of any Obligations under Section 502 of the Bankruptcy Code of the United States (or the equivalent under any other Debtor Relief Laws) or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except the payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

(c)    Waivers by Loan Parties.
(i)    Each Loan Party hereby expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or the Lenders to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Loan Party. Each Loan Party waives all defenses available to a surety, guarantor or accommodation co-obligor other than the payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Loan Party. It is agreed among each Loan Party, Agent and the Lenders that the provisions of this Section 11.3 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans. Each Loan Party acknowledges that its guaranty pursuant to this Section 11.3 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(ii)    Agent and the Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon all or any portion of the Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 11.3. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Loan Party or other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Loan Party consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Loan Party might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Loan Party shall not impair any Loan Party’s obligation to pay the full amount of the Obligations. Each Loan Party waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure (where applicable) with respect to any security for Obligations, even though that election of remedies may destroy such Loan Party’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 11.3, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
(d)    Extent of Liability of Loan Parties; Contribution.
(i)    Notwithstanding anything herein to the contrary, each Loan Party’s liability under this Section 11.3 shall not exceed the greater of (i) all amounts for which such Loan Party is primarily liable, as described below, and (ii) such Loan Party’s Allocable Amount.
(ii)    If any Loan Party makes a payment under this Section 11.3 of any Obligations (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Loan Party, exceeds the amount that such Loan Party would otherwise have paid if each other Loan Party had paid the aggregate Obligations satisfied by such Guarantor

Payments in the same proportion that such Loan Party’s Allocable Amount bore to the total Allocable Amounts of all Loan Parties, then such Loan Party shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Loan Party for the amount of such excess, ratably based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Loan Party shall be the maximum amount that could then be recovered from such Loan Party under this Section 11.3 or any other Guaranty without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any other applicable Debtor Relief Law or similar common law.
(iii)    Section 11.3(c) shall not limit the liability of any Loan Party to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Loan Party) and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Loan Party shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their reasonable discretion, to condition Loans upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans to a Borrower based on that calculation.
(e)    Release of Guarantors. Notwithstanding anything in Section 9.4 to the contrary, any Subsidiary Guarantor shall automatically be released from its obligations hereunder (a) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Subsidiary of a Borrower and/or (b) upon the payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted). In connection with any such release, Agent shall promptly execute and deliver to the Borrowers or the relevant Guarantor all documents that may be reasonably requested to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 11.3(e) shall be without recourse to or warranty by Agent (other than as to Agent’s authority to execute and deliver such documents).
(f)    Joint Enterprise. Each Loan Party has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance the Loan Parties’ business most efficiently and economically. The Loan Parties’ business is a mutual and collective enterprise, and the successful operation of each Loan Party is dependent upon the successful performance of the integrated group. Loan Parties believe that consolidation of their credit facility will enhance the borrowing power of each Loan Party and ease administration of the facility, all to their mutual advantage. The Loan Parties acknowledge that Agent’s and the Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to the Loan Parties and at the Loan Parties’ request.
(g)    Subordination. Each Loan Party hereby expressly and irrevocably subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted). Each Loan Party acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Loan Party’s liability hereunder or the enforceability of this Section 11.3, and that Agent, Lenders and their respective successors and assigns are intended third-party beneficiaries of the waivers and agreements set forth in this Section 11.3.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

GREEN PLAINS INC., an Iowa corporation

By:
Name:
Title:

GREEN PLAINS FINANCE COMPANY LLC, a Delaware limited liability company

By:
Name:
Title:

GREEN PLAINS GRAIN COMPANY LLC, a Delaware limited liability company

By:
Name:
Title:

GREEN PLAINS TRADE GROUP LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page to
Loan and Security Agreement

ING CAPITAL LLC,
as Agent, Sole Lead Arranger, Sole Bookrunner and a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page to
Loan and Security Agreement

[LENDER],
as a Lender

By:
Name:
Title:

Address for notice:

[__]

Signature Page to
Loan and Security Agreement

Rider A
REPORTING RIDER
This Reporting Rider is attached to and made a part of that certain Loan and Security Agreement, dated as of March 25, 2022 (the “Loan Agreement”), by and among Green Plains Inc., an Iowa corporation, Green Plains Finance Company LLC, a Delaware limited liability company, Green Plains Grain Company LLC, a Delaware limited liability company, Green Plains Trade Group LLC, a Delaware limited liability company, the other Loan Parties from time to time party thereto, the financial institutions from time to time party thereto as “Lenders” and ING Capital LLC, as agent. Capitalized terms used but not defined in this Reporting Rider shall have the meanings assigned to them in the Loan Agreement.
The Loans Parties covenant and agree that, until the Obligations shall have been paid in full in cash and the Revolving Loan Commitments shall have been irrevocably terminated, the Loan Parties shall perform, and shall cause each Subsidiary of a Restricted Loan Party to:
(a)    Annual Financial Statements. Furnish Agent within one hundred twenty (120) days after the end of each Fiscal Year of Holdings, (i) audited financial statements of Holdings and its Subsidiaries on a consolidated basis, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current Fiscal Year to the end of such Fiscal Year and the balance sheet as at the end of such Fiscal Year, and (ii) financial statements of Borrowers on a consolidating basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current Fiscal Year to the end of such Fiscal Year and the balance sheet as at the end of such Fiscal Year all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification (other than with respect to any impending maturity date of Indebtedness for borrowed money or any actual or potential violation of a financial covenant with respect to any Indebtedness) by Holdings’ Accountants.
(b)    Monthly Financial Statements. Furnish Agent within thirty (30) days (or forty-five days with respect to the third month in any fiscal quarter) after the end of each of each month, an unaudited balance sheet of Borrowers and unaudited statements of income and cash flow for Holdings and its Subsidiaries, in each case, reflecting results of operations from the beginning of the Fiscal Year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the business of Loan Parties. Each such balance sheet, statement of income and statement of cash flow shall: (i) be certified (subject to normal year-end audit adjustments) by a Responsible Officer of Holdings as having been prepared in accordance with GAAP (except for the absence of footnotes and normal year-end adjustments), consistently applied (except for those changes in GAAP that may be subsequently recommended by Borrowers’ independent public accountants); and (ii) commencing with March 31, 2023, set forth a comparison of the figures for (w) the current fiscal period and (x) the current year-to-date with the figures for (y) the same fiscal period and year-to-date period of the immediately preceding Fiscal Year.
(c)    Compliance Certificate. Together with delivery of each set of financial statements referenced in paragraphs (a) and (b) above, as applicable, deliver to Agent a Compliance Certificate, together with copies of the calculations and work-up employed to determine the Loan Parties’ compliance or noncompliance with the financial covenants set forth in the Financial Covenants Rider.
(d)    Collateral Reports.
Rider A - 1

(i)    Deliver to Agent, within twenty (20) days after the end of each month, as and for the prior month (i) a listing of accounts receivable counterparties, (ii) accounts receivable agings, and (iii) accounts payable agings.
(ii)    Deliver to Agent at such intervals as Agent may reasonably require: (i) copies of customer’s invoices and (ii) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require including, without limitation, trial balances and test verifications. All such reports and other items required under this clause (d) shall be in form and substance satisfactory to Agent in its Permitted Discretion, and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.
(iii)    Not later than two (2) Business Days after any Borrowing Base Trigger Event, and thereafter, concurrently with the delivery of each set of financial statements referenced in paragraphs (a) and (b) above during a Borrowing Base Period, deliver to Agent a Borrowing Base Certificate.
(e)    Government Accounts. Notify Agent promptly if any of its Accounts arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.
(f)    Material Occurrences. Promptly notify Agent in writing upon (x) during any time other than a Borrowing Base Period, any Loan Party obtaining knowledge that, as of any date of determination the Aggregate Revolving Credit Exposure on such date exceeds the Collateral Formula Amount if the Collateral Formula Amount were determined on any such date, or (y) the occurrence of (i) any Event of Default; (ii) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements and any Loan Party has Knowledge thereof; (iii) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the IRC, could subject any Loan Party to a tax imposed by Section 4971 of the IRC; and (iv) any other development in the business or affairs of any Loan Party which would reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.
(g)    Litigation. Promptly notify Agent in writing of: (i) any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case involves claims in excess of $5,000,000 or would reasonably be expected to have a Material Adverse Effect; and (ii) any material orders or judgments entered in any such proceedings so identified.
(h)    SEC Filings. Furnish Agent copies of all quarterly and annual reports filed with the Securities Exchange Commission promptly after the filing of the same.
(i)    Other Reports. Furnish Agent as and when reasonably requested by Agent any reports including management letters submitted to Borrowers or any other Loan Party by independent accountants in connection with any annual, interim or special audit.
Rider A - 2

(j)    Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of the Loan Documents have been complied with by Loan Parties including, without limitation and without the necessity of any request by Agent: (i) copies of all environmental audits and reviews, in which conditions, compliance matters or Environmental Claims have a reasonable possibility of resulting in a Material Adverse Effect; (ii) at least thirty (30) days prior written notice of any material amendment to the organizational documents of any Loan Party; (iii) concurrently with the delivery of quarterly or annual financial statements as required hereunder, a certificate listing any registered intellectual property rights acquired by any Loan Party, and any Deposit Accounts opened by any Loan Party; (iv) within fifteen (15) Business Days after request by the Agent, to the extent applicable, true and correct copies of any filing made by any Loan Party with the Internal Revenue Service relating to its liability for income taxes or any annual tax and capital information (including on Form K-1) delivered to any equity owner of such Loan Party; and (v) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound, in each case to the extent such matter would reasonably be expected to have a Material Adverse Effect.
(k)    Projected Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements required under paragraph (a) above, Projections, including month-by-month projected operating budget, income statement, balance sheet and cash flow statement for Holdings and its Subsidiaries on a consolidated basis, for the Fiscal Year following the Fiscal Year then-most recently ended, such Projections to be accompanied by a certificate signed by a Responsible Officer of Borrowers to the effect that such Projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.
(l)    [Reserved].
(m)    Governmental Notices, Adverse Events. Furnish Agent with prompt notice of (i) any lapse or other termination of any consent, permit or license issued to any Loan Party by any Governmental Authority or any other Person that is necessary to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Authority or any other Person to renew or extend any such consent, permit or license; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Authority or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Agent or any Lender, and (iv) copies of any material notices and other communications from any Governmental Authority or Person which specifically relate to any Loan Party or the business of any Loan Party.
(n)    ERISA Notices and Requests. Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that would reasonably be expected to result in a liability to any Loan Party in excess of $1,000,000 or to have a Material Adverse Effect, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto.
(o)    Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in paragraphs (a) and (b) hereof, with a certificate signed by Responsible Officer of each Loan Party stating, to the best of his knowledge, that each Loan Party is in compliance in
Rider A - 3

all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health. To the extent any Loan Party is not in compliance with the foregoing laws in all material respects, the certificate shall set forth with specificity all areas of such non-compliance and the proposed action Loan Party will implement in order to achieve full compliance.
(p)    Delivery of Sustainability Documents. Furnish Agent, in sufficient copies for all the Lenders, and the Sustainability Structuring Agent as soon as the same is available (and in any event within one hundred fifty (150) days of the end of each calendar year (or such later date as the Sustainability Structuring Agent may agree in its sole discretion)) the KPI Metrics Report for that calendar year which shall, amongst other things, set out in reasonable detail information relating to compliance with each Key Performance Indicator (as applicable) and shall be signed by two Responsible Officer(s) of Holdings.
(q)    Indebtedness. Promptly deliver copies of all written notices given or received by such Loan Party with respect to noncompliance in any material respect with any term or condition related to any Indebtedness in excess of $10,000,000, and shall promptly notify Agent of any “event of default” (or similar) that occurs with respect to any Indebtedness.
(r)    Fundamental Changes. Give Agent at least thirty (30) days advance written notice of any: (a) change of name of any Restricted Loan Party, (b) change of principal place of business of any Restricted Loan Party (c) change in the location of any Restricted Loan Party’s books and records or the material portion of the Collateral, (d) new location for any Restricted Loan Party’s books and records or the material portion of the Collateral, or (e) change in any Restricted Loan Party’s state or other jurisdiction of organization or its organizational identification number.
(s)    Proceedings. Promptly upon any Borrower obtaining Knowledge of (a) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Restricted Loan Party or any property of any Restricted Loan Party not previously disclosed by such Restricted Loan Party to Agent or (b) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Restricted Loan Party or any property of any Restricted Loan Party which, in either such case, would reasonably be expected to result in a Material Adverse Effect, Borrowers will promptly give notice thereof to Agent (and Agent will promptly provide notice thereof to the Lenders) and provide such other information as may be reasonably available to enable Agent and its counsel to evaluate such matter.
(t)    Contractual Obligations. The Restricted Loan Parties shall promptly notify Agent (and Agent will promptly provide notice thereof to the Lenders) of (a) the occurrence of any material default or breach under any material contractual obligation of any Restricted Loan Party, (b) the termination of any material contractual obligation of any Restricted Loan Party, or (c) the amendment or modification of any material contractual obligation of any Restricted Loan Party which may be adverse to the Lenders, in each case where such default, termination or amendment would result in a Material Adverse Effect.
(u)    Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements, including any documents or agreements regarding the financial condition and operations of the Loan Parties, as Agent may, from time to time, reasonably request.

Rider A - 4

Rider B
FINANCIAL COVENANTS RIDER
This Financial Covenants Rider is attached to and made a part of that certain Loan and Security Agreement, dated as of March 25, 2022 (the “Loan Agreement”), by and among Green Plains Inc., an Iowa corporation, Green Plains Finance Company LLC, a Delaware limited liability company, Green Plains Grain Company LLC, a Delaware limited liability company, Green Plains Trade Group LLC, a Delaware limited liability company, the other Loan Parties from time to time party thereto, the financial institutions from time to time party thereto as “Lenders” and ING Capital LLC, as agent. Capitalized terms used but not defined in this Financial Covenant Rider shall have the meanings assigned to them in the Loan Agreement.
The Loan Parties covenant and agree that, until the Obligations shall have been paid in full in cash and the Revolving Loan Commitments shall have been irrevocably terminated:
(a)    Current Ratio. The Loan Parties shall not permit the Current Ratio as of last day of each calendar month, beginning with the month ending April 30, 2022, to be less than 1.00 to 1.00.
(b)    Debt to Capitalization Ratio. The Loan Parties shall not permit the Debt to Capitalization Ratio, as of last day of each calendar month, beginning with the month ending April 30, 2022, to be greater than 0.60 to 1.00.
(c)    Collateral Coverage Ratio. The Loan Parties shall not permit the Collateral Coverage Ratio as of last day of each calendar month, beginning with the month ending April 30, 2022, to be less than 1.20 to 1.00.

Rider B - 1